Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MARATHON ACQUISITION CORP.,

GSL HOLDINGS, INC.,

GLOBAL SHIP LEASE, INC.

AND

CMA CGM S.A.

DATED AS OF MARCH 21, 2008

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EXHIBITS

Exhibit A-1:	Registration Rights Agreement
Exhibit A-2:	Second Amended and Restated Asset Purchase Agreement
Exhibit A-3:	Amended and Restated Charter Agreement
Exhibit A-4:	Amended and Restated Ship Management Agreement
Exhibit A-5:	Transitional Services Agreement
Exhibit A-6:	Amended and Restated Global Expense Agreement
Exhibit A-7:	Amended and Restated Guarantees
Exhibit B:	Stockholders Agreement
Exhibit C:	Amended and Restated Articles of Incorporation
Exhibit D:	CMA Representation Letter

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of March 21, 2008, by and among:

•	Marathon Acquisition Corp., a Delaware corporation (“MAQ”);

•	GSL Holdings, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Merger Subsidiary”);

•	Global Ship Lease, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”); and

•	CMA CGM S.A., a société anonyme organized under the laws of France (“CMA”).

The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all Schedules and Exhibits hereto.

RECITALS

WHEREAS, the Company filed a registration statement with the SEC on Form F-1 for the registration of registered common shares under the Securities Act of 1933, as amended, to be offered in an initial public offering;

WHEREAS, in lieu of such initial public offering of the common shares of the Company, the Board of Directors of the Company and the Board of Directors of MAQ each deem it advisable and in the best interests of their respective companies and shareholders that MAQ, the Merger Subsidiary and the Company engage in a business combination in order to advance the long-term strategic business interests of MAQ and the Company;

WHEREAS, to effect such business combination, upon the terms and subject to the conditions set forth herein, MAQ will merge with and into the Merger Subsidiary with the Merger Subsidiary continuing as the surviving company and the Company will then merge with and into the Merger Subsidiary with the Merger Subsidiary continuing as the surviving company in the merger;

WHEREAS, MAQ, as the sole shareholder of the Merger Subsidiary, has approved the Migratory Merger (as defined below) and adopted this Agreement;

WHEREAS, CMA, as the sole shareholder of the Company, has approved the GSL Merger (as defined below) and adopted this Agreement;

WHEREAS, the parties contemplate that the cash portion of the merger consideration will be obtained from the amount disbursed to the Surviving Company from the Trust Fund (which amount is more completely described in Section 6.10);

WHEREAS, concurrent with the Closing, the Surviving Company and CMA (or the applicable affiliate of CMA) will enter into (i) a Registration Rights Agreement, dated as of the closing, in the form annexed hereto as Exhibit A-1, (ii) the Second Amended and Restated Asset Purchase Agreement in the form annexed hereto as Exhibit A-2 (the “Asset Purchase Agreement”), (iii) the Amended and Restated Charter Agreements in the form annexed hereto as Exhibit A-3 (the “Amended Charter Agreements”), (iv) the Amended and Restated Ship Management Agreement in the form annexed hereto as Exhibit A-4, (v) the Transitional Services Agreement in the form annexed hereto as Exhibit A-5, (vi) the Amended and Restated Global Expense Agreement in substantially the form annexed hereto as Exhibit A-6 and (vii) the amended and restated guarantees executed and delivered by each of the Company and CMA in respect of certain obligations under the Amended Charter Agreements in substantially the form annexed hereto as Exhibit A-7 (collectively, the “CMA/GSL Transaction Agreements”);

WHEREAS, concurrent with the Closing, the Surviving Company, Marathon Founders LLC, a Delaware limited liability company, and CMA will be entering into a Stockholders Agreement (the “Stockholders Agreement” and, together with the CMA/GSL Transaction Agreements, the “Transaction Agreements”), dated as of the Closing, in the form annexed hereto as Exhibit B;

WHEREAS, the Company has entered into a credit agreement dated December 10, 2007, as amended by Addendum No. 1, dated December 10, 2007, with the lenders listed therein (collectively, the “Credit Facility”), and has obtained agreements from such lenders to consent to certain changes thereto in order to permit and further the transactions contemplated hereby; and

WHEREAS, at the Effective Time, the Articles of Incorporation of the Merger Subsidiary as the surviving company of the GSL Merger shall be amended and restated in the form attached hereto as Exhibit C (the “Restated Articles”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in ARTICLE X, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE MERGER

1.1 The Mergers. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Delaware General Corporation Law (the “Delaware Law”) and the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”), MAQ shall merge with and into the Merger Subsidiary with the Merger Subsidiary continuing as the surviving company (the “Migratory Merger”). Immediately after the Migratory Merger, the Company shall merge with and into the Merger Subsidiary with the Merger Subsidiary continuing as the surviving company (the “GSL Merger” and, together with the Migratory Merger, the “Mergers). The Merger Subsidiary, as the surviving company after the GSL Merger is hereinafter referred to as the “Surviving Company”. After the Effective Time, the name of the Surviving Company shall be “Global Ship Lease, Inc.”

1.2 Effective Time of the Merger; Closing. As soon as practicable on the Closing Date (as defined below), (a) MAQ and the Merger Subsidiary (i) shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger with respect to the Migratory Merger (the “Certificate of Merger”), which Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the Delaware Law and (ii) shall file with a Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands (the “Marshall Islands Registrar”) duplicate originals of the articles of merger with respect to the Migratory Merger (the “Migratory Articles of Merger”), which Migratory Articles of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the BCA and (b) then the Company and the Merger Subsidiary shall file with the Marshall Islands Registrar duplicate originals of the articles of merger with respect to the GSL Merger (the “GSL Articles of Merger”), which GSL Articles of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the BCA. The GSL Merger shall become effective at such date and time as MAQ, CMA and the Company shall agree and shall be specified in the GSL Articles of Merger. As used in this Agreement, the term “Effective Time” shall mean the date and time when the GSL Merger becomes effective. Unless this Agreement has been terminated pursuant to Section 9.1, the closing of the Mergers (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in ARTICLE VII, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or electronic mail.

1.3 Effect of the Mergers. The Mergers shall have the effects set forth in the applicable provisions of the Delaware Law and the BCA.

1.4 Charter Documents; Directors and Officers.

(a) At the Effective Time, the Articles of Incorporation of the Merger Subsidiary shall be amended and restated in substantially the form attached hereto as Exhibit C and such Articles of Incorporation as so amended and restated shall be the Articles of Incorporation of the Surviving Company from and after the Effective Time, until thereafter amended in accordance with the terms thereof and applicable laws.

(b) MAQ, the Merger Subsidiary and the Company shall use their commercially reasonable best efforts to cause the Board of Directors of the Surviving Company (the “Surviving Board”) as of immediately following the Effective Time, and subject to compliance with any provisions contained in the Fundamental Documents of the Company and MAQ and any Legal Requirements, to consist initially of an odd number of members, each of whom shall serve upon the Effective Date of the GSL Merger until their successors have been duly elected. Prior to the Closing Date, MAQ will identify in writing the members of the Surviving Board. The officers of the Surviving Company as of immediately following the Effective Time shall be the officers of the Company who held such positions immediately prior to the Effective Time.

1.5 Effect on Shares.

(a) Subject to the terms and conditions of this Agreement, at the effective time of the Migratory Merger, by virtue of the Migratory Merger and this Agreement and without any action on the part of any party hereto, the following shall occur:

(i) Conversion of MAQ Shares. At the effective time of the Migratory Merger, other than any shares to be canceled pursuant to this Section 1.5(a), each share of common stock of MAQ issued and outstanding immediately prior to the effective time of the Migratory Merger shall be converted into the right to receive one share of common stock of the Merger Subsidiary.

(ii) Cancellation of Treasury Stock. At the effective time of the Migratory Merger, each share of common stock or other equity interest of MAQ held by the Company, MAQ, the Merger Subsidiary or any of their respective Subsidiaries immediately prior to the effective time of the Migratory Merger shall be canceled and extinguished without any conversion or payment in respect thereof.

(b) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the GSL Merger and this Agreement and without any action on the part of any party hereto, the following shall occur:

(i) Conversion of Company Shares. At the Effective Time, other than any shares to be canceled pursuant to this Section 1.5(b), all of the outstanding common shares of the Company shall be converted into the right for CMA to receive an aggregate of 7,844,600 shares of Class A Common Stock of the Surviving Company, 5,000,000 shares of Class B Common Stock of the Surviving Company and 12,375,000 shares of Class C Common Stock of the Surviving Company and US$66,570,135 in cash (the “Initial Cash Amount”), payable in accordance with Section 1.6.

(ii) Conversion of MAQ Shares. At the Effective Time, each share of common stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Class A Common Stock of the Surviving Company; provided that, of the shares to be received by Marathon Founders, LLC, and each of the outside directors of MAQ, a portion equaling 5,000,000 shares shall be Class B Common Stock, to be determined on a pro rata basis based on the shareholdings of MAQ Common Stock held by each of Marathon Founders, LLC and the outside directors of MAQ, as of the date of this Agreement.

(iii) Cancellation of Treasury Stock. At the Effective Time, each share of common stock or other equity interest of the Company or the Merger Subsidiary held by the Company, MAQ, the Merger Subsidiary or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

1.6 Payment of Initial Cash Amount. At the Effective Time, the Surviving Company shall direct The Bank of New York, as the Account Agent under the Trust Account Agreement, to cause the Initial Cash Amount to be disbursed from the Trust Fund by wire transfer on the Closing Date in immediately available federal funds directly to the account or accounts specified by CMA in writing to MAQ prior to the Closing Date, without any form of set-off, counterclaim, condition or fee, and clear of any tax deduction.

1.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property rights, privileges, powers and franchises of the Company and MAQ, the officers and directors of the Surviving Company, in the name and on behalf of MAQ and the Company, will take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

CMA and the Company jointly and severally represent and warrant to MAQ and the Merger Subsidiary as set forth below in this Article II:

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has the power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Fundamental Documents of the Company, as amended and currently in effect, have been heretofore delivered to MAQ or MAQ’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

2.2 Subsidiaries.

(a) The Company does not have any direct or indirect Subsidiaries other than those listed in Schedule 2.2(a). Except for the Subsidiaries so listed, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

(b) Each Subsidiary of the Company that is a corporation, limited partnership or limited liability company is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its state of incorporation or organization (as listed in Schedule 2.2(a)) and has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Fundamental Documents of each Subsidiary of the Company, as amended and currently in effect, have been heretofore delivered to MAQ or MAQ’s counsel.

(c) Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation, limited partnership or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2(c).

2.3 Capitalization.

(a) The authorized Equity Interests of the Company consists solely of (i) 100,000,000 registered common shares, par value US$0.01 per share, of which 100 shares are issued and outstanding and owned beneficially and of record by CMA, and (ii) 5,000,000 registered preferred shares, par value US$0.01 per share, of which none are issued or outstanding.

(b) The authorized and outstanding Equity Interests of each Subsidiary of the Company is as set forth in Schedule 2.3(b). Except as set forth on Schedule 2.3(b), the Company owns all of the outstanding Equity Interests of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries.

(c) All outstanding Equity Interests of the Company and its Subsidiaries (i) are validly issued, fully paid and non-assessable and (ii) have been issued in compliance with all Legal Requirements and all Company Contracts.

(d) Except as set forth in Schedule 2.3(d), there are no Commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such Commitment.

(e) Except as contemplated by this Agreement or as set forth in Schedule 2.3(e), there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company is bound, with respect to any Equity Interest of the Company or any of its Subsidiaries.

(f) No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as described in the Registration Statement (excluding the exhibits thereto); all dividends and other distributions declared and payable on the shares of Common Stock of the Company and on the capital stock of each Subsidiary may be declared and paid without the necessity of obtaining any consents, approvals, authorizations, orders licenses, registrations, clearances and qualifications of or with any Governmental Entity or any stock exchange authorities in their respective jurisdictions of incorporation.

2.4 Authority Relative to this Agreement.

(a) The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger).

(b) The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary action on the part of the Company.

(c) This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Fundamental Documents of the Company or the Company’s Subsidiaries, (ii) conflict with or violate any Legal Requirements applicable to the Company or the Company’s Subsidiaries, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, redemption or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Contract, including any “change in control” or similar provision of any Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including lenders and lessor), except (i) for appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is licensed or qualified to do business, including the filing by the Company of the GSL Articles of Merger with the Marshall Islands Registrar, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5, (iv) any consents, approvals, authorizations, filings or exemptions in connection with compliance with the rules of the American Stock Exchange (“AMEX”) or any other national securities exchange, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.6 Compliance.

(a) Neither the Company nor any of its Subsidiaries is in breach or violation of, or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any Indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such Indebtedness under), (i) its Fundamental Documents, (ii) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of Indebtedness, or any license, lease, contract or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, (iii) any Legal Requirements, (iv) any rule or regulation of any Governmental Entity, or (v) any Order applicable to it or any of its properties, except in the case of the foregoing clauses (ii), (iii), (iv) and (v) as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company.

(b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “Foreign Corrupt Practices Act”).

(c) No action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries or any of the Vessels with respect to the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, is pending, or to the Company’s or CMA’s knowledge, threatened.

(d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

2.7 Financial Statements.

(a) The Company has made available to MAQ the Carve-Out Financial Statements and the Company Financial Statements, together with the related notes and schedules, included in the Registration Statement (the “Financial Statements”).

(b) The Financial Statements related to the Predecessor present fairly in all material respects the consolidated financial position of the Predecessor as of the dates indicated and the consolidated results of operations and, cash flows of the Predecessor and have been prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved, except that the unaudited interim financial statements were, are or will be subject to normal year-end adjustments which were not or are not expected to be material; and the Financial Statements related to the Company present fairly in all material respects the financial position of the Company as of the date indicated and have been prepared in conformity with U.S. GAAP. The Financial Statements included in the Registration Statement were prepared in compliance with all material requirements of Form F-1 of the Securities Act.

(c) The total amount of outstanding Indebtedness of the Company and its Subsidiaries does not exceed US$582,000,000 and, as of June 30, 2008, the total amount of cash of the Company and its Subsidiaries shall be not less than US$4,000,000.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8, the Company and its Subsidiaries have no Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to financial statements prepared in accordance with U.S. GAAP, except: (i) Liabilities provided for in or otherwise disclosed in the most recent balance sheet included in the Company Financial Statements referenced in Section 2.7 or in the notes thereto, and (ii) such Liabilities arising in the Ordinary Course of the Company’s business since the date of such balance sheet, none of which would reasonably be expected to result in a Material Adverse Effect.

2.9 Absence of Certain Changes or Events. Since June 30, 2007, and except as set forth in Schedule 2.9, there has not been (i) any material adverse change in (A) the business, properties, management, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or the Predecessor, (B) the ability of any party to this Agreement or the other Transaction Agreements to consummate the transactions contemplated hereby or thereby or (C) the ability of any party to perform under this Agreement or any other Transaction Agreement, (ii) any transaction which is material to the Company and its Subsidiaries, taken as a whole, (iii) any obligation or Liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any Subsidiary, which is material to the Company and its Subsidiaries, taken as a whole, (iv) any change in the capital stock or outstanding indebtedness of the Company or any of its Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any of its Subsidiaries.

2.10 Litigation. There are no Proceedings pending or, to the knowledge of CMA or the Company, threatened to which the Company or any of its Subsidiaries or any of their respective directors or officers is or would be a party or of which any of their respective properties or any Vessel is or would be subject at law or in equity, before or by any Governmental Entity, except any such action, suit, claim, investigation or proceeding which, if resolved adversely to the Company or any Subsidiary, would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

2.11 Company Benefit Plans.

(a) Set forth in Schedule 2.11(a) is a true and complete list of the Employee Benefit Plans maintained, sponsored or contributed to by the Company or any of its Subsidiaries for the benefit of any current independent contractor or employee of the Company or any of its Subsidiaries (the “Company Plans”).

(b) Each Company Plan has been established and administered in accordance, in all material respects, with its terms and applicable Legal Requirements. Each Company Plan that is required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities. No Company Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or other U.S. Legal Requirements.

(c) Except as set forth in Schedule 2.11(c), the consummation of the transactions contemplated hereby (either alone or in connection with any termination of employment following the Closing) shall not (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefit due any such employee or officer, or (iii) require the Company or any of its Subsidiaries to fund any vehicle for the benefit of any of their respective employees.

2.12 Labor Matters. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) there is (A) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the knowledge of CMA or the Company, threatened and (B) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of CMA or the Company, threatened against the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, no union organizing activities are currently taking place concerning the employees of the Company or any of its Subsidiaries and (iii) to its knowledge, there has been no violation of any Legal Requirements relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws concerning the employees of the Company or any of its Subsidiaries.

2.13 Vessels; Property.

(a) Schedule 2.13(a) sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction, date of last special survey, capacity (gross tonnage or deadweight tonnage, as specified therein), hull type and date of last drydocking and details of any warranty claims for all of the vessels currently owned by the Company and its Subsidiaries (the “Vessels”). Each Vessel is owned directly by the applicable Subsidiary of the Company as set forth on Schedule 2.13(a) and such Subsidiary of the Company has good and marketable title to the applicable Vessel owned by it, free and clear of all Liens. Each Vessel listed on Schedule 2.13(a) is duly registered in the name of the Subsidiary that owns it under the laws and regulations and the flag of such Vessel’s flag state (as set forth on Schedule 2.13(a)) and no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable Vessel as against any charterer or third party.

(b) Except as set forth in Schedule 2.13(b), each Vessel is (i) adequate and suitable for use by the Company and its Subsidiaries in its business as presently conducted by it in all material respects; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) in the same condition in all material respects as such Vessel was at the time of receipt by the applicable Subsidiary of the Company, fair wear and tear excepted; (iv) insured against all material risks, and in amounts, consistent with common industry practices; (v) in compliance in all material respects with all applicable Legal Requirements, including, but not limited to MTSA, ISM and ISPS Codes; (vi) certified by a member of the International Association of Classification Societies to be in class, without condition or recommendation, free of average damage affecting such Vessel’s class and with classification certificates and national certificates, as well as all other certificates such Vessel had at the time of such inspection, valid and unextended without material condition or recommendation by a classification society and with an unexpired term of at least three (3) months, and (vii) free and clear of arrest and detention. To the Company’s knowledge, including by reason of classification society reports, any current condition of class or recommendation existing on any Vessel, or any current suspension of a Vessel from its class is set forth on Schedule 2.13(b).

(c) Except as set forth in Schedule 2.13(c), (i) there is no Contract, option or commitment or other right or understanding in favor of, or held by, any Person to acquire any Vessels and (ii) there is no material Liability, debt or obligation of or claim against any Vessel.

(d) Except as set forth in Schedule 2.13(d), since June 30, 2007, there has not been any material adverse change in any of the Vessels.

(e) Since June 30, 2007, (i) there has not been a material partial loss or total loss of or to any of the Vessels, whether actual or constructive, (ii) no Vessel has been arrested or requisitioned for title or hire and (iii) none of the Company and its Subsidiaries, as a whole, has sustained any material loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or Order.

(f) All the property described in the Registration Statement, if any, as being held under lease by the Company or any of its Subsidiaries is held thereby under valid, subsisting and enforceable leases.

2.14 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, provincial, local and foreign taxes, including without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property, severance, stamp, capital stock, environmental or windfall taxes, assessments, governmental charges, duties or other like assessments or charges of any kind whatsoever together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.14:

(i) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries by the Internal Revenue Code of 1986, as amended (the “Code”) or by applicable state, local or foreign Tax laws with any Tax authority prior to the date hereof have been timely filed. All Tax Returns filed by the Company or any of its Subsidiaries are true, correct and complete in all material respects. All Taxes due and payable of the Company and its Subsidiaries (whether or not reflected on any such Returns) have been timely paid in full.

(ii) Neither the Company nor any of its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Financial Statements (without taking into account any reserve for deferred taxes), whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may accrue on the Closing Date or have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the Ordinary Course, none of which is material to the business, results of operations or financial condition of the Company or any of its Subsidiaries.

(iii) There are no liens for Taxes with respect to any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

(iv) All Taxes that the Company and its Subsidiaries are required by Legal Requirement to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities or deposited in accordance with Legal Requirements.

(v) Neither the Company nor any Subsidiary has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the

Company or any of its Subsidiaries executed, or been requested to execute, any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney with respect to any Taxes has been executed or filed with any Tax authority by or on behalf of the Company or any of its Subsidiaries

(vi) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries by any Tax authority is in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

(vii) Neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority); (B) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income tax return; or (C) has any liability for Taxes of any person arising from the application of Treasury Regulation 1.1502-6 or any analogous provision of state, local or foreign law, or a transferee or successor, by contract or otherwise.

(viii) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Tax Period, as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

(ix) The Company has made available to MAQ for inspection complete and correct copies of all material Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired.

(x) Schedule 2.14 sets forth (i) each jurisdiction in which the Company or any Subsidiary joins, has joined or is or has been required to join for any taxable period ending after 2007 in the filing of any consolidated, combined or unitary Tax Return, and (ii) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such Tax Return.

(xi) Schedule 2.14 sets forth each state, county, local, municipal or foreign jurisdiction in which the Company or any of its Subsidiaries files, or is or has been required to file, a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any Taxes on a “nexus” basis at any time for a taxable period for which the relevant statutes of limitation have not expired.

(xii) At all times since its inception, the Company has been properly treated as a corporation for U.S. federal income tax purposes, and no actions have been taken which are inconsistent with this treatment. No election has been made with respect to the Company for it to be treated as a partnership or disregarded entity for U.S. federal income tax purposes.

(xiii) The Migratory Merger, the GSL Merger, and the transactions contemplated by the Asset Purchase Agreement are intended to be part of a plan or series of related transactions.

(xiv) The terms of the Merger Agreement and the Asset Purchase Agreement were determined through arms’ length negotiations between the managements of MAQ and CMA.

2.15 Environmental Matters. The Company and its Subsidiaries and their respective properties, assets and operations are in compliance with, and the Company and each of its Subsidiaries hold all permits, authorizations and approvals required under, Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company; there are no past or present events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the Company or any Subsidiary under, or to interfere with or prevent compliance by the Company or any Subsidiary with, Environmental Laws, in any such case, in a manner that is not materially reflected in current operating costs or budgeted capital expenditures which have been made available to MAQ; except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries (a) is the subject of any investigation, (b) has received any notice or claim, (c) is a party to or affected by any pending or, to the knowledge of CMA or the Company, threatened Proceeding, (d) is bound by any Order or (e) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below) (as used herein, “Environmental Law” means any Legal Requirement relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law).

2.16 Brokers; Third Party Expense. Except as to the advisor fees set forth in Schedule 2.16 (the “Broker Fees”), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. No Equity Interests of either the Company or any of its Subsidiaries are payable by the Company to any third party by the Company or any of its Subsidiaries as a result of the Mergers.

2.17 Agreements, Contracts and Commitments.

(a) Schedule 2.17(a) sets forth a true, complete and accurate list of all Material Company Contracts as of the date hereof.

(b) For purposes of this Agreement, the term “Company Contracts” shall mean all Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries are bound, subject or affected.

(c) For purposes of this Agreement, the term “Material Company Contracts” shall mean (x) each Company Contract (i) providing for payments in any calendar year to or by the Company or any of its Subsidiaries in excess of US$250,000 in the aggregate that is not terminable by the Company or its Subsidiaries without penalty or cost within thirty (30) days or less, or (ii) under which or in respect of which the Company or any of its Subsidiaries presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of US$250,000 and (y), without limitation of subclause (x), each of the following Company Contracts:

(i) any Company Contract which has the effect of restricting or limiting the Company or any of its Subsidiaries from freely engaging in any business or prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, including any non-competition, no disparagement and non-interference agreements;

(ii) any partnership agreement, limited liability company agreement, operating agreement, shareholder agreement or joint venture agreement or any agreement relating to the ownership, voting or disposal of any Equity Interests of any Person;

(iii) any Company Contract providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(iv) any Company Contract for the chartering or management of any Vessel;

(v) any Company Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Subsidiaries of any operating business or material assets or Equity Interests of any other Person;

(vi) any Company Contract obligating the Company to make payments, contingent or otherwise, arising out of the prior sale or acquisition of any business, assets or stock to or of any other Person;

(vii) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any interest (including a leasehold interest) in real property;

(viii) any Company Contract to which any Related Party of the Company is a party or to which any Related Party has an interest in or receives any benefit; and

(ix) any construction contract, purchase contract, operating agreement, management agreement, crewing agreement, contract of affreightment, financial lease, sale/leaseback, option contract and any contract that contains warranties, in each case as may be material to any Vessel.

(d) True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have provided to MAQ or MAQ’s counsel prior to the date of this Agreement.

(e) Except as set forth in Schedule 2.17(e), neither the Company (or its applicable Subsidiary) nor, to the knowledge of CMA or the Company, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to be have a Material Adverse Effect on the Company.

2.18 Insurance. Each subsidiary of CMA that owned a Vessel maintained, and the Company and each Subsidiary of the Company that currently owns a Vessel maintains, or has caused the technical manager of the Vessels to maintain for its benefit as of the date hereof and as of the date of each Vessel’s acquisition, insurance or a membership in a mutual protection and indemnity association covering its properties, operations, personnel and businesses as deemed adequate by such subsidiary of CMA, the Company or its Subsidiary, as the case may be; such insurance or membership insured, insures or will insure against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Vessels and, in the case of insurance or a membership maintained by or for the benefit of the Company and its Subsidiaries, their businesses; any such insurance or membership maintained by a subsidiary of CMA was fully in force until the time of sale of such Vessels to the Company and any such insurance or membership maintained by or for the benefit of the Company and its Subsidiaries was fully in force at the time of sale of such Vessels and will continue to be fully in force through the Effective Time; there are no material claims by a subsidiary of CMA, the Company or any of its Subsidiaries under any insurance policy or instrument as to which any insurance company or mutual protection and indemnity association is denying liability or defending under a reservation of rights clause; neither the Company nor any of its Subsidiaries is currently required to make any material payment, or is aware of any facts that would require the Company or any Subsidiary to make any material payment, in respect of a call by, or a contribution to, any mutual protection and indemnity association; and neither the Company nor any of its Subsidiaries has reason to believe that it will not be able to renew or cause to be renewed for its benefit any such insurance or membership in a mutual protection and indemnity association as and when such insurance or membership expires or is terminated.

2.19 Governmental Actions/Filings. Each of the Company and its Subsidiaries has all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals and has made all necessary filings required under any applicable Legal Requirement, and has obtained all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals from other Persons, in order to conduct their respective businesses and to own and operate the Vessels; neither the Company nor any of its Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, permits, franchises, registrations, authorizations, consent or approval or any Legal Requirements or any Order applicable to the Company or any of its Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

2.20 Related Party Transactions. Except as set forth in Schedule 2.20 or contemplated by this Agreement, any Transaction Agreement or the Registration Statement, since the date of the Registration Statement, no Related Party (i) has been a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company or any of its Subsidiaries (each such Contract or transaction, understanding or arrangement, a “Related Party Arrangement”), or (ii) to the knowledge of the Company, owns any property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CMA

CMA represents and warrants to MAQ and the Merger Subsidiary as set forth below in this ARTICLE III:

3.1 Organization and Qualification.

(a) CMA is a société anonyme duly organized, validly existing and in good standing under the laws of France and has the power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. CMA is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMA.

(b) CMA is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMA.

3.2 Authority Relative to this Agreement.

(a) CMA has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger).

(b) The execution and delivery of this Agreement and the consummation by CMA of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary action on the part of CMA.

(c) This Agreement has been duly and validly executed and delivered by CMA, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of CMA, enforceable against CMA in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company and CMA do not, and the performance of this Agreement by the Company and CMA shall not, (i) conflict with or violate the Fundamental Documents of CMA, (ii) conflict with or violate any Legal Requirements applicable to CMA, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contracts to which CMA is a party, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any such Contract to which CMA is a party, including any “change in control” or similar provision of any such Contract to which CMA is a party, except, with respect to clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on CMA or prevent consummation of the Mergers or otherwise prevent CMA from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement by CMA do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which CMA is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 3.3(b), and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMA or prevent consummation of the Mergers or otherwise prevent CMA from performing its obligations under this Agreement.

3.4 Related Party Transactions. Except as set forth in Schedule 3.4 or contemplated by this Agreement, any Transaction Agreement or the Registration Statement, since the date of the Registration Statement, no Related Party (i) has been a party to any Related Party Arrangement or (ii) to the knowledge of CMA, owns any property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.

3.5 Governmental Actions/Filings. CMA, and each of its Affiliates which is a party to a Transaction Agreement, has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any Legal Requirement, and has obtained all necessary licenses, authorizations, consents and approvals from other Persons, to perform its obligations under each Transaction Agreement to which it is a party and to consummate the transactions contemplated thereby, except where the failure to have such licenses, authorizations, consents and approvals or to have made such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company; no such party is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any filing required under any Legal Requirement or any Order applicable to it or any of the Vessels, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect on CMA or prevent consummation of the Mergers or otherwise prevent CMA from performing its obligations under this Agreement.

3.6 Investment.

(a) CMA is acquiring the Common Shares for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act and it does not have any present intention to transfer the Common Shares to any other person or entity and it shall not assign, encumber or dispose of any interest in the Common Shares acquired pursuant to the terms of this Agreement except in compliance with applicable securities laws.

(b) CMA understands that the Common Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of CMA’s investment intent as expressed herein.

(c) CMA understands that the Common Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, it must hold the Common Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. CMA acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Common Shares, and other requirements which are outside of CMA’s control.

(d) CMA understands that any certificates representing the Common Shares shall bear the following legends (as well as any legends required by applicable United States securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MAQ

MAQ and the Merger Subsidiary jointly and severally represent and warrant to the Company and CMA as set forth in ARTICLE IV:

4.1 Organization and Qualification.

(a) MAQ is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by MAQ to be conducted. MAQ is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by MAQ to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MAQ. Complete and correct copies of the Fundamental Documents of MAQ, as amended and currently in effect, have been heretofore delivered to the Company. MAQ is not in violation of any of the provisions of MAQ’s Fundamental Documents.

(b) The Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has the power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Merger Subsidiary to be conducted. The Merger Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Merger Subsidiary to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Merger Subsidiary. Complete and correct copies of the Fundamental Documents of the Merger Subsidiary, as amended and currently in effect, have been heretofore delivered to the Company. The Merger Subsidiary is not in violation of any of the provisions of its Fundamental Documents.

(c) MAQ is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MAQ. The Merger Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Merger Subsidiary.

4.2 Subsidiaries. Except for the Merger Subsidiary, MAQ has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and MAQ has not agreed and is not obligated to make nor is bound by any Contract, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

4.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of MAQ consists of 249,000,000 shares of MAQ Common Stock and 1,000,000 shares of preferred stock, par value US$0.0001 per share (“MAQ Preferred Stock”), of which 49,410,850 shares of MAQ Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of MAQ Preferred Stock are issued and outstanding. MAQ has 45,535,850 MAQ Warrants outstanding as of the date of this Agreement. As of the date of this Agreement, the authorized Equity Interests of the Merger Subsidiary consists solely of 1,000 registered common shares, par value US$0.01 per share (the “Merger Subsidiary Shares”), of which 1,000 shares are issued and outstanding and owned beneficially and of record by MAQ.

(b) Except as set forth in Schedule 4.3(a) or in the MAQ SEC Reports, (i) no shares of MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares are reserved for issuance upon the exercise of outstanding options to purchase MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares granted to employees of MAQ or other parties and there are no outstanding options to purchase MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares; (ii) no shares of MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares are reserved for issuance upon the exercise of outstanding warrants to purchase MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares and there are no outstanding MAQ Warrants; and (iii) no shares of MAQ Common Stock or MAQ Preferred Stock are reserved for issuance upon the conversion of the MAQ Preferred Stock or any outstanding convertible notes, debentures or securities. All shares of MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of MAQ Common Stock and all outstanding MAQ Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable Legal Requirements, and (y) all requirements set forth in any applicable MAQ Contracts. MAQ has heretofore made available to the Company true, complete and accurate copies of the MAQ Warrants, including any and all documents and agreements relating thereto.

(c) Except as contemplated by this Agreement or the MAQ SEC Reports, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the MAQ or the Merger Subsidiary is a party or by which the MAQ or the Merger Subsidiary is bound with respect to any equity security of any class of the MAQ or the Merger Subsidiary.

(d) Except as provided for in this Agreement or as set forth in the MAQ SEC Reports, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which MAQ or the Merger Subsidiary is a party or by which it is bound obligating MAQ or the Merger Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the MAQ or Merger Subsidiary or obligating MAQ or the Merger Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

4.4 Authority Relative to this Agreement. Each of MAQ and the Merger Subsidiary has full entity power and authority to: (i) execute, deliver and perform this Agreement and each ancillary document that MAQ or the Merger Subsidiary, as applicable, has executed or delivered or is to execute or deliver pursuant to this Agreement; and (ii) carry out its obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Mergers). The execution and delivery of this Agreement and the consummation by MAQ and the Merger Subsidiary of the transactions contemplated hereby (including the Mergers) have been duly and validly authorized by all necessary entity action on the part of MAQ and the Merger Subsidiary (including the approval by each of their boards of directors), and no other corporate proceedings on the part of MAQ or the Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the MAQ Stockholder Approval. This Agreement has been duly and validly executed and delivered by MAQ and the Merger Subsidiary and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of MAQ and the Merger Subsidiary, enforceable against MAQ or the Merger Subsidiary in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 4.5, the execution and delivery of this Agreement by MAQ and the Merger Subsidiary do not, and the performance of this Agreement by MAQ and the Merger Subsidiary shall not: (i) conflict with or violate Fundamental Documents of MAQ or the Merger Subsidiary, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair MAQ’s or the Merger Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of MAQ or the Merger Subsidiary, as applicable, pursuant to, any MAQ Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a material effect on MAQ or the Merger Subsidiary.

(b) Except as set forth in Schedule 4.5, the execution and delivery of this Agreement by MAQ and the Merger Subsidiary do not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which MAQ or the Merger Subsidiary is qualified to do business, including the filing by MAQ of the Migratory Certificate of Merger with the Delaware Secretary and the Migratory Articles of Merger and the GSL Articles of Merger with the Marshall Islands Registrar, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) any consents, approvals, authorizations, filings or exemptions in connection with compliance with the rules of the AMEX or any other applicable national securities exchange and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material effect on MAQ or the Merger Subsidiary, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing its obligations under this Agreement.

4.6 Compliance. Each of MAQ and the Merger Subsidiary has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a material effect on MAQ or the Merger Subsidiary, as applicable. The business and activities of MAQ and the Merger Subsidiary have not been and are not being conducted in violation of any Legal Requirements. MAQ is not in default or violation of any term, condition or provision of its Fundamental Documents. No written notice of non-compliance with any Legal Requirements has been received by MAQ or the Merger Subsidiary.

4.7 SEC Filings; Financial Statements.

(a) MAQ has made available to the Company a correct and complete copy of each report and registration statement filed by MAQ with the SEC, and will promptly provide to the Company a true and complete copy of any such reports filed after the date hereof and prior to the Closing Date.

(b) Since its inception, MAQ has filed all reports, registration statements and other documents, together with any amendments thereto, required to be filed or submitted under the Securities Act and the Exchange Act, including but not limited to reports on Form 8-K, Form 10-K and Form 10-Q and its Common Stock has been registered under Section 12 of the Exchange Act on Form 8-A (all such reports, registration statements and documents, including its Form 8-A, filed or to be filed with the SEC, including MAQ’s initial registration statement relating to the MAQ Common Stock, and the MAQ Warrants, with the exception of the Proxy/Registration Statement, are collectively referred to herein as the “MAQ SEC Reports”). All MAQ SEC Reports were filed in a timely manner. As of their respective dates, the MAQ SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MAQ SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, MAQ makes no representation or warranty whatsoever concerning any MAQ SEC Report as of any time other than the date or period with respect to which it was filed.

(c) Each set of financial statements (including, in each case, any related notes thereto) contained in MAQ SEC Reports, complied in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of MAQ at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal year-end adjustments which were not or are not expected to be material.

(d) Neither MAQ nor the Merger Subsidiary nor any of their respective directors or officers is the subject of any investigation, inquiry or proceeding before the SEC or any state securities commission or administrative agency.

(e) MAQ maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.8 Taxes.

(a) Tax Returns and Audits. Except as set forth in Schedule 4.8:

(i) All Tax Returns required to be filed by or on behalf of MAQ or the Merger Subsidiary by the Code or by applicable state, local or foreign Tax laws with any Tax authority prior to the date hereof have been timely filed. All Tax Returns filed by MAQ or the Merger Subsidiary are true, correct and complete in all material respects. All Taxes due and payable of MAQ (whether or not reflected on any such Returns) have been timely paid in full.

(ii) Neither MAQ nor the Merger Subsidiary has any liability for any unpaid Taxes which have not been accrued for or reserved on MAQ’s balance sheets included in the latest MAQ SEC Report prior to the date hereof (without taking into account any reserve for deferred taxes), whether asserted or unasserted, contingent or otherwise, which is material to MAQ, other than any liability for unpaid Taxes that may accrue on the Closing Date or may have accrued since the end of the most recent fiscal year in connection with the operation of the business of MAQ in the Ordinary Course, none of which is material to the business, results of operations or financial condition of MAQ.

(iii) There are no liens for Taxes with respect to any of the assets or properties of MAQ or the Merger Subsidiary, other than with respect to Taxes not yet due and payable.

(iv) All Taxes that MAQ or the Merger Subsidiary is required by Legal Requirement to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities or deposited in accordance with Legal Requirements.

(v) Neither MAQ nor the Merger Subsidiary has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against MAQ or the Merger Subsidiary, as applicable, nor has MAQ or the Merger Subsidiary executed, or been requested to execute, any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Neither MAQ nor the Merger Subsidiary has requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney with respect to any Taxes has been executed or filed with any Tax authority by or on behalf of MAQ.

(vi) No audit or other examination of any Tax Return of MAQ or the Merger Subsidiary by any Tax authority is in progress, nor has MAQ been notified in writing of any request for such an audit or other examination.

(vii) Neither MAQ nor the Merger Subsidiary (A) is a party to or is not bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority); (B) is or has ever been a member of an affiliated group (other than a group the common parent of which is MAQ) filing a consolidated federal income tax return; or (C) has any liability for Taxes of any person arising from the application of Treasury Regulation 1.1502-6 or any analogous provision of state, local or foreign law, or a transferee or successor, by contract or otherwise.

(viii) Neither MAQ nor the Merger Subsidiary will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Tax Period, as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

(ix) MAQ has made available for inspection to the Company and CMA complete and correct copies of all material Tax Returns of MAQ and Merger Subsidiary for all taxable periods for which the applicable statute of limitations has not yet expired.

(x) Schedule 4.8(x) sets forth (i) each jurisdiction in which MAQ joins, has joined or is or has been required to join for any taxable period ending after 2007 in the filing of any consolidated, combined or unitary Tax Return, and (ii) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such Tax Return.

(xi) Schedule 4.8(xi) sets forth each state, county, local, municipal or foreign jurisdiction in which MAQ files, or is or has been required to file, a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any Taxes on a “nexus” basis at any time for a taxable period for which the relevant statutes of limitation have not expired.

(xii) The Migratory Merger, the GSL Merger, and the transactions contemplated by the Asset Purchase Agreement are intended to be part of a plan or series of related transactions.

(xiii) The terms of the Merger Agreement and the Asset Purchase Agreement were determined through arms’ length negotiations between the managements of MAQ and CMA.

4.9 No Undisclosed Liabilities. Neither MAQ nor the Merger Subsidiary has any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in MAQ SEC Reports, prepared in accordance with U.S. GAAP, that are, individually or in the aggregate, material to the business, results of operations or financial condition of MAQ, except (i) Liabilities provided for in or otherwise disclosed in MAQ SEC Reports filed prior to the date hereof and (ii) Liabilities incurred since September 30, 2007 in the Ordinary Course, none of which would have a material effect on MAQ.

4.10 Absence of Certain Changes or Events. Except as set forth in MAQ SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since January 1, 2007, there has not been: (i) any Material Adverse Effect on MAQ or the Merger Subsidiary, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any capital stock of MAQ or the Merger Subsidiary, or any purchase, redemption or other acquisition by MAQ or the Merger Subsidiary of any capital stock of MAQ or the Merger Subsidiary or any other securities of MAQ or the Merger Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any capital stock of MAQ or the Merger Subsidiary, (iv) any material change by MAQ in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (v) any change in the auditors of MAQ, (vi) any issuance of capital stock of MAQ, (vii) any revaluation by MAQ of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of MAQ other than in the Ordinary Course or (viii) any agreement, whether written or oral, to do any of the foregoing.

4.11 Litigation. There are no Proceedings pending, or to the knowledge of MAQ, threatened against MAQ or the Merger Subsidiary before any Governmental Entity that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a material effect on MAQ or the Merger Subsidiary or have a material effect on the ability of the parties hereto to consummate the Mergers.

4.12 Employee Benefit Plans. Except as may be contemplated by this Agreement, neither MAQ nor the Merger Subsidiary maintains, or has any liability under, any employee compensation, incentive, fringe or benefit plans, policies, programs or arrangements covering any active or former officer, employee or director of MAQ or the Merger Subsidiary (individually a “Plan” and collectively the “Plans”), and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of MAQ or the Merger Subsidiary.

4.13 Labor Matters. Neither MAQ nor the Merger Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to employees of MAQ and MAQ does not know of any activities or proceedings of any labor union to organize any such employees.

4.14 Title to Property. Except as set forth in the MAQ SEC Reports, neither MAQ nor the Merger Subsidiary owns or leases any real property or personal property. Except as set forth in Schedule 4.14, there are no options or other contracts under which MAQ or the Merger Subsidiary has a right or obligation to acquire or lease any interest in real property or personal property.

4.15 Brokers. Except as set forth in Schedule 4.15, neither MAQ nor the Merger Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.16 Agreements, Contracts and Commitments.

(a) Except as set forth in the MAQ SEC Reports filed prior to the date of this Agreement, except those agreements containing only confidentiality and nondisclosure terms, non-solicitation terms and no other material provisions and except engagement letters with advisors, there are no Contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which MAQ or the Merger Subsidiary is a party or by or to which any of the properties or assets of MAQ or the Merger Subsidiary may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than US$250,000 or (ii) may not be cancelled by MAQ on thirty (30) days’ or less prior notice (the “MAQ Contracts”). All MAQ Contracts are listed in Schedule 4.16(a) other than this Agreement, those contemplated by this Agreement and those that are exhibits to the MAQ SEC Reports filed prior to the date of this Agreement.

(b) Each MAQ Contract is valid and binding upon and enforceable against MAQ or the Merger Subsidiary, as applicable, and, to MAQ’s knowledge, each of the other parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). True, correct and complete copies of all MAQ Contracts have been heretofore made available to the Company.

(c) Neither MAQ, the Merger Subsidiary, nor, to the knowledge of MAQ, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any MAQ Contract, and no party to any MAQ Contract has given any written notice of any claim of any such breach, default or event, except, in each case, as would not individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on MAQ or the Merger Subsidiary. Each agreement, contract or commitment to which MAQ or the Merger Subsidiary is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a material effect on MAQ or the Merger Subsidiary, as applicable.

4.17 Insurance. Except as set forth in Schedule 4.17, and except for directors’ and officers’ liability insurance, neither MAQ nor the Merger Subsidiary maintains any Insurance Policies.

4.18 Indebtedness. Neither MAQ nor the Merger Subsidiary has any indebtedness for borrowed money.

4.19 American Stock Exchange Quotation. MAQ Common Stock is quoted on the AMEX and is a member in good standing with AMEX. There is no action or proceeding pending or, to the knowledge of MAQ, threatened against MAQ by the American Stock Exchange with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

4.20 Board Approval. The Board of Directors of each of MAQ and the Merger Subsidiary has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Mergers are in the best interests of the holders of MAQ Common Stock and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance of the Trust Fund (excluding deferred underwriting discounts and commissions).

4.21 Trust Fund. As of February 29, 2008, MAQ has in the Trust Fund (prior to the payment of the amounts contemplated as being deducted from or reserved against such Trust Fund in accordance with Section 6.10) no less than US$314,870,000 invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

4.22 Governmental Filings. Except as set forth in Schedule 4.22, each of MAQ and the Merger Subsidiary has been granted and holds, and has made, all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any applicable Legal Requirement, and has obtained all necessary licenses, authorizations, consents and approvals from other persons, in order to conduct its business (as presently conducted and as intended to be conducted following the Effective Time) or used or held for use by MAQ or the Merger Subsidiary, and true, complete and correct copies of which have heretofore been delivered to the Company. Each of MAQ and the Merger Subsidiary is in compliance in all material respects with all of its respective obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any material modification or termination of any such licenses, authorizations, consents, approval and filings.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company and MAQ. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall and shall cause its Subsidiaries to, and MAQ shall and shall cause its Subsidiaries to, except in each case to the extent that the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on their businesses in the usual, regular and Ordinary Course, in substantially the same manner as heretofore conducted, and use their commercially reasonable efforts to (i) preserve substantially intact their present business organization, (ii) keep available the services of their present officers and key employees, (iii) keep in full force and effect all of their material insurance policies and (iv) preserve their relationships with significant customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. Furthermore, except as required or permitted by the terms of this Agreement, or as set forth in Schedule 5.1, without the prior written consent of the other parties (which consents shall not be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement pursuant to Section 9.1 or (ii) the Closing, the Company shall not, and shall cause its Subsidiaries not to, and MAQ shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(b) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock;

(c) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(d) Except to the extent required to comply with its obligations hereunder or applicable Legal Requirements, amend its Fundamental Documents;

(e) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any vessels or any material assets, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(f) Sell, lease, license, charter, encumber or otherwise dispose of any vessels or other properties or assets, except the chartering of vessels to CMA in the Ordinary Course;

(g) Except as set forth in Schedule 5.1(g), incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into by the Company or any of its Subsidiaries in the Ordinary Course with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except, in the case of the Company and its Subsidiaries only, in the Ordinary Course and only to the extent required to comply with applicable Legal Requirement;

(i) Grant any severance or termination pay to any officer or employee except pursuant to applicable Legal Requirements, or adopt any new severance plan, agreement or arrangement, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(j) Except as set forth in Schedule 5.1(j) or except as in the Ordinary Course, pay, discharge, settle or satisfy any claims, Liabilities or obligations, or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in monetary settlements only that do not exceed US$300,000 for any individual claim, liability or obligation and US$1,000,000 in the aggregate, or in accordance with their terms, or Liabilities recognized or disclosed in the Financial Statements or in the most recent financial statements included in the MAQ SEC Reports filed prior to the date of this Agreement, as applicable, or waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary or to which MAQ or the Merger Subsidiary is a party or of which MAQ or the Merger Subsidiary is a beneficiary, as applicable;

(k) Except as disclosed in Schedule 5.1(k), modify, amend or terminate any MAQ Contract or Material Company Contract, as the case may be, or waive, delay the exercise of, release or assign any material rights or claims thereunder, in each case outside the Ordinary Course;

(l) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(m) Except as set forth in Schedule 5.1(m), incur or enter into any material agreement, contract or commitment outside the Ordinary Course;

(n) Depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating any Vessel;

(o) Defer any scheduled maintenance on any Vessel;

(p) Settle any claim or litigation to which a Related Party is a party or where the consideration given by the Company is other than monetary;

(q) Make or rescind any material Tax elections, settle or compromise any material income tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, surrender any right to claim a refund, or, except as required by applicable Legal Requirement, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(r) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(s) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, stockholders or other Affiliates other than the payment of salary and benefits in the Ordinary Course; or

(t) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1(a) through (s).

5.2 Exclusivity.

(a) From the date of this Agreement until its termination pursuant to Section 9.1, neither MAQ, the Merger Subsidiary, CMA, the Company nor any of its Subsidiaries shall, and MAQ, the Merger Subsidiary, CMA, the Company and its Subsidiaries shall use their commercially reasonable best efforts to cause each of their officers, directors, affiliates, managers, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person (a “Third Party”) concerning any Acquisition Transaction or (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Acquisition Transaction. For purposes of this Agreement, the term “Acquisition Transaction” shall mean any of the following involving MAQ, the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of any material portion of the assets of MAQ, the Company or any of its Subsidiaries or any shares of the capital stock of MAQ, the Company or any of its Subsidiaries in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for or an unsolicited indication of a serious interest in entering into, an Acquisition Transaction, communicated in writing to MAQ or the Company or any of its Subsidiaries, or any of their representatives or agents (each, an “Acquisition Proposal”), such party shall as promptly as practicable (and in any event within one (1) business day after receipt) advise the other parties to this Agreement orally and in writing of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal. Each party shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy/Registration Statement; Special Meeting.

(a) As soon as is reasonably practicable after the date of this Agreement, MAQ and the Company shall jointly prepare and MAQ shall file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies, a proxy statement of MAQ and a registration statement of the Merger Subsidiary (together with all amendments and supplements thereto, the “Proxy/Registration Statement”), for the purpose of (i) soliciting proxies from MAQ’s stockholders for the purpose of obtaining the requisite approval of the transactions contemplated hereby (the “MAQ Stockholder Approval”) at a meeting of MAQ’s stockholders to be called and held for such purpose (the “Special Meeting”), (ii) soliciting consents from holders of MAQ Warrants for obtaining the requisite approval of amendments to the warrant agreement required for the transactions contemplated hereby (the “MAQ Warrantholder Approval”, and (iii) registering the securities of the Merger Subsidiary to be issued to MAQ’s securityholders in connection with the Mergers. Each of the parties hereto shall cooperate in the preparation, filing and mailing of the Proxy/Registration Statement. The Proxy/Registration Statement will comply in all material respects with Legal Requirements. As soon as reasonably practicable (but in any event within ten (10) business days following the date of this Agreement), the Company shall deliver the GSL Information and MAQ shall deliver the MAQ Information to each other. Each of the parties hereto shall also furnish to each other on a timely basis all other information as may be requested in connection with the preparation of the Proxy/Registration Statement. Each of MAQ and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Proxy/Registration Statement received from the SEC or any other Governmental Entity. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on the Proxy/Registration Statement and any amendments or supplements thereto in advance of filing such with the SEC and/or each other applicable Government Entity.

(b) Each party will advise the other parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy/Registration Statement. If, at any time prior to the Effective Time, any information relating to MAQ or the Company, or any of their respective Affiliates, officers or directors, is discovered by MAQ or the Company and such information should be set forth in an amendment or supplement to the Proxy/Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other parties hereto and, to the extent required by Legal Requirement, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of MAQ.

(c) As soon as practicable following its approval by the SEC, MAQ shall distribute the Proxy/Registration Statement to its stockholders and warrantholders and shall call the Special Meeting in accordance with its certificate of incorporation, bylaws and Delaware Law and solicit proxies and consents from such stockholders and warrantholders to vote in favor of all of the proposals contained in the Proxy/Registration Statement. MAQ shall comply with all applicable federal and state securities laws.

(d) MAQ, acting through its board of directors, shall include in the Proxy/Registration Statement the recommendation of its board of directors that MAQ’s stockholders vote in favor of adoption of this Agreement.

6.2 MAQ SEC Reports; Proxy/Registration Statement.

(a) MAQ will file all MAQ SEC Reports required to be filed by it from the date of this Agreement to the Closing Date and will use commercially reasonable best efforts to do so in a timely manner. The MAQ SEC Reports (i) will be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MAQ SEC Reports, and (ii) will not at the time they are filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to the Company and its Subsidiaries supplied by the Company or any of its Subsidiaries for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to MAQ’s stockholders (or any amendment or supplement thereto), or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(c) The information relating to MAQ or the Merger Subsidiary supplied to the Company and CMA for inclusion in the Proxy/Registration Statement will not, as of the date of its filing with the SEC (or on the dates of any amendments or supplements thereto filed with the SEC), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

6.3 Public Disclosure. From the date of this Agreement until the Closing or the termination of this Agreement, neither CMA, the Company nor any of their Affiliates shall issue or otherwise make any press releases, public announcements or communications with third parties pertaining to this Agreement or the transactions contemplated hereby (collectively, “Public Disclosure”) (other than (i) any communications with its customers, lenders and other sources of capital, joint venture partners, advisors, suppliers, distributors, licensors, licensees and other third parties with which it has significant business dealings that is limited to information contained in the Proxy/Registration Statement, or (ii) as required by Legal Requirements) without the prior consent of MAQ, which consent shall not be unreasonably withheld or delayed. From the date of this Agreement until Closing or the termination of this Agreement, Public Disclosure by MAQ or the Merger Subsidiary shall comply with applicable Legal Requirements and the provisions of Section 6.13(b) herein; provided further, that if Public Disclosure by MAQ or the Merger Subsidiary is in written form and includes the names of CMA or the Company or their respective management teams and information about them which is substantially different than the Proxy/Registration Statement or any previous Public Disclosure, then MAQ shall provide copies of such Public Disclosure to the Company and CMA and their advisors reasonably in advance of its issuance or dissemination and shall incorporate any changes thereto that the Company and CMA may reasonably request (unless such Public Disclosure is required by Legal Requirements or by a MAQ SEC Report).

6.4 Access; Inspection.

(a) The Company will and will cause its Subsidiaries to afford MAQ and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company and its Subsidiaries during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of the Company and its Subsidiaries, as MAQ may reasonably request. In addition, the Company shall provide MAQ no later than thirty (30) days following the end of any calendar month or forty-five (45) days following the end of any calendar quarter, with access to and copies of the monthly or quarterly consolidated balance sheet and related consolidated statements of income and cash flows, of the Company and its Subsidiaries for such calendar month or quarter. No information or knowledge obtained by MAQ in any investigation pursuant to this Section 6.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(b) MAQ will afford CMA and the Company and their financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of MAQ during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of MAQ, as CMA or the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 6.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(c) The Company will and will cause its Subsidiaries to permit MAQ and its representatives to conduct a physical inspection of the Vessels during the period prior to the Closing (such inspections to be performed (i) after providing reasonable advance notice to CMA and the Company of the specific inspection requests, (ii) during normal daylight business hours and (iii) without interfering with the normal course of business of the Vessels and their respective crew members). The parties acknowledge and agree that, notwithstanding Section 6.6 or other provisions herein to the contrary, (i) neither CMA nor the Company shall be obligated to repair any Vessel or cure any breach related to the Vessels as a result of such inspection, and (ii) that any costs or expenses to remedy the conditions and exceptions set forth in Schedule 2.13(b) shall remain the obligation of the Company and the Surviving Company after the Effective Time; provided that, this sentence is not intended to alter any of the rights or obligations under the Asset Purchase Agreement.

6.5 Takeover Laws. Each of MAQ, the Merger Subsidiary and the Company and their respective boards of directors or other governing bodies shall grant such approvals and take all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the Delaware Law and Division 10 under the BCA) is or may become applicable to this Agreement or to the transactions contemplated hereby.

6.6 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of MAQ, the Merger Subsidiary, CMA and the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VII to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5(b), (iv) the defending of any Proceedings, whether judicial or administrative, concerning this Agreement and the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Each of the Company, CMA, MAQ and the Merger Subsidiary shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to consummate the Mergers and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and MAQ) and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated hereby. Subject to applicable Legal Requirements relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company, CMA, MAQ and the Merger Subsidiary, and their respective advisors, shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company, CMA, MAQ and the Merger Subsidiary shall act reasonably and as promptly as practicable.

(c) Without limiting anything else contained in this Agreement, including in Section 6.1 and this Section 6.6, from the date of this Agreement until the Effective Time, MAQ and the Merger Subsidiary, on the one hand, and the Company and its Subsidiaries, on the other hand, each shall, and shall use their commercially reasonable efforts to cause each of their respective officers, directors, employees, advisors, attorneys, accountants and representatives to, provide all cooperation reasonably requested by the other parties in connection with the Proxy/Registration Statement, the Special Meeting, and any financing arrangements that may be entered into by MAQ or the Merger Subsidiary or the Company or its Subsidiaries in connection with the transactions contemplated hereby, including (i) using commercially reasonable efforts to (A) cause appropriate officers, managers and employees to be available, on a customary basis and on reasonable notice, to meet with prospective and current lenders and investors in meetings, presentations, road shows and due diligence sessions, (B) assist with the preparation of disclosure documents in connection therewith, and (C) cause their independent accountants to provide assistance to the parties hereto, including authorizing the preparation and use of such accountants’ audit reports, SAS 100 reviews and “comfort letters.”

6.7 No Claim Against Trust Fund.

FOR AND IN CONSIDERATION OF MAQ’S AGREEMENT TO ENTER INTO THIS AGREEMENT, EACH OF THE COMPANY AND CMA HEREBY IRREVOCABLY AND ABSOLUTELY WAIVES ANY RIGHT, TITLE, INTEREST OR CLAIM OF ANY KIND (ANY “CLAIM”) IT HAS OR MAY HAVE IN THE FUTURE, IN OR TO ANY MONIES IN THE TRUST FUND AND AGREES NOT TO SEEK RECOURSE AGAINST THE TRUST FUND OR ANY AMOUNTS DISTRIBUTED THEREFROM AS A RESULT OF, OR ARISING OUT OF, ANY CLAIMS AGAINST MAQ IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER IS INTENDED AND SHALL BE BINDING ON THE COMPANY’S AND CMA’S SUBSIDIARIES, AFFILIATED ENTITIES, MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS, SHAREHOLDERS, REPRESENTATIVES, ADVISORS, ALL OTHER ASSOCIATES AND AFFILIATES, AND RESPECTIVE SUCCESSORS AND ASSIGNS, AS THE CASE MAY BE.

6.8 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of MAQ, the Merger Subsidiary and the Company as provided in the applicable Fundamental Documents or in any indemnification agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, the Surviving Company shall cause to be maintained in effect the current policies of directors and officers liability insurance maintained by MAQ and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date; provided, however, that in no event will the Surviving Company be required to expend in any one year an amount in excess of 300% of the aggregate annual premiums currently paid by each of the MAQ and the Company.

(c) If the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of MAQ, the Merger Subsidiary or the Company or any of its Subsidiaries for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

6.9 HSR. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, each of the parties hereto (or, if applicable, their respective ultimate parents) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission or Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. The parties hereto shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by MAQ.

6.10 Trust Fund Disbursement. MAQ shall cause the Trust Fund to disburse to MAQ (and in part to CMA in accordance with Section 1.6 herein), immediately upon the Closing, an amount not less than US$314,870,000 (plus interest accrued on such amount from February 29, 2008 and until the Closing Date pursuant to the terms of the Trust Account Agreement) less (i)) the US$6,405,736 of deferred underwriting fees, (ii) Liabilities in respect of MAQ Dissenting Shares, and (iii) all MAQ Tax Liabilities, and adequate reserves shall be made against applicable amounts distributed from the Trust Fund therefor. The aggregate amount actually disbursed to MAQ pursuant to this Section 6.10, and to CMA pursuant to Section 1.6 herein, is referred to herein as the “Disbursement Amount”). At the Closing, the Disbursement Amount shall be no less than US$240 million.

6.11 Section 16 Matters. Prior to the Effective Time, each of MAQ, the Merger Subsidiary and the Company shall use its commercially reasonable best efforts to cause any acquisitions or dispositions of equity securities of the Company, MAQ or the Merger Subsidiary (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is, or as a result of the transactions contemplated by this Agreement will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, MAQ or the Merger Subsidiary to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 Termination of Related Party Arrangements. Effective from and after the Effective Time, the Surviving Company and each of its Subsidiaries shall be released automatically and without any further action from any and all obligations or Liabilities under each Related Party Arrangement to which any Related Party and the Company or any of its Subsidiaries is a party (including any Indebtedness owed to CMA under the Shareholder Loan dated December 11, 2007 or the Current Account Advance Agreement dated December 11, 2007) (other than any related agreements contemplated by this Agreement and those Related Party Arrangements set forth on Schedule 6.12) and no such agreement or transaction shall have any further force or effect from and after the Effective Time (and each such agreement shall be deemed cancelled and terminated with no penalties, payments or continuing obligations of any kind).

6.13 Non-Solicitation; Confidentiality.

(a) The parties to this Agreement hereby covenant and agree on behalf of themselves and their Affiliates that from and after the Closing Date until one (1) year thereafter, neither they nor any of their Affiliates shall, directly or indirectly, solicit or hire for employment (or make offers of employment to, or accept any business services from, including as a consultant) any employee or any other party to this Agreement.

(b) The Company and its Subsidiaries, CMA, MAQ and the Merger Subsidiary shall keep, and shall cause their Affiliates and their respective employees to keep, any and all confidential and proprietary information, know-how, technical information or trade secrets to the extent relating to CMA, MAQ, the Merger Subsidiary, the Company and its Subsidiaries, their business and the Vessels (collectively, “Confidential Information”), confidential and shall not disclose any Confidential Information to any Person and shall not use any Confidential Information for their own purposes or advantages unless and until such information (i) is or becomes a matter of public knowledge through no breach by the Company and its Subsidiaries, MAQ, the Merger Subsidiary, CMA or any of their Affiliates of any obligation to the Surviving Company or its Affiliates, (ii) is lawfully acquired from a third party without restrictions of confidentiality, (iii) is independently developed by the Company and its Subsidiaries, CMA, MAQ, or the Merger Subsidiary or their Affiliates without reliance on other Confidential Information or (iv) is required to be disclosed by applicable Legal Requirement, subpoena or other legal process; provided, that in case of any potential disclosure under this subclause (iv), the party that is required to disclose the Confidential Information shall provide the other non-disclosing parties with prompt written notice of such requirement, including copies of subpoenas or Orders requesting or ordering such disclosure of Confidential Information, cooperate reasonably with the other parties in resisting the disclosure of such Confidential Information via a protective Order or other appropriate legal action, and shall incorporate the other parties and the other parties’ advisors’ comments to such disclosure.

6.14 Payment of Certain Fees. MAQ acknowledges and agrees that the Advisor Fees and the fees and expenses set forth in Schedule 6.14 are liabilities of the Company (and of the Surviving Company after the Effective Time) that are due and payable upon the Closing or promptly thereafter.

6.15 Internal Controls. As of the Effective Time, the Company, and each of its Subsidiaries, shall have systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.16 Tax Treatment. The parties intend to obtain the opinion of Akin, Gump, Strauss, Hauer & Feld LLP, tax counsel to MAQ, to the effect that (i) the Migratory Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain should be recognized by the shareholders of MAQ in the Migratory Merger, and (iii) the Merger Subsidiary should not be treated as a U.S. corporation pursuant to Section 7874 of the Code (such opinions described in clauses (i)-(iii), the “Tax Opinions”). For purposes of the Tax Opinions described above, MAQ and the Merger Subsidiary shall provide representation letters reasonably required by Akin, Gump, Strauss, Hauer & Feld LLP (the “MAQ Representation Letters”) and CMA shall provide a representation letter substantially in the form of Exhibit D hereto (the “CMA Representation Letter”), each dated on or about the Closing Date, and if necessary, on or about the date the Proxy/Registration Statement shall become effective. Each of MAQ, the Merger Subsidiary, CMA and the Company and each of their respective Affiliates shall not knowingly take any action, fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent, the Tax Opinions from being delivered and none of MAQ, the Merger Subsidiary, CMA or the Company shall take any position for U.S. federal, state or local tax purposes that is inconsistent with the Tax Opinions.

6.17 Purchase of MAQ Shares. From the date hereof until the Effective Time, CMA shall not, and shall not permit its Affiliates to, acquire beneficial ownership of any shares of MAQ Common Stock or other equity securities of MAQ (including MAQ Warrants).

ARTICLE VII

CONDITIONS TO THE TRANSACTION

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (with the result that, at the time the Migratory Merger is effected, all conditions to the GSL Merger shall have been met or waived):

(a) MAQ Stockholder Approval and MAQ Warrantholder Approval. MAQ shall have obtained the MAQ Stockholder Approval and the MAQ Warrantholder Approval.

(b) MAQ Common Stock. Holders of less than 20% of the shares of MAQ Common Stock issued in MAQ’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with MAQ’s Fundamental Documents.

(c) HSR Act. All specified waiting periods applicable to MAQ, the Company or any ultimate parent entity thereof under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making any of the Mergers illegal or otherwise prohibiting consummation of any of the Mergers substantially on the terms contemplated by this Agreement.

(d) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making any of the Mergers illegal or otherwise prohibiting consummation of any of the Mergers, on the terms contemplated by this Agreement.

(e) Tax Opinion. MAQ and the Merger Subsidiary shall have received the Tax Opinions, dated as of the Closing Date, and if necessary, dated as of the date the Proxy/Registration Statement becomes effective. In rendering the Tax Opinions, Akin, Gump, Strauss, Hauer & Feld LLP shall be entitled to rely upon the MAQ Representation Letters and the CMA Representation Letter.

7.2 Additional Conditions to Obligations of the Company and CMA. The obligation of the Company and CMA to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and CMA:

(a) Representations and Warranties. The representations and warranties of MAQ and the Merger Subsidiary set forth in this Agreement that are (i) qualified as to “Material Adverse Effect” shall have been true and correct as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date, and (ii) not qualified as to “Material Adverse Effect” shall have been true and correct as of the date hereof and true and correct in all material respects as of the Closing Date, with the same force and effect as if made on the Closing Date. The Company and CMA shall have received a certificate with respect to the foregoing signed on behalf of MAQ and the Merger Subsidiary by an authorized officer of each of MAQ and the Merger Subsidiary (the “MAQ Closing Certificate”).

(b) Agreements and Covenants. MAQ and the Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the MAQ Closing Certificate shall include a provision to such effect.

(c) Trust Fund. MAQ shall have made appropriate arrangements reasonably satisfactory to the Company and CMA to have the Trust Fund, which shall contain no less than the Disbursement Amount described in Section 6.10, disbursed to MAQ upon the Closing and to CMA in accordance with Sections 1.6 and 6.10 at the Closing.

(d) Material Adverse Effect. At any time on or after the date of this Agreement, there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on MAQ or the Merger Subsidiary.

(e) Ancillary Documents. Marathon Founders LLC shall have executed and delivered the Stockholders Agreement.

7.3 Additional Conditions to the Obligations of MAQ. The obligation of MAQ and the Merger Subsidiary to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by MAQ:

(a) Representations and Warranties. The representations and warranties of the Company and CMA set forth in this Agreement that are (i) qualified as to “Material Adverse Effect” shall have been true and correct as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date) and (ii) not qualified as to “Material Adverse Effect” shall have been true and correct as of the date hereof as stated and as of the Closing Date in all material respects. MAQ and the Merger Subsidiary shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company and an authorized officer of CMA (the “Company/CMA Closing Certificate”).

(b) Agreements and Covenants. The Company and CMA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company/CMA Closing Certificate shall include a provision to such effect.

(c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(d) Credit Facility. The Credit Facility shall be in full force and effect as of the Effective Time.

(e) Ancillary Documents. The Company and its Subsidiaries, CMA or their applicable Affiliates shall have executed and delivered each of the Transaction Agreements.

ARTICLE VIII

TAX MATTERS

8.1 Tax Covenants. The parties hereto hereby agree that the Surviving Company shall pay all transfer, documentary, sales, use, registration and similar Taxes not based on net income together with any related fees, penalties, interest and additions to such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes), incurred in connection with the Mergers (“Transfer Taxes”). Each party shall use reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other parties in a timely manner providing any information and documentation, including resale certificates, that may be necessary to obtain such exemptions.

8.2 Cooperation. CMA, the Company, MAQ and the Merger Subsidiary shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

8.3 Coordination with Agreement. In the event the provisions of this ARTICLE VIII conflict with any other provisions of this Agreement, this ARTICLE VIII shall exclusively govern all matters concerning Taxes.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of MAQ and CMA at any time;

(b) by either MAQ or CMA if the Mergers shall not have been consummated by August 31, 2008 (the “Termination Date”) for any reason; provided, however, that each party’s right to terminate this Agreement under this Section 9.1(b) shall not be available if the other party’s action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before the Termination Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either MAQ, CMA or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Mergers which order, decree, ruling or other action is final and non-appealable;

(d) by the Company or CMA, (i) upon a material breach of any representation, warranty, covenant or agreement on the part of MAQ or the Merger Subsidiary set forth in this Agreement, or if any representation or warranty of MAQ shall have become untrue, in either case such that the conditions set forth in ARTICLE VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if MAQ or the Merger Subsidiary, as applicable, proceed in its sole discretion to cure such breach prior to the Termination Date, then the Company or CMA may not terminate this Agreement under this Section 9.1(d) for thirty (30) calendar days after delivery of written notice from the Company to MAQ of such breach, provided, MAQ or the Merger Subsidiary continues to exercise commercially reasonable efforts to cure such breach and provides written evidence to the Company and CMA of its efforts (it being understood that the Company or CMA may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by MAQ or the Merger Subsidiary is cured during such thirty (30) calendar day period) or (ii) if MAQ’s Board of Directors or management has withdrawn or changed its recommendation to the MAQ stockholders regarding the Mergers;

(e) by MAQ, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or CMA set forth in this Agreement, or if any representation or warranty of the Company or CMA shall have become untrue, in either case such that the conditions set forth in ARTICLE VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if the Company or CMA proceed in its sole discretion to cure such breach prior to the Termination Date (including any material breach of the representations and warranties contained in Section 2.13), then MAQ may not terminate this Agreement under this Section 9.1(e) for thirty (30) calendar days after delivery of written notice from MAQ to the Company or CMA of such breach, provided, the Company and CMA continues to exercise commercially reasonable efforts to cure such breach and provides written evidence to MAQ of its efforts (it being understood that MAQ may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by the Company or CMA is cured during such thirty (30) calendar day period); or

(f) by either MAQ, CMA or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to have received the MAQ Stockholder Approval and the MAQ Warrantholder Approval of this Agreement, or the holders of 20% or more of the number of shares of MAQ Common Stock issued in MAQ’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of MAQ Common Stock held by them into cash in accordance with MAQ’s certificate of incorporation (any shares with respect to which such conversion has been exercised, the “MAQ Dissenting Shares”).

9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 will be effective immediately upon (or, if the termination is pursuant to

Section 9.1(d) or Section 9.1(e), and the proviso therein is applicable, thirty (30) calendar days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, the Mergers shall be abandoned and there shall be no liability on the part of any of the parties, except for (i) Sections 6.7, 9.2 and 9.3, ARTICLE X (Defined Terms) and ARTICLE XI (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

9.3 Fees and Expenses. Except as stated in Section 6.14 herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE X

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph number in which definition of each such term is located:

Term	Section
Acquisition Proposal	5.2(b)
Acquisition Transaction	5.2(a)
Affiliate	11.2
Agent	11.6(b)
Agreement	Preamble
Amended Charter Agreements	Recitals
AMEX	2.5(b)
Approvals	2.1(a)
Asset Purchase Agreement	Recitals
BCA	1.1
Broker Fees	2.16
Carve-out Financial Statements	11.2
Certificate of Merger	1.2
Claim	6.7
Closing	1.2
Closing Date	1.2
CMA	Preamble
CMA Representation Letter	6.16
CMA/GSL Transaction Agreements	Recitals
Code	2.14
Commitment	11.2
Common Shares	11.2
Company	Preamble
Company Contracts	2.17(b)

Company Financial Statements	11.2
Company Plans	2.11(a)
Company/CMA Closing Certificate	7.3(a)
Confidential Information	6.13(b)
Confidentiality Agreement	11.4
Contract	11.2
Credit Facility	Recitals
Delaware Law	1.1
Delaware Secretary	1.2
Disbursement Amount	6.10
Effective Time	1.2
Employee Benefit Plan	11.2
Environmental Law	2.15
Equity Interest	11.2
ERISA	2.11(b)
Exchange Act	11.2
Financial Statements	2.7(a)
Foreign Corrupt Practices Act	2.6(b)
Fundamental Documents	11.2
Governmental Entity	11.2
GSL Articles of Merger	1.2
GSL Information	11.2
GSL Merger	1.1
Guaranty	11.2
Hazardous Materials	2.15
Hedging Contracts	11.2
HSR Act	2.5(b)
Indebtedness	11.2
Initial Cash Amount	1.5(b)
ISM Code	11.2
ISPS Code	11.2
Legal Requirements	11.2
Liabilities	11.2
Lien	11.2
MAQ	Preamble
MAQ Closing Certificate	7.2(a)
MAQ Common Stock	11.2
MAQ Contracts	4.16(a)
MAQ Dissenting Shares	9.1(f)
MAQ Information	11.2
MAQ Preferred Stock	4.3(a)
MAQ Representation Letters	6.16
MAQ SEC Reports	4.7(b)
MAQ Stockholder Approval	6.1(a)
MAQ Warrantholder Approval	6.1(a)
MAQ Warrants	11.2

Maritime Guidelines	11.2
Marshall Islands Registrar	1.2
Material Adverse Effect	11.2
Material Company Contracts	2.17(c)
Merger Subsidiary	Preamble
Merger Subsidiary Shares	4.3(a)
Mergers	1.1
Migratory Articles of Merger	1.2
Migratory Merger	1.1
MTSA	11.2
Order	11.2
Ordinary Course	11.2
Person	11.2
Plan	4.12
Plans	4.12
Pre-Closing Tax Period	11.2
Predecessor	11.2
Proceedings	11.2
Proxy/Registration Statement	6.1(a)
Public Disclosure	6.3
Registration Statement	11.2
Related Party	11.2
Related Party Arrangement	11.2, 2.20
Restated Articles	Recitals
SEC	11.2
Securities Act	11.2
Special Meeting	6.1(a)
Stockholders Agreement	Recitals
Subsidiary	11.2
Surviving Board	1.4(b)
Surviving Company	1.1
Tax	2.14
Tax Opinions	6.16
Tax Return	11.2
Taxes	2.14
Termination Date	9.1(b)
Third Party	5.2(a)
Transaction Agreements	Recitals
Transfer Taxes	8.1
Trust Account Agreement	11.2
Trust Fund	11.2
U.S. GAAP	11.2
Vessels	2.13(a)

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

if to MAQ, the Merger Subsidiary or the Surviving Company, to:

c/o Marathon Acquisition Corp.
500 Park Avenue, Fifth Floor
New York, New York 10022
Attention: Michael S. Gross
Tel: (212) 993-1670
Fax: (212) 993-1679

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Gary L. Sellers, Esq.
Edward J. Chung, Esq.
Tel: (212) 455-2000
Fax: (212) 455-2502

if to the Company, to:

Global Ship Lease, Inc.
10 Greycoat Place
London SW1P 1SB
Attention:	Ian J. Webber
Tel: +44 (0) 20 7960 6340
Fax: + 44 (0) 20 7960 6012

with a copy to:

Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, NY 10103
Attention:	Antonios C. Backos, Esq.
Tel: (212) 506-5000
Fax: (212) 506-5151

if to CMA, to:

CMA CGM S.A.
4, quai d’Arenc 13235
Marseille cedex 02
France
Attention:	Jean-Yves Schapiro
Tel: + 33 (0) 4 88 91 90 00
Fax: +33 (0) 4 88 91 83 77

with a copy to:

Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, NY 10103
Attention:	Antonios C. Backos, Esq.
Tel: (212) 506-5000
Fax: (212) 506-5151

11.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement, the following terms shall have the following meaning:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Carve-out Financial Statements” means, collectively, (a) the financial statements of the Predecessor (together with the notes thereto) and (b) the financial statements of the Delmas vessels (together with the notes thereto).

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Fundamental Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Common Shares” means shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of the Surviving Company.

“Company Financial Statements” means the financial statements of the Company and its Subsidiaries.

“Contract” shall mean any written agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment.

“Employee Benefit Plan” means each pension, profit sharing, retirement, severance, medical insurance, life insurance, welfare (including retiree welfare), disability, deferred compensation, stock purchase, stock option, stock-based award, employment, consulting, change-in-control, retention, fringe benefit, bonus or incentive agreement, program, policy or other arrangement, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto and (c) with respect to the foregoing or any other Person, any other direct or indirect equity ownership or participation in such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and bylaws, the “Fundamental Documents” of a limited liability company would be its certificate of formation and its operating agreement and the “Fundamental Documents” of a limited partnership would be its certificate of limited partnership and its partnership agreement.

“Governmental Entity” means any (i) region, state, county, municipality, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, self-regulatory organization or other entity and any court or other tribunal), (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature (including the International Maritime Organization), (v) arbitral body or (vi) official of any of the foregoing.

“GSL Information” means information about the Company and its Subsidiaries reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by the federal securities laws.

“Hedging Contracts” means, except as required by the terms of the Credit Facility, any interest rate swap agreement, interest cap agreement, interest collar agreement, interest hedging agreement, foreign exchange contract, currency swap agreement or any agreement designed to protect against fluctuations in currency values.

“Indebtedness” means with respect to any Person the aggregate amount (including the current portions thereof), without duplication, of all (a) indebtedness for money borrowed from others and purchase money indebtedness (other than accounts payable in the Ordinary Course to the extent that such accounts payable are not more than thirty (30) days past due); (b) indebtedness of the type described in clause (a) above guaranteed in any manner by such Person or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of the indebtedness against loss (any such arrangement being hereinafter referred to as a “Guaranty”); (c) all indebtedness of the type described in clauses (a) and (b) above secured by any Lien upon property owned by such Person, even though it has not in any manner become liable for the payment of such indebtedness; (d) all obligations relating to or arising under Hedging Contracts, if any; and (e) obligations of such Person to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person, as of such date computed in accordance with U.S. GAAP.

“ISM Code” means the International Safety Management Code of the Safe Operating Ships and for Pollution Prevention constituted pursuant to Resolution A 741(18) of the International Maritime Organization and incorporated in the Safety of Life at Sea Convention.

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization, including any amendments and extensions of this code and any regulation taken in application of this code.

“Legal Requirements” means any federal, state, local, municipal, foreign, maritime, international, supranational or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling, convention, agreement or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including any Maritime Guidelines).

“Liabilities” means all liabilities, whether secured or unsecured, accrued, contingent, known, absolute, inchoate or otherwise.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, pledge, option, restriction on transfer of title or voting, right of first refusal/offer, preemptive right, easement, servitude, right of way, community property interest, equitable interest, or other restriction or charge of any kind (including any title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any affiliate of the seller, or any agreement to give any security interest), whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Legal Requirement, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.

“MAQ Common Stock” means the common stock, par value US$0.0001 per share, of MAQ.

“MAQ Information” means information about MAQ and the Merger Subsidiary reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by the federal securities laws.

“MAQ Warrants” means the warrants issued by MAQ in connection with the IPO.

“Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands and France) rule, requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject and required to comply with, imposed or promulgated by any Governmental Entity, such Vessel’s classification society or the insurer(s) of such Vessel.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect, individually or when aggregated with other changes, events, circumstances or effects, that would either (a) have a material adverse effect on (i) the business, properties (including the Vessels), financial condition, or results of operations of such entity (or, in the case of the Company, the Predecessor) and its Subsidiaries taken as a whole, (ii) the validity of this Agreement or any Transaction Agreement or (iii) the ability of any party to perform under this Agreement or any Transaction Agreement, or (b) prevent or materially interfere with the consummation of the transactions contemplated by this Agreement or any Transaction Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any change, event, circumstance or effect arising from or relating to (1) general business, economic or industry conditions, (2) national or international political or social conditions, including the engagement by the United States or the United Kingdom in hostilities, whether or not pursuant to the declaration of a national emergency or war, (3) changes in U.S. GAAP, (4) changes in Legal Requirements, or (5) the taking of any action required by this Agreement or any Transaction Agreement, except, in the case of subclauses (1), (2), (3) and (4), for purposes of determining the amount of material adversity in subclause (a), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on the entity as compared to other Persons engaged in the same industry.

“MTSA” means the Maritime Transportation Security Act of 2002.

“Order” means any order by, before, or under the supervision of any Governmental Entity, arbitrator, or mediator.

“Ordinary Course” means the ordinary course of business consistent with past practice.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date or, with respect to the portion of such period that ends on the Closing Date, any taxable period that includes (but does not end on) such date.

“Predecessor” means the predecessor to the Company contemplated in the Carve-out Financial Statements.

“Proceedings” means actions, suits, claims and investigations and legal, administrative or arbitration proceedings.

“Registration Statement” means the registration statement of the Company, as filed on November 13, 2007 with the SEC on Form F-1 (File No. 333-147070), as amended through Amendment #3.

“Related Party” means an officer, director, manager, employee, Affiliate or shareholder of the Company or any of its Subsidiaries.

“Related Party Arrangement” shall have the meaning given to it in Sections 2.20 or 3.4, as applicable

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means with respect to any Person, any other Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of the second Person’s Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person.)

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed with respect to or in connection with the calculation, determination, assessment or collection of any Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

“Trust Account Agreement” means the trust account agreement between MAQ and The Bank of New York, dated August 30, 2006.

“Trust Fund” means the MAQ’s trust account at The Bank of New York with The Bank of New York, acting as Trustee.

“U.S. GAAP” means generally accepted accounting principles of the United States.

11.3 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

11.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) except as provided in the following sentence, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder. All of the confidentiality obligations, agreements and covenants under paragraphs 3 and 5 of that certain Letter of Intent, dated February 24, 2008, between MAQ and CMA (the “Confidentiality Agreement”) shall survive the termination of this Agreement without any modification thereof, provided, that to the extent there is a conflict between the provisions of the Confidentiality Agreement and the provisions of this Agreement, this Agreement shall prevail to that extent.

11.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Jurisdiction; Enforcement.

(a) The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts and to accept service of process in any manner permitted by such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(b) By its execution and delivery of this Agreement, each of CMA and the Company (i) irrevocably designates and appoints CMA CGM (America) LLC (the “Agent”) as its authorized agent upon which process may be served in any Proceeding arising out of or relating to this Agreement or any Transaction Agreement and (ii) agrees that service of process upon the agent shall be deemed, in every respect, effective service of process upon CMA or the Company, as applicable, in any such Proceeding. Each of CMA and the Company further agrees, at its own expense, to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Agent in full force and effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Law of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 11.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties; provided, however, that after adoption of this Agreement by the stockholders of MAQ, no amendment shall be made, that by Legal Requirement requires further approval by the stockholders, without such further approval.

11.11 Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

11.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.14 Nonsurvival of Representations and Warranties. None of the representations and warranties or covenants contained in this Agreement shall survive the Effective Time, except those covenants set forth in Sections 6.7, 6.8, 6.12, 6.13, 6.14, 9.2 and 9.3 and in Articles VIII, X and XI which shall survive after the Effective Time.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

MARATHON ACQUISITION CORP.

By:	/s/ Michael Gross
Name:	Michael Gross
Title:	Chairman and CEO

GSL HOLDINGS, INC.

By:	/s/ Brian Gerson
Name:	Brian Gerson
Title:	Vice President and Treasurer

CMA CGM S.A.

By:	/s/ Jean-Yves Schapiro
Name:	Jean-Yves Schapiro
Title:	Executive Vice President, Finance & Control

GLOBAL SHIP LEASE, INC.

By:	/s/ Ian J. Webber
Name:	Ian J. Webber
Title:	CEO

GLOBAL SHIP LEASE, INC.

By:	/s/ Serge Corbel
Name:	Serge Corbel
Title:	Authorized Signatory

EXHIBIT A-1

REGISTRATION RIGHTS AGREEMENT

Exhibit A-1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the      day of                 , 2008, by and among: [GSL Holdings, Inc.], a Marshall Islands corporation (the “Company”), and each of the undersigned parties listed under Insiders on the signature page hereto (each, an “Insider” and collectively, the “Insiders”).

WHEREAS, pursuant to the mergers (the “Mergers”) contemplated by the Agreement and Plan of Merger, dated as of March 21, 2008, among the Company, Marathon Acquisition Corp., Global Ship Lease, Inc. and CMA CGM S.A. (“CMA”), (i) CMA holds shares of the Common Stock (as defined below) (“CMA Shares”), (ii) Marathon Investors, LLC holds warrants (“Sponsor Warrants”) to acquire the shares of the Common Stock (“Sponsor Warrant Shares”) and (iii) Marathon Founders, LLC and the other Insiders hold shares of the Common Stock (the “Founders Shares”);

WHEREAS, the Insiders and the Company desire to enter into this Agreement to provide the Insiders with certain rights relating to the registration of (i) the CMA Shares, (ii) the Founders Shares, (iii) the Sponsor Warrants, and (iv) the Sponsor Warrant Shares (collectively, the “Insider Securities”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Combination” means the Mergers.

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which the banking institutions in the City of New York are authorized or obligated by law or executive order to close.

“CMA Shares” is defined in the recitals to this Agreement; provided, that any such CMA Shares shall cease to be CMA Shares when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred pursuant to Rule 144 of the Securities Act (or any similar provisions thereunder, but not Rule 144A), and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Commission” means the Securities and Exchange Commission, or such successor federal agency or agencies as may be established in lieu thereof.

“Common Stock” means common stock of the Company (including Class A Common Stock, Class B Common Stock and Class C Common Stock).

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

1

“Founder Shares” is defined in the recitals to this Agreement; provided, that any such Founders Shares shall cease to be Founder Shares when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred pursuant to Rule 144 of the Securities Act (or any similar provisions thereunder, but not Rule 144A), and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Insider” is defined in the preamble to this Agreement.

“Insider Indemnified Party” is defined in Section 4.1.

“Insider Securities” is defined in the recitals to this Agreement; provided, that any such Insider Securities shall cease to be Insider Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred pursuant to Rule 144 of the Securities Act (or any similar provisions thereunder, but not Rule 144A), and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Insider Shares” means all CMA Shares, Founder Shares and Sponsor Warrant Shares to which this Agreement relates, regardless of whether such securities remain underlying other Insider Securities.

“Maximum Number of Securities” is defined in Section 2.1.4.

“Notices” is defined in Section 6.2.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Prospectus” means a prospectus relating to a Registration Statement, as amended or supplemented, and all materials incorporated by reference in such Prospectus.

“Register,” “registered” and “registration” mean a registration effected by preparing and filing a registration statement or similar document under the Securities Act and such registration statement becoming effective.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form F-4 or Form F-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Release Date” means the date that is twelve months after the consummation of the Business Combination.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

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“Shelf Registration Statement” means the shelf registration statement referred to in Section 2.3, to be filed on any Commission Securities Act registration form available at such time, as amended or supplement by any amended or supplement, including post-effective amendments, and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such Shelf Registration Statement.

“Sponsor Warrants” is defined in the recitals to this Agreement; provided, that any such Sponsor Warrants shall cease to be Sponsor Warrants when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred pursuant to Rule 144 of the Securities Act (or any similar provisions thereunder, but not Rule 144A), and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Sponsor Warrant Shares” is defined in the recitals to this Agreement; provided, that any such Sponsor Warrant Shares shall cease to be Sponsor Warrant Shares when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act (as defined below) and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred pursuant to Rule 144 of the Securities Act (or any similar provisions thereunder, but not Rule 144A), and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Triggering Holder” is defined in Section 2.1.1.

“Underwriter” means a securities dealer who purchases any Insider Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 General Request for Registration. At any time and from time to time on or after the Release Date, either (i) the holders of a majority-in-interest of, collectively, the Founder Shares and the Sponsor Warrant Shares beneficially held by the Insiders or the permitted transferees of the Insiders, regardless of whether, in the case of the Sponsor Warrant Shares, such Sponsor Warrant Shares remain underlying Sponsor Warrants or (ii) the holders of a majority-in-interest of the CMA Shares held by the Insiders and the permitted transferees of the Insiders (the holders triggering such registration are referred to as the “Triggering Holders”) may make a written demand for registration under the Securities Act of all or part of their Insider Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number and type of Insider Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Insider Securities of any demand pursuant to this Section 2.1.1 within five (5) Business Days, and each holder of Insider Securities who wishes to include all or a portion of such holder’s Insider Securities in such Demand Registration and is otherwise permitted to do so under this Agreement (each such holder including Insider Securities in such Demand Registration, a “Demanding Holder”) shall so notify the Company within ten (10) Business Days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Insider Securities included in the Demand Registration, subject to Section 2.1.4 and the provisions set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under clause (i) of this Section 2.1.1 or more than an aggregate of three (3) Demand Registrations under clause (ii) of this Section 2.1.1.

2.1.2 Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Insider Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the

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Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) with respect to a Demand Registration, a majority-in-interest of the Triggering Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is otherwise terminated.

2.1.3 Underwritten Offering. If a majority-in-interest of the Triggering Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Insider Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In each such case, the right of any holder to include such holder’s Insider Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Insider Securities in the underwriting to the extent provided herein. All Demanding Holders who propose to distribute their Insider Securities through such an underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Insider Securities which the Demanding Holders desire to sell taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other holders of the Company’s securities who desire to sell securities, exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such registration:

(i) first, in the case of a Demand Registration, the Insider Securities as to which the Demand Registration has been requested (pro rata in accordance with the number of Insider Shares (including Sponsor Warrant Shares underlying Sponsor Warrants) which such Demanding Holders have requested be included in such registration, regardless of the number of Insider Shares (including Sponsor Warrant Shares underlying Sponsor Warrants) with respect to which such Demanding Holders have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Securities;

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities;

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities; and

(iv) fourth, to the extent that the Maximum Number of Securities have not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Common Stock or other securities that other shareholders desire to sell that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Withdrawal. In the case of a Demand Registration, if a majority-in-interest of the Triggering Holders disapprove of the terms of any underwriting or are not entitled to include all of their Insider Securities in any offering, such majority-in-interest of the Triggering Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. In such event, the Company need not seek effectiveness of such Registration Statement for the benefit of other Insiders. If the majority-in-interest of the Triggering Holders withdraws from a proposed offering relating to a Demand Registration in accordance with this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1.1 hereof.

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2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If at any time on or after the Release Date the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Insider Securities as soon as practicable but in no event less than ten (10) Business Days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Insider Securities in such notice the opportunity to register the sale of such number and type of Insider Securities as such holders may request in writing within five (5) Business Days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Insider Securities to be included in such registration and shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Insider Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Insider Securities in accordance with the intended method(s) of distribution thereof. All holders of Insider Securities who propose to distribute securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Insider Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Insider Securities hereunder, the Insider Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock or other securities, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such registration:

(i) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock and other securities, if any, including the Insider Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of shares of Common Stock (including Sponsor Warrant Shares underlying Sponsor Warrants) which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock or other securities (including Sponsor Warrant Shares underlying Sponsor Warrants) with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Securities; and

(ii) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Insider Securities pursuant to written contractual arrangements with such persons, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Insider Securities as to which registration has been requested under this Section 2.2 (pro rata in

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accordance with the number of Insider Shares (including Sponsor Warrant Shares underlying Sponsor Warrants) which each Insider or transferee thereof shall have requested to be included in such registration, without giving effect to any other Insider Securities to be included therein, regardless of the number of Insider Shares (including Sponsor Warrant Shares underlying Sponsor Warrants) with respect to which such Insider or transferee thereof shall have the right to request such inclusion); and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which other shareholders desire to sell that can be sold without exceeding the Maximum Number of Securities.

2.2.3 Withdrawal. Any holder of Insider Securities may elect to withdraw such holder’s request for inclusion of Insider Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company may also elect to withdraw a registration statement at any time prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Insider Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3 Registrations on Shelf Registration Statement. Subject to the restrictions set forth in the Stockholders Agreement dated as of the date hereof among the Company, CMA and Marathon Founders, LLC, the holders of Insider Securities may at any time and from time to time request in writing that the Company register the resale of any or all of such Insider Securities on a Shelf Registration Statement; provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Insider Securities and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Insider Securities, as the case may be, as are specified in such request, together with all or such portion of the Insider Securities of any other holder or holders joining in such request as are specified in a written request given within five (5) Business Days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: if the holders of the Insider Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Insider Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Insider Securities pursuant to Section 2, the Company shall use commercially reasonable efforts to effect the registration and sale of such Insider Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Insider Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided, further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder; provided, further, that the Insiders shall provide at least fifteen (15) Business Days notice of the date on which they wish the Company to prepare and file a Registration Statement with the Commission.

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3.1.2 Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Insider Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the holders of Insider Securities included in such registration or legal counsel for any such holders may reasonably request in order to facilitate the disposition of the Insider Securities owned by such holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Insider Securities, and all other securities covered by such Registration Statement, have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Insider Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Insider Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Insider Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall reasonably object.

3.1.5 State Securities Laws Compliance. The Company shall use commercially reasonable efforts to (i) register or qualify the Insider Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Insider Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Insider Securities covered by the Registration Statement to be registered with or approved by such other State authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Insider Securities included in such Registration Statement to consummate the disposition of such Insider Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.1.5 or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Insider Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of

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Insider Securities included in such registration statement. For the avoidance of doubt, the holders of Insider Securities may not require the Company to accept terms, conditions or provisions in any such agreement which the Company determines is not reasonably acceptable to the Company, notwithstanding any agreement to the contrary herein. No holder of Insider Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except as reasonably requested by the Company and, if applicable, with respect to such holder’s organization, good standing, authority, title to Insider Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Insider Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors. Holders of Insider Securities shall not be required to make any representations or warranties to or agreements with the Company or the Underwriters except as they may relate to such holders and their intended methods of distribution. Such holders, however, shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type. Further, such holders shall cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Agreement. Each holder shall also furnish to the Company such information regarding itself, the Insider Securities held by such holder, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Insider Securities.

3.1.8 Records. The Company shall make available for inspection by the holders of Insider Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Insider Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9 Opinions and Comfort Letters. The Company shall furnish to each holder of Insider Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Insider Securities included in such Registration Statement, at any time that such holder elects to use a Prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such Prospectus has been declared effective and that no stop order is in effect.

3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within six (6) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Company shall use commercially reasonable efforts to cause all Insider Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Insider Securities that are included in such registration.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on a Shelf Registration Statement pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written

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insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Insider Securities included in any registration shall immediately discontinue disposition of such Insider Securities pursuant to the Registration Statement covering such Insider Securities until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent Prospectus covering such Insider Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall bear all customary costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on a Shelf Registration Statement effected pursuant to Section 2.3, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Insider Securities, subject to the limit set forth in paragraph (ix) below); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Insider Securities, as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Insider Securities that are included in such registration (not to exceed, including the fees and disbursements to counsel in paragraph (ii) above, $20,000). The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Insider Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne solely by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Insider Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Insider Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.5 Holder Obligations. No holder of Insider Securities may participate in any underwritten offering pursuant to this Agreement unless such holder (i) agrees to sell only such holder’s Insider Securities on the basis reasonably provided in any underwriting agreement, and (ii) completes, executes and delivers any and all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required by or under the terms of any underwriting agreement or as reasonably requested by the Company.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Insider and each other holder of Insider Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) an Insider and each other holder of Insider Securities (each, an “Insider Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Insider Securities was registered under the Securities Act, any preliminary Prospectus or final Prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expense, loss, claim, damage or liability arises out of or

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is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary Prospectus or final Prospectus or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein.

4.2 Indemnification by Holders of Insider Securities. Each selling holder of Insider Securities will, with respect to any Registration Statement where Insider Securities were registered under the Securities Act, indemnify and hold harmless the Company, each of its directors and officers, and each other person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Insider Securities was registered under the Securities Act, any preliminary Prospectus or final Prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder from the sale of Insider Securities which gave rise to such indemnification obligation.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, promptly notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it elects, retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party, and any others the Indemnifying Party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated in this Section 4.3, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by such Indemnifying Party of the aforesaid request, and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement (other than reimbursement for fees and expenses the Indemnifying Party is contesting in good faith). No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is

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unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative benefits received by the Indemnified Parties on the one hand and the Indemnifying Parties on the other from the offering. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Party failed to give the notice required under Section 4.3 above, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Indemnified Parties on the one hand and the Indemnifying Parties on the other in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Insider Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Insider Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. The Company covenants that it shall use its best efforts to file any reports required to be filed by it under the Exchange Act and shall use its best efforts to take such further action as the holders of Insider Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Insider Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, or any similar provision thereto, but not Rule 144A.

6. MISCELLANEOUS.

6.1 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Insider Securities hereunder may be freely assigned or delegated by such holder of Insider Securities in conjunction with and to the extent of any permitted transfer of Insider Securities by any such holder in accordance with applicable law. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Insider or holder of Insider Securities or of any assignee of the Insider or holder of Insider Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not a party hereto other than as expressly set forth in Section 4 and this Section 6.1.

6.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice provided in accordance with this Section 6.2. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal

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business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Marathon Acquisition Corp.
500 Park Avenue, 5th Floor
New York, NY 10022
Attention: Chief Executive Officer

with a copy to:

Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Cynthia M. Krus, Esq.

To an Insider, to the address set forth below such Insider’s name on the signature pages hereof.

with a copy to:

Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W. Washington, DC 20004
Attention: Cynthia M. Krus, Esq.

6.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

6.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.6 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

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6.9 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Insider or any other holder of Insider Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.10 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The Company and the holders of the Insider Securities irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement, agree that all claims in respect of the action may be heard and determined in any such court and agree not to bring any action arising out of or relating to this Agreement in any other court. In any action, the Company and the holders of the Insider Securities irrevocably and unconditionally waive and agree not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action is brought in an inconvenient forum or that the venue of such action is improper. Without limiting the foregoing, the Company and the holders of the Insider Securities agree that service of process at each parties respective addresses as provided for in Section 6.2 above shall be deemed effective service of process on such party.

6.11 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Insider in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

[GSL HOLDINGS, INC.]

By:
Name:
Title:

INSIDERS:

MARATHON INVESTORS, LLC

By:
Michael S. Gross
Managing Member

Marathon Investors, LLC
500 Park Avenue, 5th Floor
New York, NY 10022

MARATHON FOUNDERS, LLC

By:
Michael S. Gross
Managing Member

Marathon Founders, LLC
500 Park Avenue, 5th Floor
New York, NY 10022

By:
Adam Aron

c/o Marathon Founders, LLC
500 Park Avenue, 5th Floor
New York, NY 10022

By:
Robert Sheft

c/o Marathon Founders, LLC
500 Park Avenue, 5th Floor
New York, NY 10022

By:
Irwin Simon

c/o Marathon Founders, LLC
500 Park Avenue, 5th Floor
New York, NY 10022

CMA CGM S.A.

By:
Name:
Title:

CMA CGM S.A.
4, quai d’Arenc 13235
Marseille cedex 02
FRANCE

EXHIBIT A-2

SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

Exhibit A-2

SECOND AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

Dated [•], 2008

Among

GLOBAL SHIP LEASE, INC.

as Purchaser

and

CMA CGM S.A.

DELMAS S.A.S.

SNC PACIFIC I

SNC PACIFIC II

as Vendors

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SECOND AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

This SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT is dated as of                     , 2008, between and among CMA CGM S.A., a corporation formed under the laws of France (“CMA CGM”); DELMAS S.A.S., a corporation formed under the laws of France (“Delmas”); SNC PACIFIC I, a corporation formed under the laws of France (“PI”); and SNC PACIFIC II, a corporation formed under the laws of France (“PII” and together with CMA CGM, Delmas, and PI, the “Vendors” and each a “Vendor”), and GLOBAL SHIP LEASE, INC., a corporation formed under the laws of the Republic of the Marshall Islands (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Parties have previously entered into that certain Asset Purchase Agreement dated October 31, 2007, as amended and restated by that certain Amended and Restated Asset Purchase Agreement, dated as of December 5, 2007 (the “Prior Agreement”);

WHEREAS, the Parties now desire to further amend and restate the terms of the Prior Agreement and to accept the rights and obligations created hereto in lieu of their rights and obligations under the Prior Agreement;

WHEREAS, this amendment and restatement is a condition precedent to consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 21, 2008 (the “Merger Agreement”), by and among CMA CGM, Purchaser, Marathon Acquisition Corp. (“Marathon”) and GSL Holdings, Inc. (including the mergers contemplated thereby);

WHEREAS, Clause 10.5 of the Prior Agreement required that all amendments thereto be in writing and signed by each of the Parties; and

WHEREAS, this Agreement shall serve to amend and restate the Prior Agreement in its entirety.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. INTERPRETATION

1.1 Definitions

In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question;

“Agreement” means this Agreement, including its recitals and schedules, as amended and supplemented;

“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property transaction or event and all general principles of common law and equity;

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“Builder” means, as applicable, Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“Daewoo”) and any successor or permitted assign thereof and Hanjin Heavy Industries & Construction Co., Ltd. (“Hanjin”) and any successor or permitted assign thereof;

“Business Day” means any day other than a Saturday, Sunday or any statutory holiday on which banks in France, England or Cyprus are required to close;

“Closing Date” means, in respect of the Initial Assets, the day of the Initial Assets Closing of that Initial Assets, and in respect of the Contracted Assets, the day of the Contracted Assets Closing of that Contracted Asset;

“Common Shares” means the Purchaser’s (or its successor’s) common shares or common stock acquired by CMA CGM pursuant to the Merger Agreement;

“Contracted Assets” has the meaning given to it in Section 2.2;

“Contracted Assets Closing” has the meaning given to it in Section 2.4;

“Contracted Assets Date of Closing” has the meaning given to it in Section 2.4;

“Contracted Assets Purchase Price” has the meaning given to it in Section 3.2;

“Contracted Vendor” means the Vendor listed on Schedule B;

“Contracted Vessels” means, collectively, each of the Vessels listed on Schedule B;

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise;

“Credit Facility” means the $800 million senior secured revolving credit facility agreement dated December 7, 2007 between the Purchaser and its Subsidiaries, Fortis Bank (Nederland) N.V., Citibank International Plc, HSH Nordbank AG and the other financial institutions who are parties thereto, as amended;

“Date of Closing” means in respect of any Initial Asset, the Initial Assets Date of Closing and in respect of any Contracted Asset, the Contracted Assets Date of Closing;

“Deficient Vessel” has the meaning given to it in Section 3.6;

“Delivered” means the delivery by the Builder or the owner, as applicable, to the Contracted Vendor of that Contracted Vessel, and the acceptance thereof by the Contracted Vendor;

“Delivery Date” means the date that such Contracted Vessel is Delivered to the Contracted Vendor;

“Designated Subsidiary” means any wholly owned Subsidiary of the Purchaser, either set forth on Schedule C hereto or otherwise notified to the Vendors, which the Purchaser, in its sole discretion, may cause to purchase and take delivery of any Vessel pursuant to the terms and conditions hereof;

“Encumbrance” means any mortgage, lien (including maritime liens), charge (whether fixed or floating), assignment, adverse claim, hypothec or encumbrance on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind;

“Excluded Assets” means bunkers and gas oils;

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“Existing Conditions or Recommendations” means any condition of class or recommendation existing on any Vessel, or any suspension of a Vessel from its class, as of the applicable Date of Closing;

“GAAP” means generally accepted accounting principles consistently applied in the United States of America;

“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;

“Hanjin Contracts” means, collectively, the shipbuilding contract between COSCO Charleston Maritime Inc. and Hanjin for the construction of CMA CGM Alcazar and the shipbuilding contract between COSCO Norfolk Maritime Inc. and Hanjin for the construction of CMA CGM Château d’If;

“Indemnified Party” has the meaning given to it in Section 8.8;

“Indemnifier” has the meaning given to it in Section 8.8;

“Indemnity Claim” has the meaning given to it in Section 8.8;

“Initial Assets” has the meaning given to it in the Prior Agreement;

“Initial Assets Closings” has the meaning given to it in the Prior Agreement;

“Initial Assets Date of Closing” has the meaning given to it in the Prior Agreement;

“Initial Asset Newbuilding MOA” means the memorandum of agreement with respect to the CMA CGM Château d’If by and between the Purchaser and CMA CGM and attached hereto as Schedule D;

“Initial Assets Purchase Price” has the meaning given to it in Section 3.1;

“ISM Code” means the International Safety Management Code of the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A 741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization, including any amendments and extensions of this code and any regulation taken in application of this code;

“Lenders” means Fortis Bank (Nederland) N.V., Citibank International Plc, HSH Nordbank AG and the other financial institutions who are parties to the Credit Facility;

“License” and “Licenses” have the meaning given to each in Section 4.1(j);

“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity;

“Management Agreement” means the ship management agreement between the Purchaser and the Ship Manager;

“Marathon” has the meaning set forth in the recitals;

“Memoranda of Agreement” means, collectively, the (i) Memorandum of Agreement between COSCO Charleston Maritime Inc. and CMA CGM dated June 6, 2007 for the purchase of CMA CGM Alcazar and (ii) Memorandum of Agreement between COSCO Norfolk Maritime Inc. and CMA CGM dated June 6, 2007 for the purchase of CMA CGM Château d’If;

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“Merger Agreement” has the meaning set forth in the recitals;

“Missing Condition” has the meaning given to it in Section 6.1;

“Notice” means any notice, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written from any Person;

“Parties” means all parties to this Agreement and “Party” means any one of them;

“Permitted Action” means any suit, action, or other proceeding in any way related to or arising out of this Agreement commenced in the courts of England and all courts having appellate jurisdiction over those courts, by any party to this Agreement against any other party to this Agreement;

“Permitted Encumbrances” means any of the following:

(i)	liens for current taxes or ad valorem taxes not yet due and payable or contested in good faith, if a reserve or other appropriate provision, if any, as may be required by GAAP shall have been made therefor;

(ii)	statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materialsmen, repairers and other similar liens, including maritime liens imposed by law incurred in the ordinary course of business for sums not yet due and payable or contested in good faith;

(iii)	liens for master’s disbursements incurred in the ordinary course of trading and unpaid crew’s wages, including wages of the master and stevedores employed by the Vessel, outstanding in the ordinary course of trading, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business;

(iv)	liens incurred in the ordinary course of business arising from vessel chartering, drydocking, maintenance, the furnishing of supplies and bunkers to Vessels, repairs and improvements to Vessels; and

(v)	liens for salvage and general average;

“Person” means an individual, legal personal representative, corporation, body corporate, company, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority or any other entity;

“Post-Delivery Obligations” means, as applicable, (i) those obligations of the Contracted Vendor under the Ship Building Contract that arise after the Vessel is Delivered and that directly relate to or are associated with the benefits and rights being assigned under Section 2.2(c) hereof, including with respect to Article VII(5)(g), IX and XV of the Ship Building Contract and (ii) those obligations of CMA CGM under the Purchase Option Charters that arise after the applicable Contracted Vessel is Delivered and that directly relate to or are associated with the benefits and rights being assigned under Section 2.2(d) hereof;

“Prior Agreement” has the meaning set forth in the recitals;

“Purchase Option Charters” means, collectively, those certain charter party agreements dated October 27, 2005, as amended, by and between CMA CGM and CONTI 39. Container-Schiffahrts-GmbH & CO. KG Nr. 1; CONTI 41. Container-Schiffahrts-GmbH & CO. KG Nr. 1; and CONTI 42. Container-Schiffahrts-GmbH & CO. KG Nr. 1 containing therein CMA CGM’s option to purchase the CMA CGM Jamaica, CMA CGM Sambhar and CMA CGM America, respectively, from the aforementioned entities;

“Purchase Option” means CMA CGM’s option to purchase the CMA CGM Jamaica, CMA CGM Sambhar and CMA CGM America pursuant to the terms of the Purchase Option Charters;

“Purchased Assets” means, collectively, all of the Initial Assets and all of the Contracted Assets;

“Purchaser’s Indemnified Persons” has the meaning given to it in Section 8.5;

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“Ship Building Contract” means that ship building contract dated April 25, 2005 between Daewoo and the Contracted Vendor and any subsequent amendments with regard to the construction of the 10,960 TEU newbuilding, with vessel/hull No. 4126;

“Ship Manager” means CMA CGM or any of its Subsidiaries that provide ship management services to each of the Vessels pursuant to the Management Agreements;

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more corporations Controlled by of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a corporation Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more corporations Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more corporations Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Taxes” means all income, tonnage, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any domestic or foreign jurisdiction and all interest and penalties thereon;

“Time Charters” mean the time charters on the Vessels entered into by certain Subsidiaries of the Purchaser, as owner, and CMA CGM or certain of its Subsidiaries, as charterer;

“Total Loss” means in relation to a Vessel:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Vessel;

(b)	requisition for title or other compulsory acquisition of that Vessel otherwise than by requisition for hire;

(c)	requisition for hire, capture, seizure, expropriation or confiscation of that Vessel by any Governmental Authority or by persons acting or purporting to act on behalf of any Governmental Authority; and

(d)	any hijacking, theft, forfeiture, condemnation, capture, restraint or disappearance of that Vessel.

“Vendors’ Indemnified Persons” has the meaning given to it in Section 8.6;

“Vendor’s Purchased Assets” means, in respect of an Initial Vendor, that Vendor’s Initial Assets (as described in Section 2.1 hereof) and with respect to the Contracted Vendor, the Contracted Assets (as described in Section 2.2 hereof);

“Vessels” means the Initial Vessels and Contracted Vessels and “Vessel” means any one of them.

“Vessel MOA” has the meaning given to it in Section 2.6; and

“Vessel Warranties” means, if applicable, in respect of any Vendor, any and all warranties and performance guarantees provided to Vendor as purchaser of the Vessel under the vessel’s respective ship building contract or memoranda of agreement, including, but not limited to, a “Warranty of Quality”, any extended guarantee rights contained herein and the guarantee by the paint manufacturer with respect to defects in paint and/or application or underwater parts of the Vessel delivered or to be delivered under that Vendor’s ship building contract or memoranda of agreement and any other material warranties in respect of the Vessel.

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1.2 Construction and Interpretation

The division of this Agreement into Sections, the insertion of headings and the provision of a table of contents are for convenience only, do not form a part of this Agreement and will not be used to affect the construction or interpretation of this Agreement. Unless otherwise specified:

(a)	each reference in this Agreement to “Section” and “Schedule” is to a Section of, and a Schedule to, this Agreement;

(b)	each reference to a statute is deemed to be a reference to that statute, and to the regulations made under that statute, as amended or re-enacted from time to time;

(c)	words importing the singular include the plural and vice versa and words importing gender include all genders;

(d)	references to time of day or date mean the local time or date in London, England;

(e)	all references to amounts of money mean lawful currency of the United States;

(f)	the language in all parts of this Agreement will in all cases be construed as a whole and neither strictly for nor strictly against any of the Parties; and

(g)	to the extent any of the terms or conditions set forth in the Vessel MOA conflict with the provisions hereof, the provisions contained herein shall govern.

1.3 Business Day

If under this Agreement any payment or calculation is to be made, or any other action is to be taken, on or as of a day which is not a Business Day, the payment or calculation is to be made, or that other action is to be taken, on or as of the next day that is a Business Day.

1.4 Governing Law

This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are, unless those documents state otherwise, governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with, the laws of England which are deemed to be the proper law of this Agreement.

1.5 Time of Essence

Time is of the essence of this Agreement.

1.6 Schedules

The schedules attached to this Agreement, will, for all purposes, form an integral part of the Agreement.

Whenever disclosure of any matter is made in any Schedule to this Agreement for the purposes of any representation, warranty or other provision of this Agreement, such disclosure shall be deemed to constitute disclosure in any other Schedule to this Agreement.

2. PURCHASE OF ASSETS

2.1 Initial Assets

INTENTIONALLY OMITTED.

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2.2 Contracted Assets

The Contracted Vendor undertakes to (i) purchase, in accordance with the terms of the Purchase Option Charters and this Agreement and by no later than December 31, 2008, the CMA CGM Jamaica, the CMA CGM Sambhar and the CMA CGM America, which are currently chartered by the Contracted Vendor from unaffiliated, third parties and (ii) purchase, in accordance with the terms of the Ship Building Contract and this Agreement and by no later than December 31, 2008, the Vessel that is the subject of the Ship Building Contract.

The Contracted Vendor undertakes, to sell, assign and transfer to the Purchaser or its Designated Subsidiary, and the Purchaser undertakes to purchase, or to cause its Designated Subsidiary to purchase, from the Contracted Vendor for the price and in accordance with and subject to the terms and conditions set forth in this Agreement, the following:

(a)	all of the Contracted Vendor’s right, title and interest in and to each Contracted Vessel set out across from the Contracted Vendor’s name on Schedule B hereto (and, with regard to the Contracted Vessels subject to the Purchase Option Charters and the Ship Building Contract, upon the Contracted Vendor’s acquisition thereof), but excluding the Excluded Assets;

(b)	the Contracted Vendor’s Vessel Warranties, to the extent assignable, and to the extent not assignable, the right to receive the benefit of the Contracted Vendor’s Vessel Warranties pursuant to Section 7.1, if applicable;

(c)	all rights and benefits under the Ship Building Contract, to the extent assignable or transferable by novation, and to the extent not assignable or transferable by novation, the right to receive all benefits thereunder pursuant to Section 7.1; and

(d)	all rights and benefits under the Purchase Option Charters, to the extent assignable or transferable by novation, and to the extent not assignable or transferable by novation, the right to receive all benefits thereunder pursuant to Section 7.1.

The assets described in subsection 2.2(a) to 2.2(d), but excluding the Excluded Assets, with respect to the Contracted Vendor, are hereinafter collectively referred to as the “Contracted Assets”.

2.3 Closing of the Purchase of Initial Assets

INTENTIONALLY OMITTED.

2.4 Closing of the Purchase of Contracted Assets

(a)	Subject to satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, the sale and transfer of each of the Contracted Assets (except for the CMA CGM Berlioz) shall occur simultaneously with the payment of the respective portion of the Contracted Assets Purchase Price relating to each Contracted Vessel as described in Sections 3.2 and 3.3 on, as applicable, the respective Delivery Date for the Contracted Vessel or on such date and time (as of Greenwich Mean Time) as may be agreed to in writing by the Contracted Vendor and the Purchaser (the “Contracted Assets Date of Closing”).

(b)	With regard to the CMA CGM Berlioz, the Contracted Vendor shall keep the Purchaser informed of its schedule and the Contracted Vendor and the Purchaser shall agree in writing upon a Date of Closing, which is scheduled to occur on or around July 31, 2009 but in any event shall occur no later than September 30, 2009. The CMA CGM Berlioz is to be delivered to the Purchaser or, as applicable, to its Designated Subsidiary wherever it may be at the designated Date of Closing. The sale and transfer of the CMA CGM Berlioz shall occur simultaneously with the payment of its respective portion of the Contracted Assets Purchase Price as described in Sections 3.2 and 3.3.

(c)	On the applicable Date of Closing for each Contracted Vessel, CMA CGM (or its applicable subsidiary) and the Purchaser (or its applicable subsidiary) shall enter into a Time Charter for such Contracted Vessel having the charter rates and on the term periods set forth on Schedule 2.4 hereto and in the form annexed to the Merger Agreement as Exhibit A-3.

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(d)	On the applicable Date of Closing for each Contracted Vessel, CMA CGM (or its applicable subsidiary) and the Purchaser (or its applicable subsidiary) shall enter into a Management Agreement, in the form annexed to the Merger Agreement as Exhibit A-3, for such Contracted Vessel having the same annual management fee as the Management Agreement for the Initial Vessels.

Each sale and transfer of Contracted Assets is hereinafter referred to as a “Contracted Assets Closing”.

2.5 Place of Closing

Each Contracted Assets Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, Tower 42, Level 35, 25 Old Broad Street, London, EC2N 1HQ, United Kingdom, or such other place as may be agreed upon by the applicable Vendor and the Purchaser.

2.6 Assignment and Transfer Documents

(a)	Subject to the terms and conditions hereof, each Vendor will execute and deliver to the Purchaser at the applicable Date of Closing of such Vendor’s Purchased Assets, such deeds of conveyance, bills of sale, assignment documents and all other documents as are set forth in the relevant Vessel MOA, and are necessary to validly complete (i) the sale and transfer to the Purchaser or, as applicable, to its Designated Subsidiary of that Vendor’s Purchased Assets free and clear of any Encumbrances, in pre-agreed form and content and (ii) the permanent registration of the Vessel in the applicable jurisdiction.

(b)	Subject to the terms and conditions hereof, the Purchaser or, as applicable, its Designated Subsidiary will execute and deliver to the relevant Vendor at the applicable Date of Closing of such Vendor’s Purchased Assets, such documents as are set forth in the relevant Vessel MOA, and that may be reasonably required by the Vendor, to validly complete (i) the sale and transfer of that Vendor’s Purchased Assets in form and content reasonably acceptable to the Vendor and (ii) the permanent registration of the Vessel in the applicable jurisdiction.

(c)	Subject to Section 1.2 hereof and without limiting the generality of subsection 2.6 (a) above, the purchase of each Vessel shall be concluded on the basis of this Agreement and the Norwegian Shipbrokers’ Association’s memorandum of agreement for the sale and purchase of ships as adopted by BIMCO in “SALEFORM 1993,” in the form attached as Schedule 2.6 logically amended as appropriate in compliance with this Agreement and the following other terms (each such agreement, the “Vessel MOA”):

(1)	no deposit shall be paid;

(2)	subject to terms of Section 5.4(b) hereof, the Purchaser shall have the right to review the Vessel’s records and classification surveys and inspect the Vessel prior to delivery;

(3)	no drydocking or inspection of underwater parts will be made;

(4)	the Purchaser, or, as applicable, its Designated Subsidiary, shall pay only for unused/unbroached lubricating oils contained in storage tanks and sealed drums only if the Vessel comes under a ship manager other than CMA Ships (or an affiliated entity of CMA Ships). In such a case the Purchaser or, as applicable, its Designated Subsidiary (or the Purchaser’s new ship manager), shall pay to the Vendor the market price of the unused/unbroached lubricating oils contained in storage tanks and sealed drums remaining on board at the time of such change of the ship manager. At no extra cost to the Purchaser, or, as applicable, its Designated Subsidiary, the Vessel shall be delivered with a full set of lashing and fittings. The same will be sufficient to lash/secure a full load of a mix of 20/40/45 foot containers, in compliance with the requirements of the Time Charters. The fuel and gas oil which are on board the Vessel at the applicable Date of Closing shall remain the property of the Vendor;

(5)	the Vessel MOA may be cancelled by the Vendor, the Purchaser or, as applicable, the Designated Subsidiary if this Agreement is terminated for any reason;

(6)	the relevant Vessel MOA may be terminated by the Purchaser or, as applicable, its Designated Subsidiary if any of the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters related to the applicable Vessel being purchased and sold thereunder is terminated or cancelled for any reason whatsoever; and

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(7)	fees and expenses related to the flagging of the Vessels upon their purchase shall be paid as provided for in Section 3.11 hereof.

In accordance with Section 1.2 hereof, if there is any inconsistency between the provisions of this Agreement and any Vessel MOA or the provisions of this Agreement will govern.

2.7 Excluded Liabilities

The Purchaser shall not assume and shall have no obligation to discharge, perform or fulfill any liabilities or obligations of any Vendor or claims against any Vendor related to any Vendor’s Purchased Assets of any kind whatsoever in respect of the period of time prior to the relevant Closing Date, including, but not limited to, with respect to each Vendor:

(a)	any such liabilities or obligations of that Vendor incurred or accrued prior to the relevant Closing Date of that Vendor’s Purchased Assets, including but not limited to, any claim by a third party arising out of or in connection with the operation of the business of the Vendor or any operating expenses of Vessels on or before the relevant Closing Date;

(b)	all Taxes of or relating to that Vendor or, with respect to any period of time prior to the relevant Closing Date, as the case may be, of that Vendor’s Purchased Assets;

(c)	all such liabilities in respect of indebtedness of that Vendor to all persons;

(d)	all such claims and liabilities relating to services provided by that Vendor prior to the relevant Closing Date, as the case may be, of that Vendor’s Purchased Assets;

(e)	any such claims, obligations and liabilities relating to or arising out of the employment of all crew and sea-going employees employed by the Vendor or a sub-contracted party on any of its Vessels, including liens for master’s disbursements incurred in the ordinary course of trading and unpaid crew’s wages, including liabilities secured by the liens described in paragraph (iii) of the definition of Permitted Encumbrances;

(f)	all liabilities which relate to a period of time prior to the relevant Closing Date of that Vendor’s Purchased Assets;

(g)	any such obligations or liabilities of that Vendor related to any breach or default of any kind by that Vendor existing or relating to a period of time prior to the relevant Closing Date of that Vendor’s Purchased Assets or arising as a consequence of the transactions contemplated by this Agreement; and

(h)	subject to Section 7.2, any liabilities or obligations of any Vendor under the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters.

Each Vendor shall indemnify and save harmless the Purchaser from and against all such liabilities, debts, obligations and claims in accordance with Section 8.5.

3. PURCHASE PRICE

3.1 Initial Assets Purchase Price

INTENTIONALLY OMITTED

3.2 Contracted Assets Purchase Price

(a)

Unless otherwise adjusted pursuant to the terms of Sections 3.5, 3.7 or 5.4(e) of this Agreement, the aggregate purchase price for the Contracted Assets, providing that all Contracted Vessels are sold to the Purchaser or, as applicable, its Designated Subsidiary, will be four hundred and thirty seven million dollars

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($437,000,000) in cash (the “Contracted Assets Purchase Price”); provided that, of the Contracted Assets Purchase Price, CMA and the Vendors acknowledge that ninety-nine million dollars ($99,000,000) has already been paid (the “Prepaid Amount”).

(b)	The purchase price of each of the Contracted Vessels is set forth on Schedule 3.2 hereof. Simultaneously with the transfer of title to any Contracted Vessel on the applicable Contracted Assets Date of Closing, the Purchaser or, as applicable, its Designated Subsidiary shall pay the relevant Contracted Vendor the relevant purchase price for such Contracted Vessel; provided that, the Prepaid Amount shall be applied to the first two Contracted Vessels (or one Contracted Vessel if it is the Newbuilding) to be delivered after the date hereof.

(c)	In the event that all of the Contracted Vessels (other than the CMA CGM Berlioz) are not delivered by March 31, 2009, pursuant to the terms and conditions set forth in this Agreement, including termination pursuant to Section 9.2 hereof or the Total Loss of a Contracted Vessel, then, any other provisions of this Agreement notwithstanding, the Contracted Assets Purchase Price shall be reduced by the purchase price of any such Contracted Vessel(s) not delivered by the applicable purchase price set forth on Schedule 3.2 and any portion of the Prepaid Amount which has not been applied pursuant to Section 3.2(b) shall be paid by CMA to the Purchaser on March 31, 2009.

3.3 Payment of the Contracted Assets Purchase Price

(a)	The Contracted Assets Purchase Price (less the Prepaid Amount) will be paid by wire transfer of immediately available funds to an account designated in writing by the applicable Vendor without any form of set-off or condition and free and clear of any tax deduction.

(b)	INTENTIONALLY OMITTED

(c)	The Contracted Vendor shall give the Purchaser written notice prior to the expected Contracted Assets Date of Closing, which, to the extent applicable, shall be consistent with the related notice requirements in Article VII of the Ship Building Contract or the Vessel delivery dates under Clause 62 of the respective charter of each Contracted Vessel subject to the Purchase Option Charters.

3.4 Allocation of the Contracted Assets Purchase Price

The Vendors and the Purchaser agree to allocate the Contracted Assets Purchase Price among the Contracted Assets in accordance with Schedule 3.2 hereof. Each Party will report the sale and purchase of the Contracted Assets for all federal, provincial, state and local tax purposes in the form and in a manner consistent with such allocation. Each Party will promptly notify the other if it receives notice that a taxing authority proposes any allocation that is different from the allocation in Schedule 3.1 or Schedule 3.2 hereof, as applicable.

3.5 Price Adjustments Prior to a Closing Date

The relevant Vendor shall notify the Purchaser as soon as practicable of any changes or discussion of changes of the purchase price of the Vessel that is subject to the Ship Building Contract. In the event that the purchase price of the aforementioned Vessel is adjusted (but only in the manner provided below), the relevant Vendor and the Purchaser shall agree upon the revised purchase price of such Vessel at least seven (7) Business Days in advance of the Date of Closing for that Vessel. The relevant Vendor shall provide the Purchaser with a schedule giving full details of any purchase price adjustment and, if requested by the Purchaser, supporting documentation.

(a)	INTENTIONALLY OMITTED

(b)	To the extent not otherwise accounted for in the determination of the purchase price of the Vessel subject to the Ship Building Contract, the purchase price of that Vessel will be adjusted to reflect any and all increases or reductions to the price thereof paid by the relevant Vendor to the Builder, including any adjustments pursuant to Section 5.4(e) hereof and/or Article III of the Ship Building Contract.

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(c)	In the event of a purchase price adjustment to the Vessel that is subject to the Ship Building Contract pursuant to the terms of this Section 3.5, the resulting purchase price shall be paid in accordance with Section 3.3(a).

(d)	In the event that the amount of any purchase price adjustment remains in dispute and the dispute is not resolved on or before the sixth (6th) Business Day prior to the applicable Closing Date, the Vendor and the Purchaser will refer the matter to dispute resolution and arbitration pursuant to Section 10.8 hereof.

3.6 Shipyard Deficient Vessel

In the event that there is a deficiency in a Vessel such that the Vessel does not meet the specifications set forth in the Memoranda of Agreement or Ship Building Contract, as applicable (a “Deficient Vessel”), and if the respective Vendor is not obligated to purchase and take delivery of the Deficient Vessel, the Purchaser may at its sole discretion and liability elect to purchase the Deficient Vessel from the Vendor. Upon notice by the Vendor to the Purchaser that it will not take delivery of the Deficient Vessel under the Memoranda of Agreement or Ship Building Contract, as applicable, the Vendor shall provide the Purchaser with the timeframe under the Memoranda of Agreement or Ship Building Contract, as applicable, in which the Purchaser must ask the Vendor to purchase and take delivery of the Deficient Vessel on behalf of the Purchaser. If so requested by the Purchaser (i) within the applicable timeframe and (ii) in a written notice stating that the Purchaser (a) undertakes to pay, or a cause its Designated Subsidiary to pay, the applicable purchase price and take delivery of the Deficient Vessel at its own liability and without any recourse against the Vendor, then the Vendor shall perform the purchase and take delivery of the Deficient Vessel on its behalf exclusively for the purpose of selling it to the Purchaser or, as applicable, its Designated Subsidiary. The Purchaser or, as applicable, its Designated Subsidiary and the Vendor will then complete the purchase and sale of such Deficient Vessel as provided in this Section 3.6; always provided, that the Vendor will receive the purchase price applicable to such Deficient Vessel simultaneously with the transfer of title thereof on the date of delivery of the Deficient Vessel to the Vendor. The Purchaser or, as applicable, its Designated Subsidiary will receive all rebates, discounts or other reductions that result from such deficiency under the Memoranda of Agreement or Ship Building Contract, if any, including any rebates or adjustments pursuant to Article III of the Ship Building Contract.

Except as provided in this Section 3.6, the Vendor shall have no obligations related to any Deficient Vessel, nor shall it (i) incur any liability related to, caused by or arising out such Vessel’s deficiency or deficiencies or (ii) have any obligation to charter out a Deficient Vessel under the Time Charters. For the avoidance of doubt, the Vendor hereby expressly disclaims any representations, warranties, covenants or obligations of the Vendor set forth in this Agreement with regard to any Deficient Vessel, including, without limitation, any representations, warranties, covenants or obligations set forth in Sections 4, 5, 6, 7 and 8 hereof.

3.7 Rebates

All rebates, discounts and reductions for the benefit of the relevant Vendor with respect to the Memoranda of Agreement or Ship Building Contract that were negotiated prior to the date of this Agreement (including a prorated portion of any fleet-based discounts, if applicable) will be for the benefit of, and payable to, the Purchaser. With respect to the Vessel which is subject to the Ship Building Contract, the Purchaser will have the right to receive an adjustment for those rebates, discounts and other reductions related to any deficiencies of the aforementioned Vessel to which the relevant Vendor is entitled pursuant to the Memoranda of Agreement or the Ship Building Contract (including Article III thereof).

3.8 Risk of Loss

The Vendor of each Purchased Asset will bear all risk of loss or damage to, or destruction of, such Purchased Asset until the relevant Closing Date. The Purchaser will bear all such risk of loss after the relevant Closing Date of that Purchased Asset.

3.9 Total Loss

In the event of a Total Loss of a Contracted Vessel, the Purchaser and the Contracted Vendor will be released from all their contractual obligations with respect to that Contracted Vessel hereunder. In addition, the Vessel MOA with respect to the relevant Contracted Vessel will automatically terminate with no further effect and without any right of indemnities or penalties.

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3.10 Transfer Taxes

Except as otherwise provided herein, each Vendor and the Purchaser shall be liable for and shall pay for its own transfer taxes payable directly or indirectly in connection with this Agreement, including, without limitation, any excise, tonnage, customs, use, registration, recording, duties, fees and costs and any other imposts and assessments (exclusive of income taxes) exigible in respect of the transactions contemplated by this Agreement. In the event that the Purchaser, after the Closing Date of the relevant Purchased Assets, is required to pay or remit any such transfer taxes, duties, costs or other assessments which accrued and were incurred prior to the Closing Date for a Vessel, and not paid by the relevant Vendor in accordance with this Section 3.10 before the Closing Date, the relevant Vendor shall indemnify and save the Purchaser harmless in respect of the same.

3.11 Flagging

(a)	Each Vendor and the Purchaser hereby acknowledge and agree that each Vessel (except for the CMA CGM Château d’If and CMA CGM Alcazar) will be duly registered under the flag of Cyprus on or before the applicable Closing Date, and all costs relating to such flagging shall be borne as follows:

(i) solely by the Purchaser with regard to the Ville d’Orion, Ville d’Aquarius and the CMA CGM Jamaica;

(ii) split equally between the Vendor and the Purchaser with regard to the CMA CGM Sambhar and CMA CGM America; and

(iii) solely by the Vendors with regard to the all other Vessels.

(b)	Each Vendor and the Purchaser hereby acknowledge and agree that each of the CMA CGM Château d’If and the CMA CGM Alcazar will be duly registered under the flag of Panama on or before the applicable Closing Date, and all costs relating to such flagging shall be borne by the relevant Vendor. In the event that after their respective Closing Dates, either of the CMA CGM Château d’If or the CMA CGM Alcazar is registered under the flag of Cyprus, then all costs relating to such flagging shall be borne by the relevant Vendor. For the avoidance of doubt, in the event that after their respective Closing Dates, either of the CMA CGM Château d’If or CMA CGM Alcazar is registered under the flag of any jurisdiction other than Cyprus, then all costs relating to such flagging shall be borne by the Purchaser.

(c)	Each Vendor will, or will cause its designated representative to, flag the Vessels as provided for in this Section 3.11. The Purchaser hereby agrees that the Vendor, or its designated representative, will commence the flagging process on or before the applicable Closing Date on behalf of the applicable Vendor and complete the flagging process on or after the applicable Closing Date on behalf of the Purchaser (which, for the avoidance of doubt, shall not affect the allocations of costs set forth above). The Vendors and the Purchaser agree to perform and cause to be done such further acts and things as may be necessary to give full effect to the transactions contemplated in this Section 3.11.

(d)	In the event that any Vessel (except for the CMA CGM Château d’If and the CMA CGM Alcazar) is not duly registered under the flag of Cyprus as of its applicable Closing Date, then the applicable Vendor shall indemnify and hold harmless the Purchaser against all expenses, liability and losses (including attorney’s fees) actually and reasonably incurred by the Purchaser as a direct result of or directly arising from: (i) any Taxes properly incurred and duly documented (to the reasonable satisfaction of the applicable Vendor) by the Purchaser due to the failure of the Vessel to be duly registered under the Cyprus flag as of its Closing Date or (ii) any changes of crew which are necessary for the due registration of the Vessel under the Cyprus flag.

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3.12 Changes to Time Charters Related to Purchase Price Adjustments

In the event of any adjustment to the purchase price of the CMA CGM Château d’If, the CMA CGM Alcazar or the Vessel that is subject to the Ship Building Contract pursuant to the terms of Sections 3.5, 3.7 or, in the case of the Vessel that is subject to the Ship Building Contract only, 5.4(e) hereof, the Purchaser and the relevant Vendor will cause a corresponding adjustment (which, in the case of the CMA CGM Château d’If and the CMA CGM Alcazar, shall be a reduction and, in the case of the Vessel that is subject to the Ship Building Contract, may be either a reduction or an increase) to be made to the charter hire paid for such Vessel pursuant to the terms of the relevant Time Charter.

4. REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Vendors

Except as set out expressly in this Agreement, the Vendors make no representation or warranty with respect to the Purchased Assets. The representations and warranties of the Vendors contained herein are joint and several. Each Vendor represents and warrants (i) with respect to the Contracted Assets, as of March 21, 2008, that and (ii) with respect to the Initial Assets, as of the applicable Initial Assets Closing that:

(a)	it is a corporation duly incorporated, organized and validly existing in good standing under the laws of its jurisdiction of incorporation and has full power and capacity to enter into, carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement;

(b)	the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement, and the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)	the execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) its articles of incorporation or bylaws or other organizational documents, including any resolution of its board of directors (or any committee thereof); (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound; (iii) any Applicable Law; and (iv) any material contract or any material provision of any material contract to which it is party or by which its properties are bound, and to the extent applicable, the Memoranda of Agreement or the Ship Building Contract;

(d)	except as set forth in Schedule 4.1(d), and except as have already been obtained, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereunder;

(e)	except as set forth in Schedule 4.1(e), its Purchased Assets are owned beneficially by it with a good and marketable title thereto, free and clear of any Encumbrances other than Permitted Encumbrances;

(f)	there is no agreement, contract, option, commitment or other right or understanding in favor of, or held by, any Person other than the Purchaser to acquire any of its Purchased Assets that has not been waived;

(g)	correct and complete copies of its organizational documents (as amended to the applicable date), the Memoranda of Agreement, the Hanjin Contracts, the Ship Building Contract and the Purchase Option Charters have been made available to the Purchaser;

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(h)	if it is an Initial Vendor, each of its Initial Vessels, or if its the Contracted Vendor, each of its Contracted Vessels, will be at the respective Date of Closing: (i) free and clear of any Encumbrances, including Permitted Encumbrances, and good and marketable title thereto will be transferred to the Purchaser at the Date of Closing; (ii) adequate and suitable for use by the Vendor in its business as presently conducted by it in all material respects; (iii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iv) in the same condition as such Vessel was at the time of the Purchaser’s inspection, fair wear and tear excepted; (v) insured against all risks, and in amounts, consistent with common industry practices; (vi) in compliance with maritime laws, including, but not limited to ISM and ISPS Codes; (vii) duly registered under the flag set forth opposite the Vessel’s name on Schedule A or Schedule B hereto, unless otherwise notified in writing by the relevant Vendor to the Purchaser at least seven (7) Business Days in advance of the applicable Closing Date; (viii) certified by a member of the International Association of Classification Societies to be in class and, except for the Existing Conditions or Recommendations, without condition or recommendation, free of average damage affecting such Vessel’s class and with classification certificates and national certificates, as well as all other certificates such Vessel had at the time of inspection, valid and unextended without condition or recommendation by classification society and with an unexpired term of at least three (3) months and (ix) free and clear of arrest and detention;

(i)	There are no actions, suits or proceedings pending before or by any Governmental Authority or before any arbitrator of any kind, against it (other than any such actions, suits or proceedings that could not reasonably be expected to adversely impact its ability to consummate the transactions contemplated hereby or to adversely impact the value of the Purchased Assets) and it is not subject to any settlements, consent decrees, judgments, injunctions, orders or findings related to the Purchased Assets that would reasonably be expected to adversely impact its ability to consummate the transactions contemplated hereby or to adversely impact the value of the Purchased Assets;

(j)	it owns or possesses all material licenses, permits, franchises, registrations and similar authorizations of any Government Authority which are necessary and used in the operation of its business (each, a “License” and collectively, the “Licenses”); no such License will terminate or be subject to termination or revocation as a result of the consummation of the transactions contemplated hereby; all Licenses are in full force and effect and no proceeding is pending or, to the knowledge of the Vendor, threatened seeking the revocation or limitation of any such License; and all required filings with respect to Licenses have been timely made and all required applications for renewal thereof have been timely filed;

(k)	it owns or it owns or possesses all permissions, licenses, consents or other documentation required to change or have changed the flag of the CMA CGM Berlioz from France to a mutually agreed upon European flag before the sale of such Vessel to the Purchaser. The Purchaser shall not bear the costs directly related to the re-flaggings, regardless of whether they occur after the sale of such Vessels to the Purchaser;

(l)	except as disclosed in Schedule 4.1(l) and except as incurred in the ordinary course of business since the date of such disclosure, there is no material liability, debt or obligation of or claim against any Vendor relating to any of the Purchased Assets that is known or should reasonably be known to the Vendors; and

(m)	it has disclosed any Existing Conditions or Recommendations of which such Vendor has knowledge, including by reason of classification society reports, either (i) on Schedule 4.1(m) hereof or (ii) by written notice to the Purchaser at least seven (7) Business Days prior to the applicable Date of Closing.

4.2 Representations and Warranties of the Purchaser

The Purchaser represents and warrants (i) with respect to the Contracted Assets, as of March 21, 2008, that and (ii) with respect to the Initial Assets, as of the applicable Initial Assets Closing that:

(a)	it is a corporation duly incorporated, organized and validly existing under the laws of the Republic of the Marshall Islands; and has full power and capacity to enter into, carry out the transactions contemplated by, and duly observe and perform all its obligations contained in this Agreement;

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(b)	the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement, and the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on its part, and this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)	neither the execution and delivery of this Agreement nor the completion and performance of the transactions and obligations contemplated by or contained in this Agreement will result in a breach of or default under, or be contrary to, any of the provisions of its articles of incorporation or bylaws or other organizational documents including any resolution of its board of directors (or any committee thereof), the Credit Facility or any Encumbrance, indenture, contract, agreement or instrument to which it is a party or by which it is bound;

(d)	it or a duly authorized representative has inspected the applicable Vessel (except for the CMA CGM Château d’If and CMA CGM Alcazar and the Vessel that is subject to the Ship Building Contract) and its class records prior to the Date of Closing of the such Vessel; and

(e)	any actions which it causes a Designated Subsidiary to take hereunder have been duly authorized by all necessary corporate action.

4.3 Representations and Warranties of CMA CGM

CMA CGM represents and warrants (i) with respect to the Contracted Assets, as of March 21, 2008, that and (ii) with respect to the Initial Assets, as of the applicable Initial Assets Closing that:

(a)	it legally and beneficially owns directly or indirectly all of the issued and outstanding shares of each of the other Vendors;

(b)	it is a corporation duly incorporated, organized and validly existing in good standing under the laws of France and has full power and capacity to enter into, carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement;

(c)	the execution and delivery of this Agreement, the Ship Building Contract, the Memoranda of Agreement, the Purchase Option Charters and the Purchase Options and all documents, instruments and agreements required to be executed and delivered by it pursuant to the respective terms thereof and the completion of the transactions contemplated by this Agreement, the Ship Building Contract, the Memoranda of Agreement, the Purchase Option Charters and the Purchase Options have been duly authorized by all necessary action on its part, and this Agreement, the Ship Building Contract, the Memoranda of Agreement, the Purchase Option Charters and the Purchase Options have been duly executed and delivered by it and constitute legal, valid and binding obligations of it enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(d)	the execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) its articles of incorporation or bylaws or other organizational documents, including any resolution of its board of directors (or any committee thereof); (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound; (iii) any Applicable Law and (iv) any material provision of any material contract to which it is a party or by which its properties are bound, including the Memoranda of Agreement, the Ship Building Contract, the Purchase Option Charters or the Purchase Options;

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(e)	correct and complete copies of CMA CGM’s exercise of the Purchase Options have been provided to the Purchaser and its counsel and each Purchase Option has been duly and validly exercised in compliance with the terms thereof;

(f)	the Memoranda of Agreement, the Ship Building Contract, the Purchase Options and the Purchase Option Charters are in good standing and in full force and effect;

(g)	to the best of its knowledge, the Memoranda of Agreement, the Hanjin Contracts, the Ship Building Contract, the Purchase Options and the Purchase Option Charters are valid and binding obligations of the other parties thereto, enforceable in accordance with their terms; and

(h)	it has complied with all material terms of each of the Memoranda of Agreement, the Ship Building Contract, the Purchase Options and the Purchase Option Charters, and, as applicable, has paid all contractual installments due thereunder, has not waived any material rights thereunder and no material default or breach exists in respect thereof on its part or, to its knowledge, any of the other parties thereto and, to its knowledge, no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach according to any of the Memoranda of Agreement, the Ship Building Contract, the Purchase Options or the Purchase Option Charters.

5. PRE-CLOSING MATTERS

5.1 Covenants of the Vendors Prior to Closing

Each Vendor hereby agrees and covenants that during the period of time after December 5, 2007 and prior to the Date of Closing of that Vendor’s Purchased Assets, that Vendor:

(a)	shall, until the relevant Date of Closing for any Purchased Asset, continue to maintain in full force and effect all policies of insurance and renewals thereof now in effect in respect of that Vendor’s Purchased Assets, unless otherwise agreed to in writing by the relevant Vendor and the Purchaser,

(b)	shall use its reasonable efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the Purchaser in connection with the foregoing, including using all reasonable efforts to obtain all necessary consents, approvals and authorizations from each Governmental Authority and each other Person that are required to consummate the transactions contemplated under this Agreement;

(c)	shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of that Vendor’s Purchased Assets and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby;

(d)	shall use reasonable efforts to preserve and protect that Vendor’s Purchased Assets;

(e)	shall comply in all material respects with all Applicable Laws affecting the operation of that Vendor’s Purchased Assets;

(f)	shall pay all Taxes due and payable relating to the operation of its Purchased Assets which arise prior to, or are related to, a period of time prior to the Date of Closing of its Purchased Assets;

(g)	shall not cause or, to the extent reasonably within its control, sell, transfer or dispose of any of that Vendor’s Purchased Assets;

(h)	shall not cause or, to the extent reasonably within its control, permit any attachments to or affecting any of that Vendor’s Purchased Assets;

(i)	prior to the Date of Closing for the CMA CGM Berlioz, change the flag of that Vessel from France to a mutually agreed upon European flag and bear all costs directly related thereto; and

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(j)	shall use its commercially reasonable efforts to remedy or cure any Existing Conditions or Recommendations at its own expense.

5.2 Covenants of the Purchaser Prior to Closing

(a)	The Purchaser hereby agrees and covenants that during the period of time after December 5, 2007 and prior to each Date of Closing, the Purchaser shall, in respect of the Purchased Assets to be transferred at each such Date of Closing, take, or cause to be taken, all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of those Purchased Assets by it or its Designated Subsidiary and the execution and delivery of this Agreement and the other agreements and documents contemplated hereof; and

(b)	Subject to the provisions of Section 3.3, at each respective Closing Date, the Purchaser undertakes to have, or to cause its applicable Designated Subsidiary to have, sufficient available funds to pay the relevant purchase price for each Vessel.

(c)	Up until and through the occurrence of the earlier of (i) the last Contracted Vessel’s Date of Closing or (ii) the Purchaser’s permitted termination of this Agreement in accordance with Section 6.1, the Purchaser shall not (i) borrow under the Credit Facility or take any other actions if such borrowing or action would reduce the remaining availability under the Credit Facility to be less than the remaining aggregate purchase price for the Contracted Vessels not yet delivered (minus any portion of the Prepaid Amount which has not yet been applied to a delivered Contracted Vessel pursuant to Section 3.2(b)), unless satisfactory evidence of an alternative credit facility is provided to CMA CGM (acting reasonably) such that the aggregated availability is not less than the remaining aggregate purchase price for the Contracted Vessels not yet delivered (minus any portion of the Prepaid Amount which has not yet been applied to a delivered Contracted Vessel pursuant to Section 3.2(b)), and (ii) without CMA CGM’s prior consent, amend or waive any of the terms under the Credit Facility which would have the effect of impairing the Purchaser’s ability to perform, or otherwise meet, its obligations under the Agreement.

5.3 Covenants of CMA CGM Prior to Closing

CMA CGM hereby agrees and covenants that during the period of time after December 5, 2007 and prior to the Date of Closing, CMA CGM:

(a)	shall cooperate with the Purchaser and use its reasonable efforts to obtain, at or prior to the relevant Date of Closing, the consents required in respect of the assignment or transfer of its Vessel Warranties and all other rights and benefits under the Ship Building Contract, to the extent assignable; and

(b)	prior to the relevant Date of Closing, shall not assign its rights or obligations under or amend, alter or otherwise modify any material provision of the Ship Building Contract, Memoranda of Agreement or Purchase Option Charters without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

5.4 Provisions in Respect of the Memoranda of Agreement, Ship Building Contract, Purchase Option Charters and the Vessel Warranties

Each Vendor and the Purchaser covenant and agree that from December 5, 2007 until the Date of Closing of a Vendor’s Purchased Assets:

(a)	each Vendor shall not assign its rights or obligations under the Ship Building Contract, Memoranda of Agreement, Purchase Option Charters or Vessel Warranties, without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(b)

with respect to any Vessel currently under construction, the Contracted Vendor shall consult with the Purchaser regarding (i) all material decisions to be made pursuant to the Ship Building Contract and Memoranda of Agreement, as applicable, and shall make such decisions only with the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed; (ii) any other matter material to the

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condition or operation of such Vessel, and shall make any decisions arising therefrom only with the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed and (iii) any inspections of the Vessels subject to the Shipbuilding Contract or the Purchase Option Charters; provided; however; that the Contracted Vendor shall have no obligation to take any action with regard to an inspection which would cause such Vendor to violate the terms of the Memoranda of Agreement, the Shipbuilding Contract or the Purchase Option Charters, as applicable.

(c)	the Initial Vendor or Contracted Vendor, as the case may be, shall observe and perform in a timely manner, all of its covenants and obligations under the Ship Building Contract, Memoranda of Agreement, Initial Asset Newbuilding MOA or Purchase Option Charters and (i) in the case of a default by another party thereto, it shall forthwith advise the Purchaser of such default and shall, if reasonably requested by the Purchaser, enforce all of its rights under the Ship Building Contract, Memoranda of Agreement, Purchase Option Charters or Purchase Options in respect of such default and (ii) in the case of a breach or anticipated breach of the Ship Building Contract, Memoranda of Agreement or Purchase Option Charters by the Initial Vendor or Contracted Vendor, as the case may be, it shall permit upon written demand the Purchaser to cure on its behalf such breach or anticipated breach and shall promptly reimburse the Purchaser for any and all costs that the Purchaser may expend in order to effect such cure, except in the case of termination of the Ship Building Contract, Memoranda of Agreement or Purchase Option Charters;

(d)	the Contracted Vendor will not, from and after December 5, 2007, agree to any change in the purchase price of a Vessel or amend or seek to amend any rebate, reduction, discount or refund with respect to the purchase price of the Vessel as set out in the Ship Building Contract or Memoranda of Agreement or negotiate any further such change, rebate, reduction, discount or refund, without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed; and

(e)	if any amendment, alteration or modification of any material provision of the Ship Building Contract pursuant to Section 5.3(b), any exercise of rights of a Vendor under the Ship Building Contract pursuant to Sections 5.4(a) or any options or material decision under the Ship Building Contract pursuant to Section 5.4(b) results in an adjustment to the purchase price of the Vessel that is subject to the Ship Building Contract, then the Contracted Assets Purchase Price will be adjusted accordingly pursuant to such section; provided, that the Purchaser may reasonably withhold its consent pursuant to the foregoing provisions if it is not notified in writing of any such adjustment to the purchase price at least fifteen (15) business days in advance of the Date of Closing for that Vessel and provided, further, that the resulting purchase price shall be paid in accordance with Section 3.3(a).

5.5 Delivery of the Vessel MOAs

As soon as practicable but in event no later than the applicable Closing Date for the relevant Vessel (except for the CMA CGM Château d’If), each Vendor and the Purchaser or, as applicable, its Designated Subsidiary, shall enter into a Vessel MOA in respect of that Vendor’s Contracted Vessel, in form and substance as agreed between the Parties, as set out in substantially the form of Schedule 2.6 hereto and subject to the terms of Section 2.6 hereof.

6. CONDITIONS OF CLOSING

6.1 Conditions of the Purchaser

The obligation of the Purchaser to complete, or, as applicable, to cause the relevant Designated Subsidiary to complete, the purchase of any Vendor’s Purchased Assets is subject to the fulfillment of the following conditions:

(a)	INTENTIONALLY OMITTED;

(b)	the ability of the Purchaser to borrow any necessary funds under the Credit Facility, subject to the provisions of Section 5.2(c) hereunder;

(c)	the representations and warranties of that Vendor and CMA CGM contained in this Agreement being true and correct in all material respects on and as of the applicable Date of Closing of the relevant Vendor’s Purchased Assets with the same effect as though such representations and warranties had been made on the date hereof;

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(d)	all of the covenants and obligations of that Vendor and CMA CGM to be performed or observed on or before applicable Date of Closing of the relevant Vendor’s Purchased Assets pursuant to this Agreement having been duly performed or observed;

(e)	in respect of each of the Contracted Assets Closing, each of the relevant Vendors has delivered to the Purchaser or, as applicable, its Designated Subsidiary a duly executed copy of the documents and agreements described in Section 2.6 with respect to the relevant Contracted Vessel, as the case may be;

(f)	there having been delivered to the Purchaser a certificate of that Vendor dated the same date as the applicable Date of Closing, executed by an authorized officer or director of that Vendor, certifying that the representations and warranties made by that Vendor in this Agreement are true and correct as at the applicable Date of Closing of the relevant Vendor’s Purchased Assets and that all covenants and obligations to be observed or performed by that Vendor on or before the applicable Date of Closing, as the case may be, pursuant to the terms of this Agreement have been duly observed and performed;

(g)	prior to the Closing Date of the Contracted Vessel that is subject to the Ship Building Contract, the notifications, consents and approvals referred to in Schedule 4.1(d) hereto shall have been validly given or obtained;

(h)	prior to the applicable Closing Date of any Vessel, the board of directors of the applicable Vendor will have approved this Agreement and the transactions contemplated hereby;

(i)	prior to the applicable Closing Date of any Vessel, CMA CGM (or one of its Subsidiaries), the Ship Manager and the Vendors, as applicable, shall have entered into the documents relevant to that Vessel, including the applicable Vessel MOA, the applicable Management Agreement and the applicable Time Charter, none which shall have been terminated and all of which shall remain effective as of the applicable Date of Closing and the applicable charterer shall have accepted the relevant Vessel pursuant to the terms of the applicable Time Charter;

(j)	prior to the applicable Closing Date of any Vessel, all the proceedings contemplated to be taken by this Agreement in connection with the transactions herein and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith;

(k)	prior to the applicable Closing Date of any Vessel, no legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the relevant Vendor’s Purchased Assets;

(l)	the relevant Vessel shall be transferred to the Purchaser free and clear of any Encumbrances;

(m)	prior to the applicable Closing Date of (i) the Vessel acquired under the Ship Building Contract, the Purchaser is satisfied that CMA CGM has inspected that Vessel prior to its Delivery Date in accordance with the Ship Building Contract and (ii) any Contracted Vessels which are subject to the Purchase Option Charters, CMA CGM has exercised its Purchase Options pursuant to the terms thereof; and

(n)	prior to the Closing Date of the CMA CGM Berlioz, the relevant Vendor shall have changed her flag from France to a mutually agreed upon European flag and borne all costs directly related thereto.

In the event that any of the foregoing conditions set forth in subsections (a) through (n) of this Section 6.1 are not performed or fulfilled for a Vessel (the “Missing Condition”) at or before the applicable Date of Closing, and save that the Missing Condition can not be cured within ten (10) Business Days or waived by consent of all the Parties, the Purchaser may terminate this Agreement for such Vessel with respect to that Vendor, in which

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event the Purchaser will be released from all obligations under this Agreement in respect of that Vessel, including the payment of that Vessel’s purchase price to such Vendor, and that Vendor will also be so released in respect of the Purchaser unless such Vendor was reasonably capable of causing such condition or conditions to be fulfilled within ten (10) Business Days or unless that Vendor breached any of its covenants or obligations in or under this Agreement which were not capable of remedy within ten (10) Business Days. The foregoing conditions are for the benefit of the Purchaser only and accordingly the Purchaser will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in this Agreement in whole or in part.

(o)	In addition to the foregoing conditions precedent set forth in subsections (a) through (n) of this Section 6.1, the obligation of the Purchaser to complete, or, as applicable, to cause the relevant Designated Subsidiary to complete, the purchase of any Vessel with any Existing Conditions or Recommendations, the purchase price of which would be funded entirely or in any part by borrowings made under the Credit Facility, shall be subject to the fulfillment of the following additional conditions prior to the applicable Closing Date: (i) the Lenders shall have acknowledged in writing the existence of any such Existing Conditions or Recommendations and (ii) consented in writing to the purchase of such Vessel with borrowings made under the Credit Facility.

In the event that the Lenders do not provide the foregoing acknowledgement and consent set forth in subsection (o) of this Section 6.1, then the applicable Vendor shall fully repair and cure the Existing Conditions or Recommendations at its sole expense as soon as practicable. Once such Vessel is certified by a member of the International Association of Classification Societies to be in class and without condition or recommendation, and free of average damage affecting such Vessel’s class, as evidenced by the requisite classification certificates and national certificates, the relevant Vendor and Purchaser shall be obligated to complete the purchase of the Vessel in accordance with the terms herein; provided that the Purchaser has available, or is able to obtain under the Credit Facility, sufficient funds to pay the relevant purchase price for the Vessel.

6.2 Conditions of the Vendors

The obligation of each Vendor to complete the sale of that Vendor’s Purchased Assets contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a)	on or prior to the applicable Closing Date for the CMA CGM Château d’If and CMA CGM Alcazar, the Contracted Vessel subject to the Ship Building Contract and the Contracted Vessels subject to the Purchase Option Charters, the relevant Vessels shall have been Delivered to CMA CGM;

(b)	the representations and warranties of the Purchaser contained in this Agreement being true and correct on and as of the applicable Date of Closing of the relevant Vendor’s Purchased Assets with the same effect as though such representations and warranties had been made as of the applicable Date of Closing of the relevant Vendor’s Purchased Assets;

(c)	prior to the applicable Closing Date of any Vessel, all of the covenants and obligations of the Purchaser related to the relevant Vendor’s Purchased Assets to be performed or observed on or before the applicable Date of Closing pursuant to this Agreement having been duly performed or observed;

(d)	there having been delivered to that Vendor a certificate of the Purchaser dated the same date as the applicable Closing Date, executed by an authorized officer or director of the Purchaser, certifying that the representations and warranties made by the Purchaser in this Agreement are true and correct as at the applicable Date of Closing of the relevant Vendor’s Purchased Assets and that the covenants and obligations to be observed or performed by the Purchaser on or before the applicable Date of Closing of the relevant Vendor’s Purchased Assets pursuant to the terms of this Agreement have been duly observed and performed;

(e)	prior to the applicable Closing Date of any Vessel, no legal or regulatory action or proceeding shall be pending by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the relevant Vendor’s Purchased Assets;

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(f)	prior to the applicable Closing Date of any Vessel, the board of directors of the Purchaser will have approved this Agreement and the transactions contemplated by this Agreement;

(g)	INTENTIONALLY OMITTED;

(h)	prior to the applicable Closing Date of any Vessel, the Purchaser shall have, or, as applicable, shall have caused its Designated Subsidiary to have, entered into the documents relevant to that Vessel, including the applicable Vessel MOA, the applicable Management Agreement and the applicable Time Charter, none which shall not have been terminated and shall remain effective as of the applicable Date of Closing; and

(i)	prior to the applicable Closing Date of any Vessel, all proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Vendors and their counsel, and the Vendors shall have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

In the event of a Missing Condition for a Vessel at or before the applicable Date of Closing, and save that the Missing Condition can not be cured within ten (10) Business Days or waived by consent of all the Parties, the Vendor may terminate this Agreement for such Vessel, in which event, that Vendor will be released from all obligations under this Agreement in respect of that Vessel, and the Purchaser will also be so released in respect of that Vendor unless the Purchaser was reasonably capable of causing such condition or conditions to be fulfilled within ten (10) Business Days or unless the Purchaser has breached any of its covenants or obligations in or under this Agreement which were not capable of remedy within ten (10) Business Days. The foregoing conditions are for the benefit of each Vendor individually, and accordingly each Vendor will be entitled to only waive compliance with any such conditions in respect of itself, if it sees fit to do so, without prejudice to (i) the rights of any other Vendor, (ii) its rights and remedies at law and in equity and (iii) any of its rights of termination in the event of non-performance of any other conditions of this Agreement in whole or in part.

6.3 Actions to Satisfy Closing Conditions

Each Party shall take all actions as are within its power and otherwise use its commercially reasonable efforts so as to ensure compliance with the conditions set forth in this Section 6.

6.4 Effect of Waiver

A waiver by either the Purchaser or any Vendor of any one or more of the conditions referred to Section 6.1 or Section 6.2 respectively will be without prejudice to such Parties’ right to terminate this Agreement in respect of any other non-fulfillment of any other of the conditions set out in Section 6.1 or 6.2 respectively; provided, however, that in respect of all conditions that remain capable of satisfaction, there shall be afforded a reasonable cure period before such termination right is exercised.

7. POST-CLOSING COVENANTS

7.1 Exercise Under the Memoranda of Agreement, Ship Building Contract or Purchase Option Charters

If, and to the extent that, a Vendor is unable to transfer or assign to the Purchaser (i) if applicable, any of the Vessel Warranties or (ii) any of its rights or benefits under the Memoranda of Agreement, Ship Building Contract or Purchase Option Charters in accordance with this Agreement and the Initial Asset Newbuilding MOA prior to the applicable Date of Closing or if at any time and from time to time after the applicable Date of Closing, the Purchaser is unable to exercise fully any of its rights, or derive the full benefit of such rights, under the Initial Asset Newbuilding MOA, the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters, including with respect to the “Warranty of Quality” described in Article IX of the Memoranda of Agreement and Article IX of the Ship Building Contract, any extended guarantee rights or of any of the Vendor’s Vessel Warranties or any rights or benefits related thereto, that Vendor shall, at the written request of the Purchaser, enforce all or any of its rights under the Memoranda of Agreement, Ship Building Contract, Purchase Option Charter or the relevant Vessel Warranties, as the case may be, and promptly deliver to the Purchaser any such benefits received by it thereunder. If, and to the extent that, CMA CGM is unable to exercise any of its rights under the Purchase Option

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Charters by reason of, arising out of or in connection with a default of, or non-performance by any of CONTI 39. Container-Schiffahrts-GmbH & CO. KG Nr. 1; CONTI 41. Container-Schiffahrts-GmbH & CO. KG Nr. 1; or CONTI 42. Container-Schiffahrts-GmbH & CO. KG Nr. 1, then CMA CGM shall, at the written request of the Purchaser, take such action as is required to enforce its rights thereunder, including, without limitation, filing suit.

The Purchaser will bear all reasonable costs, fees and expenses without limitation and any claims for loss or damages in connection with the exercise and/or enforcement, as requested by the Purchaser, of any or all rights or benefits of the relevant Vessel Warranties or under the Memoranda of Agreement, Ship Building Contract or Purchase Option Charters.

7.2 Post-Delivery Obligations

The Purchaser will abide by and comply with the Post-Delivery Obligations in connection with the enjoyment or exercise of any right or benefit assigned to the Purchaser under Section 2.1(c), 2.2(c), 2.2(d) or derived by the Purchaser under Section 7.1 and will pay for all such expenses and costs charged by the Builder or third party charterer, if any, in association therewith.

7.3 Covenants of the Vendors

The Vendors covenant and agree that if, on the applicable Date of Closing of the relevant Vessel, any of the Existing Conditions or Recommendations has not been fully repaired and cured by the relevant Vendor, then such Vendor shall fully repair and cure the Existing Conditions or Recommendations at its sole expense during the next scheduled drydocking of that Vessel. In the event that a Vessel is off-hire due to any of the Existing Conditions or Recommendations or for any repairs thereof, the relevant Vendor shall pay the Purchaser the daily charter hire amounts (as provided in the relevant Time Charter) for each day that such vessel is off-hire due to any of the Existing Conditions or Recommendations or for any repairs thereof. Notwithstanding anything in this Agreement to the contrary, once any Vessel with Existing Conditions or Recommendations is certified by a member of the International Association of Classification Societies to be in class and without condition or recommendation, and free of average damage affecting such Vessel’s class (as evidenced by the requisite classification certificates and national certificates), the Vendors shall have no further obligations under this Section 7.3.

7.4 Covenants of CMA CGM

CMA CGM covenants and agrees that:

(a)	for so long as any obligation of a Vendor is outstanding under this Agreement: (i) it shall not sell or transfer, whether by one or a series of transactions, any part of the issued share capital of such Vendor without the prior written consent of the Purchaser, such consent not to be unreasonably withheld (except that such consent shall not be required for any sale or transfer of any part of the issued share capital of a Vendor (not including CMA CGM), or for any merger or consolidation between any Vendor and CMA CGM where CMA CGM is the purchaser of the share capital or the surviving entity); (ii) it shall not liquidate such Vendor, unless CMA CGM assumes any and all liabilities and obligations of such Vendor; and (iii) it will provide such Vendor with such support and assistance as may be required to enable it to maintain its good standing in its jurisdiction of organization;

(b)	it will, and it will cause each Vendor to, perform its obligations under this Agreement and it will take Delivery of the Contracted Vessel under the Ship Building Contract and the Vessels subject to the Purchase Option Charters under the Purchase Option Charters;

(c)	it will, and it will cause each Vendor to, transfer the relevant Purchased Assets to the Purchaser or, as applicable, its Designated Subsidiary, against the Purchaser’s or, as applicable, its Designated Subsidiary’s, full payment of the applicable purchase price for such Initial Asset or Contracted Asset, as the case may be, in accordance with the terms and conditions of this Agreement;

(d)

it will, and it will cause each Vendor to, provide the Purchaser with all necessary financial information applicable to the Purchased Assets up to the relevant Closing Date so that the Purchaser can prepare complete and accurate periodic financial statements in accordance with U.S. GAAP and according to any

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Applicable Laws, rules and regulations. Further, CMA CGM will, and will cause each Vendor to, cooperate with the Purchaser in the Purchaser’s preparation of its accounts and provide the Purchaser and its auditor with such information and assistance regarding the Purchased Assets as the Purchaser may reasonably require in connection with preparing its periodic financial statements; and

(e)	it will, and it will cause its Affiliates (including the Ship Manager) to provide monthly financial reports or other reasonably necessary financial supporting information (including SAS 70 reports certified by the Ship Manager’s auditors) to enable the Purchaser, once applicable, to fulfill its public reporting requirements, including the requirements applicable to it under the Sarbanes-Oxley Act of 2002 under United States federal law, on a timely basis.

8. SURVIVAL OF REPRESENTATIONS AND RECOURSE

8.1 Survival of Representations, Warranties and Covenants of the Vendors

The representations, warranties, covenants and obligations of each Vendor in or under this Agreement (except for Sections 7.1, 7.3 and 10.2 hereof) and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby and will continue in full force and effect for a period of one year from the applicable Closing Date (except in the case of the liquidation, merger or consolidation of any Vendor (not including CMA CGM) pursuant to the terms of Section 7.4 hereof). At the end of such period, such representations, warranties, covenants and obligations will terminate and no claim may be brought by the Purchaser against any Vendor thereafter in respect of such representations, warranties, covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

The covenants and obligations of each of the Vendors in or under Sections 7.1 and 10.2 will survive the completion of the transactions contemplated hereby and will terminate when the underlying Vessel Warranties or the rights or benefits under the Initial Asset Newbuilding MOA, the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters, as the case may be, have contractually terminated or otherwise expired. At the end of such period, such covenants and obligations will terminate and no claim may be brought by the Purchaser against the Vendor thereafter in respect of such covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

The covenants and obligations of each of the Vendors in or under Section 7.3, will survive the completion of the transactions contemplated hereby and will terminate once any Vessel with Existing Conditions or Recommendations is certified by a member of the International Association of Classification Societies to be in class and without condition or recommendation, and free of average damage affecting such Vessel’s class (as evidenced by the requisite classification certificates and national certificates).

The Purchaser shall have no claim for a breach of any representation, warranty, covenant or obligation of the Vendor pursuant to this Agreement in respect of any matter that (i) was disclosed in the Disclosure Schedule to the Merger Agreement, (ii) was disclosed in this Agreement or its attached Schedules (except as disclosed in Schedule 4.1(m) attached hereto), or (iii) is capable of prompt remedy.

8.2 Survival of Representations, Warranties and Covenants of the Purchaser

The representations, warranties, covenants and obligations of the Purchaser in or under this Agreement (except for Sections 7.2 and 10.2 hereof) and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby and will continue in full force and effect for a period of one year from the applicable Closing Date. At the end of such period, such representations, warranties, covenants and obligations will terminate and no claim may be brought by the relevant Vendor against the Purchaser thereafter in respect of such representations, warranties, covenants and obligations, except for claims that have been asserted by the Vendor prior to such termination.

The covenants and obligations of the Purchaser in or under Sections 7.2 and 10.2 of this Agreement will terminate when the underlying Vessel Warranties or the rights or benefits under the Initial Asset Newbuilding MOA, the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters, as the case may be, have contractually terminated or otherwise expired. At the end of such period, such covenants and obligations will terminate and no claim may be brought by the relevant Vendor against the Purchaser thereafter in respect of such covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

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Neither CMA CGM nor any Vendor shall have a claim for any representation, warranty, covenant or obligation of the Purchaser pursuant to this Agreement in respect of any matter that (i) was disclosed on the Disclosure Schedule to the Merger Agreement, (ii) was disclosed in this Agreement or its attached Schedules (except as disclosed in Schedule 4.1(m) attached hereto), or (iii) is capable of prompt remedy.

8.3 Survival of Representations, Warranties and Covenants of CMA CGM

The representations, warranties, covenants and obligations of CMA CGM in or under this Agreement (except for Sections 7.1 and 10.2 hereof), and in or under any documents, instruments and agreements delivered pursuant to this Agreement (including, without limitation, the Initial Asset Newbuilding MOA), will survive the completion of the transactions contemplated hereby and will continue in full force and effect for a period of one year from the applicable Closing Date. At the end of such period, such representations, warranties, covenants and obligations will terminate and no claim may be brought by the Purchaser against CMA CGM thereafter in respect of such representations, warranties, covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

The covenants and obligations of CMA CGM in or under Sections 7.1 and 10.2 of this Agreement will terminate when the underlying Vessel Warranties or the rights or benefits under the Initial Asset Newbuilding MOA, the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters, as the case may be, have contractually terminated or otherwise expired. At the end of such period, such covenants and obligations will terminate and no claim may be brought by the Purchaser against CMA CGM thereafter in respect of such covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

The Purchaser shall have no claim for a breach of any representation, warranty, covenant or obligation of CMA CGM pursuant to this Agreement in respect of any matter that (i) was disclosed in the Disclosure Schedule to the Merger Agreement, (ii) was disclosed in this Agreement or its attached Schedules (except as disclosed in Schedule 4.1(m) attached hereto), or (iii) is capable of prompt remedy. For the avoidance of doubt, any costs or expenses to remedy the conditions and exceptions set forth in Schedule 2.13(b) of the Merger Agreement shall remain the obligation of the Purchaser (except as disclosed in Schedule 4.1(m) attached hereto) after the Effective Time (as such term is defined in the Merger Agreement.)

8.4 Reliance

Each Vendor acknowledges and agrees that the Purchaser is relying on the representations and warranties and other terms and conditions of this Agreement.

CMA CGM acknowledges and agrees that the Purchaser is relying on the representations and warranties of this Agreement and other terms and conditions of this Agreement.

The Purchaser acknowledges and agrees that each Vendor and CMA CGM are relying on the representations and warranties and other terms and conditions of this Agreement.

8.5 Indemnity by the Vendors

Each Vendor will indemnify, defend and hold harmless the Purchaser and the respective current and former directors, officers and employees of the Purchaser and its Affiliates and their heirs, successors and assigns (the “Purchaser’s Indemnified Persons”) harmless from and against all documented Losses properly suffered or incurred by the Purchaser’s Indemnified Persons:

(a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any material representation or warranty, or a failure to perform or observe fully any material covenant, agreement or obligation of, that Vendor in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by such Vendor;

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(b)	arising out of or in connection with any liabilities or obligations of that Vendor relating to that Vendor’s Purchased Assets or otherwise encompassed in Section 2.7 of this Agreement;

(c)	arising out of or in connection with any and all claims of third parties relating to that Vendor’s Purchased Assets or the operation thereof at or before the respective Closing Date;

(d)	arising out of or in connection with any tax liabilities of that Vendor which has occurred or been initiated prior to delivery and relating to the Vendor’s Purchased Assets, including any assessment or re-assessment by a taxing authority of any tax return of that Vendor; or

(e)	arising out of or in connection with any Existing Conditions or Recommendations on Vessels sold to the Purchaser, including but not limited to: (i) the cost of any drydocking that is required as a direct result of any Existing Conditions or Recommendations; (ii) any loss of hire under, or by reason of the cancellation of, the Time Charter for such Vessel that directly results from any Existing Conditions or Recommendations and (iii) any damages from any action, suit or claim that directly results from any Existing Conditions or Recommendations.

Any claim for indemnification made pursuant to Section 8.5(a) or (d) (other than a claim made under Sections 7.1 or 10.2) must be made within one year from the applicable Closing Date. Any claim for indemnification made pursuant to Section 8.5(b) or (c) must be made within two years from the applicable Closing Date of such Vessel.

Any claim for indemnification made pursuant to Section 8.5(e) must: (i) result from a Loss properly suffered or incurred by a Purchaser Indemnified Person prior to the time such Vessel is certified by a member of the International Association of Classification Societies to be in class and without condition or recommendation, and free of average damage affecting such Vessel’s class (as evidenced by the requisite classification certificates and national certificates) and (ii) be made within two years from the applicable Closing Date.

Any claim for indemnification under Section 7.1 or 10.2 hereof must be made within the timeframe specified in Section 8.1 hereof.

8.6 Indemnity by the Purchaser

The Purchaser will indemnify and save each Vendor, CMA CGM and their current and former directors, officers and employees of each Vendor, CMA CGM and their Affiliates and their heirs, successors and assigns (the “Vendors’ Indemnified Persons”) harmless from and against all duly documented Losses properly suffered or incurred by the Vendors’ Indemnified Persons:

(a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any material representation or warranty, or a failure to perform or observe fully any material covenant, agreement or obligation of, the Purchaser in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Purchaser; or

(b)	arising out of or in connection with any and all claims of third parties relating to that Vendor’s Purchased Assets or the operation thereof, in each case after the respective Date of Closing, provided that such claim or the event giving rise thereto did not arise prior to the relevant Date of Closing; or

(c)	by reason of (i) non payment of the Contracted Assets Purchase Price made pursuant to Section 2.4 of this Agreement and in immediate available funds and without any set-off or reduction or (ii) its refusal to take delivery and ownership of any Vessel, unless such refusal is in compliance with the terms and conditions set forth herein.

Any claim for indemnification made pursuant to Section 8.6(a) or (c) (other than a claim made under Sections 7.2 or 10.2) must be made within one year from the applicable Closing Date. Any claim for indemnification made pursuant to Section 8.5(b) must be made within two years from the applicable Closing Date. Any claim for indemnification under Section 7.2 or 10.2 hereof must be made within the timeframe specified in Section 8.2 hereof.

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8.7 Indemnity by CMA CGM

CMA CGM will indemnify and save the Purchaser’s Indemnified Persons harmless from and against all documented Losses properly suffered or incurred by the Purchaser’s Indemnified Persons:

(a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any material representation or warranty, or a failure to perform or observe fully any material covenant, agreement or obligation, of CMA CGM in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by CMA CGM; or

(b)	arising out of or in connection with any tax liabilities or tax obligations of CMA CGM relating to the Vendors or any of the Vendors’ Purchased Assets which has occurred or been initiated prior to delivery of the Vendors’ Purchased Assets, including any assessment or re-assessment by a taxing authority of any tax return of CMA CGM.

Any claim for indemnification made pursuant to Section 8.7(a) or (b) (other than a claim made under Sections 7.1 or 10.2) must be made within one year from the applicable Closing Date. Any claim for indemnification under Section 7.1 or 10.2 hereof must be made within the timeframe specified in Section 8.3 hereof.

8.8 Defense of Third Party Claim

If a claim (an “Indemnity Claim”) is made by a third party against a Party (the “Indemnified Party”) in respect of which another Party (the “Indemnifier”) is or may be obligated under or arising out of this Agreement to indemnify, pay damages to or otherwise compensate the Indemnified Party, including claims made pursuant to Sections 8.5, 8.6 and 8.7 above, then the following provisions will apply.

(a)	If any Indemnified Party receives notice of the assertion of any claim in respect of damages, such Indemnified Party shall give the Indemnifier written notice describing such claim or fact in reasonable detail (the “Notice of Claim”) promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party). The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifier shall not relieve the Indemnifier of any liability, except to the extent that the Indemnifier is prejudiced by the Indemnified Party’s failure to provide timely notice hereunder.

(b)	In the event any Indemnifier notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has given notice of the matter that the Indemnifier is assuming the defense thereof; (i) the Indemnifier will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifier will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifier has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without written consent of the Indemnifier which consent shall not be unreasonably withheld; and (iv) the Indemnifier will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, and, in a settlement or compromise which does not involve only the payment of money by the Indemnifier, without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld.

(c)	In the event the Indemnifier does not notify the Indemnified Party within ten (10) Business Days after the Indemnifier has received a Notice of Claim that the Indemnifier is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Section 8.8, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifier, including all reasonable costs incurred in connection therewith. Unless and until the Indemnifier assumes the defense of any claim, the Indemnifier shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifier for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Section 8.8.

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(d)	In the event that the Indemnifier undertakes the defense of any claim, the Indemnifier will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

(e)	If any Indemnity Claim is of a nature such that the Indemnified Party is legally bound or required by Applicable Law to make a payment to a third party with respect to such Indemnity Claim before the completion of settlement negotiations or related legal proceedings, including the posting of any security to stay any process of execution or judgment, then the Indemnifier will be obligated to make such payment or post security therefor on behalf of the Indemnified Party. If the Indemnifier fails to do so, the Indemnified Party may make such payment or post security therefor and the Indemnifier will, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment or cause the security to be replaced and released. If the amount of any liability of the Indemnified Party under the Indemnity Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifier to the Indemnified Party, the Indemnified Party will, forthwith after receipt of the difference from a third party, pay the amount of such difference to the Indemnifier.

8.9 Limitations on Amount

Notwithstanding any other provision in this Agreement and notwithstanding any inaccuracy or incorrectness of any provision in this Agreement (including the Schedules), (i) the obligations of the Vendors and CMA CGM in respect of all claims for breach of any representation or warranty under Sections 4.1 and/or 4.3 hereof, will be limited to the aggregate amount of the sum of the Initial Assets Purchase Price and the Contracted Assets Purchase Price and no individual claim will be made against the Vendors unless such claim exceeds $100,000, and (ii) the obligations of CMA CGM in respect of any claim for indemnification for breach of the provisions under Sections 7.4(d) and (e) will be limited, without duplication, to the amounts set forth under Clause 3.5(iv) of the Management Agreements.

8.10 Election

Except with respect to fraud, willful misconduct or bad faith by or on behalf of an indemnifying Party, from and after the Initial Assets Date of Closing or Contracted Assets Date of Closing, as applicable, the indemnification remedies contained in this Section 8 shall be the exclusive remedies for damages of the Parties for any breach of or under this Agreement or the Initial Asset Newbuilding MOA, or any document provided pursuant to this Agreement, and the exercise by any Party of any of its rights under this Section 8 shall be deemed to be an election of remedies and shall prejudice, and constitute a waiver of, any other right or remedy that such Party may be entitled to exercise at law, in equity or otherwise.

8.11 Joint and Several Obligations

The obligations of CMA CGM and each Vendor hereunder are joint and several. The obligations of the Purchaser and any Designated Subsidiary hereunder are joint and several.

9. TERMINATION AND WAIVER

9.1 INTENTIONALLY OMITTED.

9.2 Termination Upon Termination of a Vessel MOA

If a Vessel MOA is terminated or cancelled for any reason whatsoever, then this Agreement shall be deemed to be terminated in respect of such Vessel MOA without any further action by either the Purchaser or that Vendor, and Vendors and Purchaser will be mutually released from their respective obligations under such Vessel MOA.

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9.3 Effect of Waiver

A waiver by either the Purchaser or any Vendor of any one or more of the conditions referred to Section 6.1 or Section 6.2 will be without prejudice to its right to terminate in respect of any other non-fulfillment of any other of the conditions.

9.4 Without Prejudice

Termination by the Purchaser pursuant to Section 6.1 or by any Vendor pursuant to Section 6.2 will be without prejudice to the right, subject to the limitations, exceptions and restrictions set out in this Agreement, to recover Losses for any misrepresentations, breach of warranty or non-fulfillment of any covenant or agreement of the other Party.

10. MISCELLANEOUS

10.1 Notices

Any notice, request, determination, demand or communication required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission, electronic mail or internationally-recognized courier to the Party to which it is to be given as follows:

To a Vendor or CMA CGM:

[Vendor Name]

[c/o] CMA CGM

4, quai d’Arenc

13002 Marseilles

France

Attention: Jean-Yves Schapiro

Facsimile No.: 33 (0)4 88 91 83 77

Electronic mail address: ho.jyschapiro@cma-cgm.com

To the Purchaser:

Global Ship Lease, Inc.

c/o Global Ship Lease Services Limited

10 Greycoat Place

London SW1P 1SB

United Kingdom

Attention: Chief Executive Officer

Facsimile No.: +44 (0) 20 7960 6012

Electronic mail address: ian.webber@globalshiplease.com

with a copy to:

Marathon Founders, LLC

500 Park Avenue, Fifth Floor

New York, New York 10022

U.S.A.

Attention: Michael S. Gross

Facsimile No.: +001 (212) 993-1679

Electronic mail address: michael.gross@magnetar.com

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or to such other address as a Party may specify by notice given in accordance with this Section 10.1. Any such notice, request, demand or communication given as aforesaid will be deemed to have been given, in the case of delivery by hand, when delivered, in the case of delivery by facsimile transmission or electronic mail, on the Business Day following of day of transmittal, provided evidence of transmission is received by the sender, and in the case of delivery by internationally-recognized courier, as aforesaid, on the date received, provided evidence of receipt is provided.

10.2 Further Assurances

From time to time subsequent to each Closing Date, the Purchaser and the Vendor of the Purchased Assets sold on such Closing Date, at the expense of the requesting party (unless such documents are to be delivered pursuant to Section 2.6(a), in which case it shall be at the Vendor’s expense), shall promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the requesting party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

10.3 Entire Agreement

This Agreement, including each of the Vessel MOAs and all other schedules and exhibits hereto, constitute the entire agreement between CMA CGM, the Vendors and the Purchaser pertaining to the purchase and sale of the Purchased Assets and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of any Vendor and the Purchaser and there are no warranties, representations, covenants, obligations or agreements between any Vendor (or any Affiliate thereof) and the Purchaser except as set forth in this Agreement, each of the Vessel MOAs and all other schedules and exhibits hereto. The Prior Agreement is amended and restated in its entirety by this Agreement.

10.4 Assignment

None of CMA CGM, the Vendors and the Purchaser may assign any of their respective benefits or rights, and no Person may assume any of CMA CGM’s, the Vendors’ and the Purchaser’s obligations, under or in respect of this Agreement without the prior written consent of all the Parties, which consent shall not be unreasonably withheld or delayed.

10.5 Waiver and Amendment

Except as expressly provided in this Agreement, no amendment or waiver of it will be binding unless made in writing by all the Parties to be bound by such amendment or waiver. No waiver of any provision or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement nor a continuing waiver unless otherwise expressly provided.

10.6 Severability

Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction except that if:

(c)	on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

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(d)	as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 10.6, the basic intentions of the parties in this Agreement are entirely frustrated, the parties will use all reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

10.7 Contracts (Rights of Third Parties) Act 1999

(a)	Subject to Section 10.7(b) below, this Agreement does not give rise to any rights enforceable by a party who is not a Party hereto. Without prejudice to the generality of the foregoing, rights that would otherwise arise in favor of third parties under the Contracts (Rights of Third Parties) Act 1999 are hereby excluded save that a Designated Subsidiary may, in relation to the Vessel which it acquires hereunder (and under the relevant Vessel MOA), rely on and be entitled to benefit from and enforce the Purchaser’s rights under this Agreement.

(b)	Each Vendor is and will be deemed to be acting as agent or trustee on behalf of and for the benefit of each of that Vendors’ Indemnified Persons and the Purchaser is and will be deemed to be acting as agent or trustee on behalf of and for the benefit of each of the Purchaser’s Indemnified Persons.

10.8 Dispute Resolution

Any dispute or other failure to agree arising out of or in connection with this Agreement (“Dispute”), including any question regarding its existence, validity or termination, shall be resolved in accordance with the following procedure:

(a)	Either Party may give notice to the other Party requiring that a Dispute be referred to a senior officer of each Party that has been designated to represent such Party hereunder. When this notice is given, the Parties will direct their designated officers to promptly begin discussions with each other with a view to settling the Dispute. If the Dispute is not settled within fifteen (15) days after the date of the notice or such extended period as the parties may agree in writing, then it shall be resolved by arbitration in London, England, in accordance with the Arbitration Act 1996, or any statutory modification or re-enactment thereof for the time being in force, and under the rules of the London Maritime Arbitrators Association. Subject as hereinafter provided, the reference shall be to three arbitrators, one to be appointed by each Party and the third by the two arbitrators so appointed.

(b)	Subject to subsection (c) hereof, either Party may commence arbitration by appointing its arbitrator and sending notice of such appointment to the other Party, requiring the other Party to appoint its arbitrator within fourteen (14) days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the Party referring the dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of such sole arbitrator shall be as binding as if he or she had been appointed jointly.

(c)	A Party wishing to refer a Dispute to arbitration shall first give notice in accordance with subsection (a) hereof and attempt to resolve the Dispute by discussion as therein provided, save where earlier commencement is necessary to avoid the operation of a time bar or other prejudice to the rights of such Party.

10.9 Counterparts

This Agreement may be signed in counterparts and each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

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10.10 Enurement

This Agreement will enure to the benefit of and will be binding upon the parties and their respective successors and any Affiliate of the Purchaser which is an assignee of the Purchaser as contemplated in Section 10.4.

[Signature Page Follows]

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IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

GLOBAL SHIP LEASE, INC.

	Authorised Signatory		Authorised Signatory
Per:		Per:

CMA CGM S.A.

	Authorised Signatory		Authorised Signatory
Per:		Per:

DELMAS S.A.S.

	Authorised Signatory		Authorised Signatory
Per:		Per:

SNC Pacific I

	Authorised Signatory		Authorised Signatory
Per:		Per:

SNC Pacific II

	Authorised Signatory		Authorised Signatory
Per:		Per:

EXHIBIT A-3

AMENDED AND RESTATED CHARTER AGREEMENT

Exhibit (a)(3)

Copyright, published by		Issued by
The Baltic and International Maritime Council (BIMCO)		The Documentary Committee of
October 1990	Printed by BIMCO’s idea	The Baltic and International Maritime Council (BIMCO), Copenhagen

1. Shipbroker Nil		THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) UNIFORM TIME CHARTER PARTY FOR CONTAINER VESSELS CODE NAME: “BOXTIME”	PART I

2. Place and date

3. Owners/Disponent Owners & Place of Business, Telephone, Telex and Telefax Number		4. Charterers & Place of Business, Telephone, Telex and Telefax Number

5. Vessel’s Name		6. Call Sign/Telex Number See clause 47

7. GRT/NRT See Annex A	8. DWT on Summer Freeboard See Annex A	9. TEU Capacity (Maximum) See clause 47

10. Class (Cl. 5) See clause 47	11. Flag	12. Service Speed (See Part III) See clause 47	13. Fuel Consumption (See Part III) See clause 47

14. Type(s) of Fuel(s) (Cl. 12(d)) See Annex A		15. Maximum Bunker Capacity See Annex A

16. Bunkers/Price on Delivery (Min.-Max.) (CI. 12(a) and (c)) N/A		17. Bunkers/Price on Redelivery (Min.-Max.) (Cl. 12(a) and (c)) See clause 53

18. Place of Delivery (Cl. 1(b)) N/A		19. Earliest Date of Delivery (local time) (Cl. 1(b)) N/A

20. Latest Date of Delivery (local time) (Cl. 1(b)) N/A		21. Place of Redelivery (Cl. 6(m)) See clause 45

22.   Trading Limits (Cl. 3 and Cl. 5(c))

Trade worldwide always via good safe port(s) good safe berth(s) always afloat, always ice-free and always within IWL with lawful merchandise in ISO containers only, excluding Iceland, Greenland, Faroe Islands, Albania, Turkish Occupied Cyprus, Cuba, Somalia, Yemen, Eritrea, Iraq, North Korea, Russian / CIS Pacific ports, any/all zones under United Nations and/or European Union and/or United States ban, war zones (see clause 3).

23. Period of Charter and Options if any (Cl. 1(a), Cl. 6(m) and Cl. 7(f)) [ ] years with up to +/-90 days in chopt		24. State number of Days Options have to be declared after commencement of Charter Period (Cl. 1(a)) N/A

25. Rate of Hire per Day and to whom payable (Cl. 1(a), Cl. 7(a) and (b)) USD [ ]		26. Quantity of Hazardous Goods allowed (Cl. 4(b)) See clause 30 and 41

27. Insured Value of Vessel (Cl. 18(a)) See Annex A		28. Daily Rate for Supercargo (Cl. 13(h)) N/A
29. Victualling Rate per Meal for other Charterers’ Servants etc. (Cl. 13(i)) USD3.50 subject to review every 3 years

30. Name of Owners’ P & I Club (Cl. 18(b)) See Annex A		31. Name of Charterers’ P & I Club (Cl. 18(b)) Steamship Insurance Management

32. Charterers’ maximum Claim settlement authority (Cl. 16(h)) N/A		33. General Average to be adjusted at (Cl. 14 (c)) According to York Antwerp Rules latest version in London with English law to apply

34. Law and Arbitration (state a, b, or c of Cl. 20, as agreed; if c agreed also state Place of Arbitration) (Cl. 20) English law, arbitration in London, see clause 27		35. Brokerage Commission and to whom payable (Cl. 21) None

36. Number of Additional Clauses covering special Provisions. Clause 4 and clauses 23 - 70 and vessel’s description as per Annex A, inclusive, to be incorporated into this Charter Party.

This document is a computer generated BOXTIME form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

(continued)	“BOXTIME” UNIFORM TIME CHARTER PARTY FOR CONTAINER VESSELS	PART I

It is mutually agreed between the party mentioned in Box 3 (hereinafter referred to as “the Owners”) and the Party mentioned in Box 4 (hereinafter referred to as “the Charterers”) that this Contract Shall be performed in accordance with the conditions contained in Part I including additional clauses, if any agreed and stated in Box 36, and Part II as well as Part III. In the event of a conflict of conditions, the provisions of Part I and Part III shall prevail over those of Part II to the extent of such conflict but no further.

Signature (Owners)	Signature (Charterers)

PART III

“BOXTIME” Charter Party

VESSEL’S SPECIFICATION — See Annex A

Built:

Official No.:

Hull & Machinery value:

Type: (cellular, non-cellular, self-sustained, gearless etc.):

DWT at design draft:

DWT at summer draft:

Tonnage:

	GRT				NRT
International: Suez: Panama: Main Dimensions: Length overall: Breadth: Draft fully laden on SF: Max. height: Container Capacity TEU (20’ x 8’ x 8’6”):
General distribution:	in holds				TEU
	on deck				TEU
Total:

Below deck:	units stowed as follows:

Hold No. 1	units		___/		___/		___/		___/		___/		units

	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier

Hold No. 2	units		___/		___/		___/		___/		___/		units

	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier

Hold No. 3	units		___/		___/		___/		___/		___/		units

	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier

Hold No. 4	units		___/		___/		___/		___/		___/		units

	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier

On deck: units stowed as follows:

Hatch No. 1	units		___/		___/		___/		___/		___/		units

	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier

Hatch No. 2	units		___/		___/		___/		___/		___/		units

	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier

Hatch No. 3	units		___/		___/		___/		___/		___/		units

	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier

Hatch No. 4	units		___/		___/		___/		___/		___/		units

This document is a computer generated BOXTIME form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART III

“BOXTIME” Charter Party

	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier

Container Capacity FEU (40’ x 8’ x 8’6”):

General distribution:	in holds				FEU
	on deck				FEU
Total:

Below deck:	units stowed as follows:

Hold No. 1	units		___/		___/		___/		___/		___/		units
	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier
Hold No. 2	units		___/		___/		___/		___/		___/		units
	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier
Hold No. 3	units		___/		___/		___/		___/		___/		units
	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier
Hold No. 4	units		___/		___/		___/		___/		___/		units
	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier

On deck: units stowed as follows:

Hatch No. 1	units		___/		___/		___/		___/		___/		units
	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier
Hatch No. 2	units		___/		___/		___/		___/		___/		units
	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier
Hatch No. 3	units		___/		___/		___/		___/		___/		units
	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier
Hatch No. 4	units		___/		___/		___/		___/		___/		units
	in	1st	/	2nd	/	3rd	/	4th	/	5th	/	6th	tier

Stability cases bases 20’ x 8’ x 8’6”:

Basis	14 tons homogeneous weight:
15 tons homogeneous weight:
16 tons homogeneous weight:

Reefer Container Capacity:

On deck:

Number and type of plugs:

Power supply:

Under deck:

Reefer capacity:	blown air
integral

Maximum Permissible Stack Weight:

Tanktop:

Weather deck:

This document is a computer generated BOXTIME form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART III

“BOXTIME” Charter Party

Type of Hatch Covers:

Hatch Dimensions:

Cranes/Gear:

Vessel equipped with Spreader:

Type:

Main Engine and Types:

Bunker fuel specification:

Type of propellers: (controllable pitch or fixed)

Auxiliary Engines and types:

Bunker fuel specification:

Shaft generator:

Bow thruster:

Generator sets:

Turbo alternators:

Speed/Consumption:

In smooth water and with winds not exceeding Beaufort Scale 4

Consumption: Pilotago/River/Shallow Waters Manouvering:

Port Consumption:

Waiting at anchor or waiting at berth without any commercial operations:

Working (gearless):

With cranes/gear working (geared):

Reefer containers:

Donkey boilers:

Bunker Capacity:

Ballast Capacity:

This document is a computer generated BOXTIME form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

INDEX

“BOXTIME” Charter Party

CLAUSE NO.

1.	PERIOD OF CHARTER PARTY AND DELIVERY

2.	OWNERS’ UNDERTAKING

3.	TRADING LIMITS

4.	PERMITTED CARGOES

a)	Uncontainerised Goods

b)	Hazardous Goods

c)	Live Animals

d)	Radioactive Goods

e)	Arms & Ammunition

5.	OWNERS’ OBLIGATIONS

Maintain in Class and efficient operation.

a)	Container Lashings

b)	Crew Assistance

c)	Documentation

d)	Insurance of the Vessel

e)	Fumigation and/or Deratisation

f)	Smuggling

6.	CHARTERERS’ OBLIGATIONS

a)	Provision of Details

b)	Instructions to the Master

c)	Stevedoring

d)	Charterers’ Lashings

e)	Condition of Containers

f)	Stowage in Containers

g)	Stowage Planning

h)	Operating Expenses

j)	Bunker Fuel

k)	Agency Costs

l)	Damage to Vessel

m)	Redelivery

n)	Additional Premiums

o)	Advances to Master

p)	Contraband

7.	HIRE

a)	Rate

b)	Payment

c)	Default

d)	Redelivery Adjustment

e)	Deductions

f)	Extension

8.	OFF HIRE

a)	Unable to Comply with Instructions

b)	Deviation

c)	Blocking & Trapping

d)	Requisitions

e)	Loss of Time

9.	LOSS OF VESSEL

10.	LASHINGS AND STEVEDORING

a)	Owners’ Lashings

b)	Charterers’ Lashings

c)	Stowage Planning

d)	Stevedoring

e)	Liability

11.	VESSEL’S GEAR

a)	Regulations

b)	Condition

c)	Suez and Panama Canal

d)	Refrigeration

e)	Lighting

12.	BUNKER FUEL

a)	Quantity at Delivery/Redelivery

b)	Pre and Post Charter Bunkering

c)	Purchase Price

d)	Specification

e)	Consumption

f)	Bunkering

13.	CHARTERERS’ REQUIREMENTS

a)	Plans

b)	Flag, Funnel, Name and Configuration

c)	Ballast Warranty

d)	Weather Routing

e)	Communications Facilities

f)	Logs and Witnesses

g)	Replacement of Master and Officers

h)	Supercargo

j)	Victualling

k)	Sub-Letting

l)	Inspections

m)	Substitution and Sub-Contracting

n)	Laid-Up Returns

o)	Signing Bills of Lading

14.	OWNERS’ REQUIREMENTS

a)	Maintenance

b)	Bills of Lading

c)	General Average

d)	Salvage

e)	Liens

15.	SUNDRY MATTERS

a)	Pilotage/Towage

b)	Watchmen

c)	Stowaways

d)	On/Off Hire Surveys

e)	Sub-Contractors

16.	CHARTERS’ RESPONSIBILITIES/LIABILITIES

a)	Charterers’ Responsibilities

b)	Claims Handling

c)	General Indemnity

d)	Fines etc., Indemnity

e)	Time Limit

f)	Agency

g)	General Average Exclusion

h)	Claims Authority

17.	OWNERS’ RESPONSIBILITIES/LIABILITIES

a)	For Goods and Containers

b)	For Refrigerated Goods

c)	Limitation of Liability

d)	Time Limit

e)	For Personal Injury

f)	Limitation Proceedings

g)	Consequential Loss

18.	INSURANCES

a)	Hull and Machinery

b)	Protection and Indemnity (P & I)

c)	War Risks

19.	WAR

20.	LAW AND ARBITRATION

a)	London

b)	New York

c)	Alternative

21.	COMMISSION

22.	NOTICES

This document is a computer generated BOXTIME form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BOXTIME” Charter Party

	It is agreed on the date shown in Box 2 between the party named in Box 3 as	1
	the Owners of the Vessel named in Box 5 and the party named in Box 4 as	2
	the Charterers as follows:	3

1.	Period of Charter Party and Delivery	4
	(a) In consideration of the hire detailed in Box 25 the Owners let and the Charterers hire the Vessel for the period together with any optional extension(s) thereto as indicated in Box 23. Such options, always at the Charterers’ discretion, must be declared to the Owners within the period as indi- cated in Box 24.	5 6 7 8 9
(b) The Owners shall deliver the Vessel to the Charterers at the Place of De-
livery as indicated in Box 18. Unless agreed by the Charterers to the contra-
ry, delivery shall take place no earlier than the time/date as indicated in Box
19 and no later than the time/date as indicated in Box 20. See Clause 56.
~~If prior to delivery the Owners give notice to the Charterers that the Vessel~~
~~will not be ready for delivery by the time/date as indicated in Box 20, the~~
~~Charterers shall declare within 48 hours after receiving notice thereof from~~
~~the Owners whether they cancel or will take delivery of the Vessel but~~
	~~without prejudice to the Charterers’ right to claim proved damages.~~	10 11 12 13 14 15 16 17 18
	(c) If the Owners are unable to deliver the Vessel at the Place of Delivery as indicated in Box 18 for any reason beyond the control of the Owners, delive- ry shall take place at the nearest point to the nominated Place of Delivery to which the Vessel may safely and reasonably proceed.	19 20 21 22
	The Owners shall give notice of readiness to deliver to the Charterers and/or the Charterers’ local agents when in position to come on hire.	23 24
	(d) Delivery shall be effected at any time, day or night, Saturdays, Sundays and holidays included.	25 26
	(e) At the time of delivery the Vessel shall be clean and in all respects fit to receive goods and ISO standard containers.	27 28
	(f) The Charterers’ acceptance of delivery of the Vessel shall not prejudice their rights against the Owners under this Charter Party.	29 30

2.	Owners’ Undertaking	31
	The Owners undertake that, at delivery, the Vessel shall be of the descrip- tion set out in PARTS I and III hereof.	32 33

3.	Trading Limits	34
	The Vessel shall be employed in lawful trades within Institute Warranty Li- mits (IWL and within the Trading Limits as indicated in Box 22 for the carri- age of lawful goods between safe ports or places where she can safely lie always afloat. The Vessel shall not be obliged to force ice nor to follow ice- breakers. The Vessel shall not trade in ice.	35 36 37 38 39
	The Owners warrant that, at the time of signing this Charter Party, the Vessel has not traded to any countries which would make the Vessel unacceptable for calls at ports within the Trading Limits as indicated in Box 22. The Char- terers shall provide a list of such countries.	40 41 42 43

4.

Permitted Cargoes - See rider clause 4
~~Except as provided below, the Vessel shall be used exclusively for the carri-~~
~~age of goods in ISO standard containers complying with the international~~
~~Convention for Safe Containers.~~

~~(a) Uncontainerised Goods: Uncontainerised goods may be carried only~~
~~with the prior consent of the Owners and the Master provided that they are~~
~~suitably prepared for carriage.~~

~~(b) Hazardous Goods: The Owners agree that the Charterers may carry the~~
~~maximum quantity as indicated in Box 26 of hazardous goods in containers;~~

~~provided same are loaded, stowed, discharged and documented in accor~~
~~dance with IMO regulations, any mandatory local requirements and regula-~~
~~tions of the flag state.~~

~~(e) Live Animals: Live animals may be carried only with the prior consent of~~
~~the Owners and the Master~~
~~. (d) Radioactive Code: Radioactive goods other than isotopee shall be ex~~
~~cluded. Radioactive isotopee may be carried only with the prior consent of~~
~~the Owners and the Master and provided that they are of such a category ae~~
~~net to invalidate the Vessel’s P & I ever~~
~~(e) Arms & Ammunition: Arms and ammunition may be carried only with the~~
~~prior consent of the Owners and the Master.~~

		44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60 61 62 63

5.	Owners’ Obligations	64
	Except as provided elsewhere in this Charter Party, the Owners shall, at their expense, maintain the Vessel in the Class as indicated in Box 10, in a thoroughly efficient state of hull and machinery and in every way fitted for the service throughout the currency of this Charter Party.	65 66 67 68
	The Owners shall, inter alia, provide and pay the cost of the following:	69
	(a) Container Lashings: (See Clause 10 (a)).	70
	(b) Crew Assistance with inter alia:-	71
	(i) preparing the Vessel’s cranes, derricks, winches and/or cargo hand- ling gear for use,	72 73
	(ii) opening and closing any hatches (other than pontoon type hatches), ramps and other means of access to goods and containers,	74 75
	(iii) docking, undocking and shifting operations in port,	76
	(iv) bunkering.	77
	(v) maintaining power during loading and discharging operations,	78
	(vi) instructing crane drivers and winchmen in use of Vessel’s gear.	79
	(vii) supervising stevedores lashing and unlashing goods and containers and the regular checking of lashings at sea when weather conditions permit (See Clause 10 (d(ii)).	80 81 82
	(viii) monitoring, recording performances and, when available, supplying labour for the repairing of the Charterers’ refrigeration machinery, weather permitting (See Clause 17 (b)).	83 84 85
	The above services shall be rendered by the crew if required, provided port and local labour regulations permit, and except when repairing the Charter- ers’ refrigeration machinery any overtime incurred shall be for the account of the Owners	86 87 88 89
	(c) Documentation: Any documentation relating to the Vessel that may be re- quired to permit the Vessel to trade within the limits as indicated in Box 22, including, but not limited to, certificates of financial responsibility for oil pol- lution, provided such oil pollution certificates are obtainable from the Own- ers’ P&l club or some other available source, valid international tonnage certificate, Suez and Panama tonnage certificates, valid certificate of regis- try and certificates relating to the strength and/or serviceability of the Ves- sel’s gear (See Clause 11 (a)).	90 91 92 93 94 95 96 97
	(d) Insurance of the Vessel: (See Clause 18).	98
	(e) Fumigation and/or deratisation: The provision of certificates thereof at the commencement of the Charter Party and the renewal thereof throughout the Charter Party, except if this is required as a result of the Charterers’ goods and containers carried under this Charter Party, in which case these expenses shall be for the account of the Charterers. (f) Smuggling: In the event of smuggling by the Master, Officers and/or crew, the Owners shall bear the cost of any fines, taxes or imposts levied and the Vessel shall be off hire for any time lost as a result thereof (See Clause 6 (p)).	99 100 101 102 103 104 105 106

6.	Charterers’ Obligations	107
	Except as provided elsewhere in this Charter Party, the Charterers shall provide and pay the costs of the following throughout the currency of this Charter Party:	108 109 110
	(a) Provision of Details: The provision of full and accurate details of goods and containers (including any documentation required at any ports of call), their weights and stowage positions to the Master as early as possible but not later than upon arrival at the port of loading, with regular updating thereof and the provision of a full and accurate plan of the stowage of all goods and containers actually loaded prior to sailing. Such details shall in- clude:-	111 112 113 114 115 116 117
	(i) gross weights of containers,	118
	(ii) any feature of the goods requiring attention by the crew during the voy- age, including, but not limited to, any hazardous or other dangerous feature and/or the need for carriage within a specified temperature range.	119 120 121 122
	(b) Instructions to the Master: The Master, although appointed by the Ow- ners, shall at all times during the currency of this Charter Party be under the orders and directions of the Charterers as regards employment and agency. The Charterers shall be obliged at all times to furnish the Master with full and timely instructions.	123 124 125 126 127
	(c) Stevedoring: (See Clause 10 (d)(i)).	128
	(d) Charterers’ Lashings: (See Clause 10 (b)).	129
	(e) Condition of Containers: The Charterers warrant that all containers car- ried pursuant to this Charter Party have been constructed to a design ap- proved by a Classification Society and are property maintained.	130 131 132
	(f) Stowage in Containers: The correct stowage and safe securing of all goods within containers (including securing to flat rack containers) to with- stand the rigours of the voyage.	133 134 135
	(g) Stowage Planning: (See Clause 10 (c)).	136
	(h) Operating Expenses: All port charges, light and canal dues, pilotage, towage, consular charges, and all other charges and expenses relating to the operation of the Vessel not otherwise provided for in this Charter Party, other than charges or expenses relating to the crew.	137 138 139 140
	(j) Bunker Fuel: (See Clause 12).	141
	(k) Agency Costs: All agency fees and expenses for normal ship’s husban- dry at all ports or places of call.	142 143
	(i) Damage to Vessel: Any damage to the Vessel or loss or damage to its equipment caused by stevedores during the currency of this Charter Party shall be reported by the Master to the Charterers or their agents, in writing- within 24 hours of the occurrence or as soon as possible thereafter but la- test when the loss or damage could have been discovered by the exercise of	144 145 146 147 148

This document is a computer generated BOXTIME form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pr-eprinted text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BOXTIME” Charter Party

	due diligence. The Master shall endeavour to obtain written acknowledge-	149
	ment by the party causing loss or damage unless it is made good in the meantime. The Charterers shall pay for stevedore damage whether or not payment has been made by stevedores to the Charterers.	150 151 152
	Damage for which the Charterers are responsible affecting seaworthiness, or the proper working of the Vessel and/or her equipment, shall be repaired without delay to the Vessel after each occurrence in the Charterers’ time and shall be paid for by the Charterers. Other repairs to damage for which the Charterers are responsible shall also be carried out in the Charterers’ time but, if this is not possible, such repairs shall be carried out whilst the	153 154 155 156 157 158
Vessel is in drydock in the Owners’ time provided this does not interfere with the Owners’ repair work, or by the Vessel’s crew at the Owners’ conve-
	nience. All costs of such repairs shall be for the Charterers’ account.	159 160 161
	(m) Redelivery: Redelivery of the Vessel at the Place of Redelivery as indi- cated in Box 21, unless agreed by the Owners or provided elsewhere to the contrary, in the same condition to that pertaining when the Vessel was deli- vered, fair wear and tear excepted, at the end of the period as indicated in Box 23. ~~The Charterers shall give the Owners one months notice of expected date and Place of Redelivery, which advice shall be updated 10, 5 and 2 days prior to expected redelivery.~~	162 163 164 165 166 167 168
	At the time of redelivery the Vessel shall be clean and fit to load goods and	169
ISO standard containers. If the Charterers have changed the configuration of the Vessel to carry different size ISO standard containers or non ISO standard containers, they shall, in their time and at their cost, prior to rede-
livery, return the Vessel to its previous configuration, unless the Owners agree to waive this requirement, in which case the Charterers shall return the Vessel to its previous configuration, at their cost, after redelivery at such time and place stipulated by the Owners but in the Owners’ time. Without prejudice to any other claim the Owners may have under this Charter Party the Owners shall not be obliged to accept redelivery of the Vessel before it is
	returned to its previous configuration.	170 171 172 173 174 175 176 177 178 179
	(n) Additional Premiums:	180
Charterers have the option to call war risked countries against payment of all additional insurance premiums including for blocking, trapping and crew war risk insurance, if applicable. Same will be arranged by Owners, who are always to consult the final rate with Charterers. The additional premium to be paid by Charterers with the next hire payment after receipt of invoice from Owners’ Insurance brokers telefaxad by Owners. Owners to mail to Charterers the original as soon as received. In case there is a serious doubt about the insurance premium proposed by Owners’
underwriters. Owners shall make their utmost efforts to negotiate a more competitive premium.
All additional premiums for hull and machinery,
war risks, including blocking and trapping, or protection and indemnity in-
surance incurred by the Owners over and above the premiums payable by the Owners. The Owners shall allow the Charterers to arrange these addi-
tional covers on their behalf if the Charterers so request and if the proposed insurers and terms are acceptable to the Owners. If the Charterers arrange such insurance the Charterers’ insurers shall confirm cover latest 24 hours before the Vessel is due to be exposed to the risk so insured (See Clause
18).
(o) Advances to Master: The Charterers shall procure that their local agents at all ports of call shall, upon request by the Master, make funds available to
	him for disbursements, which advances the Charterers may recoup from the	181 182 183 184 185 186 187 188 189 190 191
	Owners by deduction from the hire payments in accordance with Clause 7 (e). (p) Contraband: In the event that contraband and/or unmanifested drugs or goods are found to have been shipped as part of the goods and/or in con- tainers on board, any fines, taxes or imposts levied shall be for the Charter- ers’ account, and the Vessel shall remain on hire during any time lost as a result thereof, unless it can be established that the Master, Officers and/or crew are involved in smuggling (See Clause 5 (f). In this event and security required shall be provided by the Charterers.	192 193 194 195 196 197 198 199 200

7.	Hire	201
(a) Rate: The Charterers shall pay hire at the rate stated in Box 25, per day or pro rata for part of a day, from the time the Vessel is delivered to the Charter-
ers until her redelivery to the Owners. All calculation of hire shall be made by
	reference to Universal Time Co-ordinated (U.T.C.).	202 203 204 205
	(b) Payment: Payment of hire shall be made in cash in full and without dis- count, every 15 days in advance paid directly to the Owners’ nominated bank account ~~semi monthly in advance, if hire or any instalment thereof is not paid~~ as aforesaid, the Charterers shall pay interest at the rate of 0.1 per cent per day on the amount outstanding from and including the due date until the date of payment.	206 207 208 209 210
	(c) Default: In default of punctual and regular payment as herein specified,	211
	the Owners may require the Charterers to make payment of the amount due	212
within 96 running hours of receipt of notification from the Owners, failing which the Owners will have the right to withdraw the Vessel without preju-
	dice to any claim the Owners may have against the Charterers under this	213 214 215
	Charter Party. Further, so long as the hire remains unpaid, the Owners shall be entitled to suspend the performance of any and all of their obligations hereunder and shall have no responsibility whatsoever for any consequen- ces thereof in respect of which the Charterers hereby indemnify the	216 217 218 219
	Owners. Hire shall continue to accrue and any extra expenses resulting from such suspension shall be for the Charterers’ account.	220 221
	(d) Redelivery Adjustment: Should the Vessel be on her voyage towards the	222
	Place of Redelivery at the time payment of hire becomes due, said payment shall be made for the estimated time necessary to complete the voyage, less disbursements made by the Charterers for the Owners’ account, including the estimated value of bunker fuel on board al redelivery. When the Vessel is redelivered to the Owners any difference shall be refunded to or paid by the	223 224 225 226 227
	Charterers as appropriate, but not later than three months after redelivery of the vessel. (e) Deductions: On production of supporting vouchers the Charterers shall be entitled to deduct from payments of hire any expenditure incurred on be- half of the Owners which may be payable by the Owners under this Charter	228 229 230 231 232
	Party. If such expenditure is incurred in a currency other than that in which hire is payable, conversion into such currency for the purpose of deduction shall be effected at the rate of exchange at the place of the bank where hire is paid prevailing on the date when the expenditure was incurred.	233 234 235 236
	(f) Extension: The Charterers shall arrange the Vessel’s trading so as to per- mit redelivery at the place and in the period as indicated in Boxes 21 and 23, respectively. If the Vessel is not chartered for a minimum/maximum period and the Vessel is sent on a final voyage reasonably calculated to allow rede- livery within such period at the Place of Redelivery as provided under this	237 238 239 240 241
	Charter Party, and the voyage is prolonged for reasons beyond the Charter- ers’ control, the Charterers shall have the use of the Vessel at the rate and on the conditions of this Charter Party for such extended time as may be re- quired for completion of said voyage and redelivery as aforesaid.	242 243 244 245

8.	Off Hire	246
	After delivery in accordance with Clause 1 hereof, the Vessel shall remain on hire until redelivered in accordance with Clause 6(m), except for the fol- lowing periods:	247 248 249
	(a) Unable to Comply with Instructions: If the Vessel is unable to comply with the instructions of the Charterers on account of:-	250 251

	(i) any damage, defect, breakdown, or deficiency of the Vessel’s hull, ma- chinery, equipment or repairs or maintenance thereto, including dry-docking, excepting those occasions when Clause 6 (l) applies,	252 253 254

	(ii) any deficiency of the Master, Officers and/or crew, including the fai- lure, refusal or inability of the Master, Officers and/or crew to perform service immediately required, whether or not within the control of the	255 256 257
	Owners,	258

	(iii) arrest of the Vessel at the suit of a party where a claim is not caused by the Charterers, their servants, agents or sub-contractors (See Clause	259 260
	5(f)),	261

	(iv) any delay occasioned by any breach by the Owners of any obligation or warranty in this Charter Party.	262 263
	If any of the above incidents affect the full use of the Vessel, it shall be off hire. If they partially affect the use of the Vessel, it shall be off hire to the ex- tent such incidents affect the Charterers’ use of the Vessel (See also Clause	264 265 266
	11 (b)).	267
(b) Deviation: In the event of the Vessel deviating (which expression inclu-
des putting back, or putting into any port or place other than that to which she is bound under the instructions of the Charterers) other than to save life or property, hire shall cease to be payable from the commencement of such deviation until the time when the Vessel is again ready to resume her service from a position not less favourable to the Charterers than that at which the deviation commenced, provided always that due allowance shall be given for any distance made good towards the Vessel’s destination and any bun-
kers saved. However, should the Vessel alter course to avoid bad weather or be driven into port or anchorage by stress of weather, the Vessel shall re-
main on hire and all costs thereby incurred shall be for the Charterers’ ac-
	count	268 269 270 271 272 273 274 275 276 277 278 279
	(c) Blocking and Trapping: If during the currency of this Charter Party the	280
	Vessel is blocked or trapped in circumstances where Clause 19 (b) applies, the Vessel shall be off hire for the period blocked or trapped. If the Vessel is blocked or trapped for a period of 365 days this Charter Party shall be termi- nated.	281 282 283 284
	(d) Requisitions: Should the Vessel be requisitioned by any government or governmental authority during the period of this Charter Party, it shall be off hire during the period of such requisition and any hire or other compensa-	285 286 287

This document is a computer generated BOXTIME form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BOXTIME” Charter Party

	tion paid by any government or governmental authority in respect of such	288
	requisition shall be paid to the Owners. However, the Charterers shall have the option of cancelling the balance period of this Charter Party, provided this option is exercised within 14 days of receipt of notice of requisition.	289 290 291
	(e) Loss of Time: In the event of loss of time for which the Owners are res- ponsible, including but not limited to terms of employment of Master, Offic- ers and/or crew, the Vessel shall be off hire for the time thereby lost.	292 293 294
	Any time during which the Vessel is off hire under this Charter Party may be added to the charter period, at the option of the Charterers. Such option shall be declared before the first redelivery notice is given. Should the off hire period last more than 90 consecutive days, Charterers shall have the option to cancel the charterparty provided the Vessel is free of cargo. ~~net~~	295 296 297
	~~less than two months before expected redelivery, or latest two weeks after the event if less than two months before expected re - delivery.~~	298 299

9.	Loss of Vessel	300
Should the Vessel be lost, or become a constructive total loss, hire shall cease at noon on the day of her loss or constructive total loss, and if mis-
sing, from noon on the date when last heard of, and any hire paid in advance and not earned shall be returned to the Charterers and payment of any hire
	due shall be suspended until the Vessel is reported safe.	301 302 303 304 305

10.	Lashings and Stevedoring	306
	(a) Owners’ Lashings: The Owners shall supply and maintain in good work - ing order throughout the currency of this Charter Party sufficient lashing and securing equipment to facilitate the proper lashing and securing in ac- cordance with the plan supplied by the Owners of the maximum number of	307 308 309 310
ISO standard containers which may be carried in accordance with the de-
tails provided in PART III hereto. The Owners further warrant that both the strength of the lashings and the design of the lashing pattern are adequate for the stowage in accordance with PART III hereto and that these have been
	approved by the Vessel’s Classification Society. Any loss or damage to the	311 312 313 314 315
	Vessel’s container fittings and lashing equipment shall be replaced by or repaired to the same standard and quality at the Charterers’ expense, fair wear and tear excepted
	(b) Charterers’ Lashings: Should any additional or alternative lashings to those supplied by the Owners be required, these shall be supplied by the	316 317
Charterers at their expense. Should the Charterers supply gear, equipment or stores, the Master shall keep a record of it and care for it. Such gear, equipment or stores shall be redelivered to the Charterers at the time requi-
red by the Charterers in the same condition as supplied fair wear and tear
	excepted.	318 319 320 321 322
	(c) Stowage Planning: The Charterers shall ensure that stowage is effected in accordance with the requirements of this Charter Party and of the Ves- sel’s stability including, inter alia, that stack and tier weights are not ex- ceeded and that heavy containers are not stowed over light containers on or under deck, except with the Master’s prior approval. (d) Stevedoring:	323 324 325 326 327 328
	(i) The Charterers shall provide and pay for the cost of all stevedoring op- erations during the currency of this Charter Party including, inter alia, receipt, loading, handling, stowing, lashing, securing, unsecuring, un- lashing. unstowing, discharging, tallying and delivering of all uncontai- nerised goods and containers and shall be liable to the Owners for all loss or damage caused to the Vessel by the improper or careless per- formance of such operations.	329 330 331 332 333 334 335
	(ii) The Master shall supervise stevedores undertaking the tasks outlined in Clause 10 (d) (i) to ensure that these are done correctly and to his satisfaction. The Master shall ensure that all lashings are regularly checked whilst at sea, weather permitting.	336 337 338 339
	(e) Liability: Except in respect of the failure of any lashing supplied by the	340
	Charterers, the Owners shall be responsible, subject to the provisions of	341
	Clause 17, for the consequences of the failure of any lashings or lashing pattern design or execution or the failure to property service lashings during the voyage.	342 343 344

11.	Vessel’s Gear	345
	(a) Regulations: The Vessel’s cargo gear if any, and any other equipment shall comply with the regulations of the countries to which the Vessel will be employed and the Owners shall ensure that the Vessel is at all times during	346 347 348
	the currency of this Charter Party in possession of valid certificates of effi- ciency to comply with such regulations. If stevedores are not permitted to work due to failure of the Master and/or the Owners and/or the Owners’ agents to comply with the aforementioned regulations or because the Ves- sel is not in possession of such valid certificates of efficiency, then the	349 350 351 352 353
	Charterers may suspend hire for the time lost thereby and the Owners shall pay all directly related expenses incurred incidental to and resulting from such	354 355
	failure (see
	Clause 5 (c)).	356
(b) Condition: All cargo handling gear, including derrick(s), crane(s) and winch(es) if any, shall be kept in good working order and the Owners shall maintain, repair and/or replace such gear whenever necessary. In the event of loss of time due to a breakdown of derrick(s), crane(s) or winch(es) for any period by reason of disablement or insufficient power, hire shall be re-
duced pro rata for the period of such inefficiency in relation to the number of hatches affected, unless caused by mishandling by the Charterers or their servants. If the Charterers continue working by using shore-crane(s) the
Owners shall pay such cranage but not exceeding the hire payable for such period, in which case the Vessel shall not be off hire pro rata as stipulated above. The Vessel shall, however, be pro-rata off hire if shore-cranes are not available during stoppages of derrick(s), crane(s) or winch(es) and all other unavoidable expenses thereby incurred shall be for the Owners’ ac-
	count.	357 358 359 360 361 362 363 364 365 366 367 368 369 370
	(c) Suez and Panama Canal: The Vessel shall be maintained during the cur-	371
	rency of this Charter Party with all necessary fittings for Suez and Panama	372
	Canal transit in good working order.	373
	(d) Refrigeration: The Owners shall ensure that all refrigeration facilities as described in PART III are maintained in good working order throughout the currency of this Charter Party.	374 375 376
	(e) Lighting: The Owners shall ensure that the Vessel will supply sufficient lighting to deck and holds to permit 24 hour working free of expense to the	377 378
	Charterers and that such lighting will comply with the port regulations at all ports of call throughout the currency of this Charter Party.	379 380

12.	Bunker Fuel	381

~~(a) Quantity of Delivery/Redelivery: The Vessel shall be delivered with ap-~~
~~proximately the quantity of fuel as indicated in Box 16 and, unless indicated~~
~~to the contrary in Box 17, the Vessel shall be redelivered with an approxima-~~
~~tely similar quantity, provided that the quantity of fuel at redelivery is at least~~
~~sufficient to allow the Vessel to reach safely the nearest port at which fuel of~~
~~the required type is available.~~

~~(b) Pre and Post Charter Bunkering: Provided that it can be accomplished~~
~~without hindrance to the operation of the Vessel, the Owners shall allow the~~
~~Charterers to bunker for the account of the Charterers prior to delivery and~~
~~the Charterers shall allow the Owners to bunker for the account of the Owner~~
~~prior to redelivery, in both cases by prior arrangements between the~~
~~parties.~~

~~(c) Purchase Price: Unless otherwise stated in Boxes 16 and 17, the Charter-~~
~~ers shall purchase the fuel or board at delivery and the Owners shall pur~~
~~chase the fuel on board of redelivery at the Platto Oil Cram mean prices at~~
~~the ports and dates of delivery and redelivery, respectively, or the nearest~~
~~bunkering port thereto.~~

~~(d) Specification: The Charterers shall supply fuel of the B.S.M.A. 100:1080~~
~~specification or any amendment thereto as indicated in Box 14~~.

		382 383 384 385 386 387 388 389 390 391 392 393 394 395 396 397 398 399 400
	(e) Consumption: The Vessel’s fuel consumption in port and at sea shall not exceed the amounts shown in PART III, at all times for port consumption and in smooth water with winds not exceeding Beaufort Scale 4 for consumption at sea.	401 402 403 404
(f) Bunkering: The Chief Engineer shall co-operate with the Charterers’ bun-
kering agents and fuel suppliers and comply with their requirements during bunkering, including, but not limited to, checking, verifying and acknow-
ledging readings or soundings, meters etc. before, during and/or after de-
	livery of fuel.	405 406 407 408 409
	Three (3) samples of all fuel shall be taken during delivery, sealed and signed by suppliers, Chief Engineer and the Charterers’ agent, each of whom should retain one sample. If any claim should arise in respect of the quality or specification of the fuel supplied, the Owners and the Charterers agree to have samples of the fuel analysed by a mutually agreed qualified analyst.	410 411 412 413 414 415

13.	Charterers’ Requirements	416
	(a) Plans: On signing this Charter Party the Owners shall, if the Charterers so request, furnish the Charterers with the following documents in English:	417 418
	(i) General Arrangement Plan	419
	(ii) Capacity Plan	420
	(iii) Container Stowage Plan	421
	(iv) Plan of Deck and (where the Vessel not cellular) Under-Deck Container	422
	Lashing Plan approved by the Vessel’s Classification Society.	423
	(v) Trim and Stability Book	424
	(vi) Hydrostatic Curves Plan	425
	(vii) Loading Scale	426
	(viii) Tank Plan and any other operational documents that the Charterers may reasonably request and which are necessary for the safe and efficient operation of the	427 428 429

This document is a computer generated BOXTIME form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BOXTIME” Charter Party

Vessel. All documents received by the Charterers shall be returned to the	430
Owners on redelivery.	431
(b) Flag, Funnel, Name and Configuration: The Charterers, if required, shall	432
be allowed to fly their house flag, paint the funnel in the Charterers’ colours	433
and/or the name and insignia of the Line on the Vessel’s side, change the Vessel’s name,	434
subject to the authorities’ approval, and/or change the Vessel’s container	435
stowage configuration to carry different sized containers, all during the cur-	436
rency of this Charter Party. If the Charterers elect to exercise any or all of	437
these options all alterations necessary shall be effected during the Charter-	438
ers’ time and at the Charterers’ expense. Unless the Owners elect to waive	439
this requirement or enter into an alternative agreement with the Charterers,	440
the Vessel shall be returned to its condition prior to the commencement of	441
the Charter Party at the Charterers’ expense before redelivery. See clause 52.	442
(c) Ballast Warranty. The Owners warrant that the Vessel is capable of ope-	443
rating under this Charter Party in ballast without requiring any solid ballast	444
and using fuel and water ballast only.	445
(d) Weather Routing: The Charterers may supply the Master with weather	446
routing information during the currency of this Charter Party. In this event	447
the Master shall comply with the reporting procedure of the Charterers’	448
weather routing service.	449
(e) Communications Facilities: The Owners shall permit the Charterers use	450
of the Vessel’s communication facilities at cost during the currency of this	451
Charter Party.	452
(f) Logs and Witnesses: The Owners shall maintain full deck, engine room	453
and, where appropriate, refrigeration logs during the currency of this Char-	454
ter Party and the Charterers shall have full access to all the Vessel’s logs,	455
rough and official, covering this period. The Owners undertake to produce	456
all such documentation promptly upon request of the Charterers.	457
The Owners also undertake to endeavour to assist the Charterers by pro-	458
ducing or assisting the Charterers to trace the Vessel’s witnesses as may be	459
requested by the Charterers to give testimony in connection with matters	460
arising in relation to this Charter Party and such expenses as may be incur-	461
red shall be for the Charterers’ account.	462
(g) Replacement of Master and Officers: If the Charterers shall have reason	463
to be dissatisfied with the conduct of the Master or Officers, the Owners	464
shall, on receiving particulars of the complaint, investigate same and, if con-	465
firmed, replace the offending party(ies) at the Owners’ expense.	466
(h) Supercargo: The Owners shall provide and maintain a clean and ade-	467
quate room for the Charterers’ supercargo if any, furnished to the same	468
standard as officers’ accommodation. Supercargo shall be victualled with	469
the Vessel’s officers. The Charterers shall pay for accommodation and vic-	470
tualling of any supercargo at the daily rate as indicated in Box 28.	471
(j) Victualling: The Owners, when requested and authorised by the Charter-	472
ers or their agents, shall victual other officials and servants of the Charter-	473
ers at the rate per person per meal as indicated in Box 29.	474
(k) Sub-Letting. The Charterers shall have the right to sub-let all or part of	475
the Vessel with the prior consent of the Owners, which shall not be unrea-	476
sonably withheld, whilst still remaining responsible to the Owners for the	477
performance of this Charter Party.	478
(l) Inspections: The Owners shall co-operate with the Charterers to facilitate	479
the Charterers’ inspection of the Vessel at any time, upon receipt of reason-	480
able notice, in the Charterers’ time.	481
(m) Substitution and Sub-Contracting: Unless the Charterers’ prior consent	482
be obtained in writing, which shall not be unreasonably withheld, the Ow-	483
ners may not:-	484
(i) substitute any other vessel for that named herein, even though it might	485
be of identical specification, before, at the beginning of or throughout	486
the currency of this Charter Party or,	487
(ii) sub-contract any of their obligations including the management of the	488
Vessel. In the event of any sub-contracting the Owners shall remain	489
responsible for the performance of this Charter Party or,	490
(iii) change the flag of the Vessel.	491
(n) Laid-Up Returns: The Charterers shall have the right to order the laying-	492
up of the Vessel at any time and for any period of time at a safe berth or place	493
and in the event of such laying-up the Owners shall promptly take steps to	494
effect all the economies in operating costs, including insurance, which may	495
be possible and give prompt credit to the Charterers in respect of all such	496
economies. At the request of the Charterers, the Owners shall at any time	497
provide an estimate of the economies which would be possible in the event	498
of the laying-up of the Vessel. The laying-up port or place shall be at the	499
Charterers’ option but shall always be safe and acceptable to the Owners’	500
insurers. Should the Charterers in liaison with the Owners decide that the	501
Master, Officers and crew should be paid off, then the cost of repatriation	502
and, later, cost of rejoining, including laying-up preparation and reactiva-	503
tion cost, and all expenses incurred shall be for the Charterers’ account.	504
The Charterers shall give sufficient notice of their intention in this respect to	505
enable the Owners to make necessary arrangements for decommissioning	506
and recommissioning.	507
Any returns of premium or calls payable to the Owners by reason of the Ves-	508
sel remaining within the confines of any port area in excess of any minimum	509
period provided for in the Owners’ insurance policies shall be remitted to	510
the Charterers upon receipt by the Owners, provided the Vessel was on hire	511
for the full period, otherwise such return shall be shared pro rata between	512
the Owners and the Charterers according to the proportion of qualifying	513
time on and off hire.	514
(o) Signing Bills of Lading: If required, the Master shall sign bills of lading as	515
presented by the Charterers. If required, the Charterers and/or their agents	516
are hereby authorised by the Owners to sign bills of lading on the Owners’	517
and/or the Master’s behalf (See Clauses 16 (a), (b) and (c)). The Charterers	518
shall indemnify the Owners and the Master against all consequences or lia-	519
bilities arising therefrom. All bills of lading issued under this Charter Party to be in accordance with Mate’s receipts.	520

14. Owners’ Requirements	521

(a) Maintenance: The Owners shall have the right to take the Vessel out of service for emergency repairs at any time ~~and for routine maintenance by~~

~~prior arrangement with the Charterers. The Owners shall endeavour to ac-~~

~~commodate the Charterers’ requirements in determining the timing of such~~

~~maintenance and the Charterers shall endeavour to accommodate the Ow-~~

~~ners’ choice of location for maintenance (See Clause 8(a)(i)).~~ See clause 49.

522 523 524 525 526 527
(b) Bills of Lading: The Charterers warrant that bills of lading issued in res- pect of the carriage of goods and containers under this Charter Party shall contain the following clauses:	528 529 530

  (i)   A clause paramount applying the Hague or Hague-Visby Rules or a carriage of goods by sea statute making either of these mandatorily applicable, in either case according to the practice prevalent at the port(s) of loading.

531 532 533 534
(ii) A “New Jason” clause.	535
(iii) A “General Average” clause providing for adjustment at a port or place at the option of the Carrier according to the York-Antwerp Rules 1974 or any amendment thereto.	536 537 538
(iv) A “Himalaya” or “Circular Indemnity” clause giving the Owners the be- nefit of the bill of lading terms and conditions and/or protection from tortious claims by third parties.	539 540 541
(v) A “Sister Ship Salvage” clause.	542
(vi) A “Both-to-Blame Collision” clause.	543

(c) General Average: General average shall be adjusted at the place as indi-

cated in Box 33 according to the York-Antwerp Rules 1974 or any amend-

ment thereto by an adjuster appointed by the Owners. In the event of general average or salvage, the Charterers shall provide an acceptable temporary security covering all goods and containers to avoid delay and secure their release so that transit/delivery may continue. The Owners agree that the

544 545 546 547 548 549

Charterers temporary guarantee may be exchanged in due course for a full set of securities from the appropriate interested parties covering all goods and containers. The Charterers agree to co-operate with the Owners and the Owners’ appointed adjusters, to assist by supplying manifest and other information and, where required, to endeavour to secure the assistance of the Charterers’ local agents in the collection of security, at the Owners’ ex-

pense.

All goods and containers shall contribute in general average, whether ship-

ped on or under deck. Charter hire shall not contribute.

550 551 552 553 554 555 556 557 558
General average shall be adjusted in any currency at the sole option of the	559

Owners. Exchange into the currency of adjustment shall be calculated at the rate prevailing on the date of payment for disbursements and on the date of completion of discharge of the Vessel for allowances, contributory values.

etc.

560 561 562 563

(d) Salvage: All time lost and all legal and other expenses (excluding any damage to the Vessel) incurred in saving or attempting to save life or pro-

perty Shall be borne equally by the Owners and the Charterers. All salvage and proceeds from derelicts shall be divided equally between the Owners and the Charterers after deducting the Master’s, Officers’ and crew’s share.

564 565 566 567 568
The Charterers shall be bound by all measures taken by the Owners in order to secure payment of salvage and to settle its amount.	569 570

(e) Liens: The Charterers warrant that they will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. In no event shall the Charterers procure, nor permit to be procured, for the

571 572 573 574

Vessel any supplies, necessaries or services without previously obtaining a statement, signed by an authorised representative of the furnisher thereof,

acknowledging that such supplies, necessaries or services are being furni-

shed on the credit of the Charterers and not on the credit of the Vessel or of the Owners and that the furnisher claims no maritime lien on the Vessel

575 576 577 578 579

This document is a computer generated BOXTIME form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BOXTIME” Charter Party

therefor.	580
The Owners shall have a lien on the Charterers’ goods and containers and	581

upon all sub-freights and/or sub-hire for unpaid charter hire, unreimbursed

Charterers’ expenses initially paid by the Owners and contributions in gen-

eral average properly due. unless the Charterers or the Charterers’ P&I

Club provide a bank guarantee acceptable to the Owners as well as the

Owners’ underwriters and P&I Club.

582 583 584

15. Sundry Matters	585
(a) Pilotage/Towage: Although engaged by the Charterers or their agents and paid by the Charterers, all pilotage, towage and other such services to	586 587
the Vessel to assist with navigation shall be engaged as agents of the Ow-	588
ners who, for the purposes of this Charter Party, shall remain responsible for	589
the due performance thereof. Nothing contained in this Charter Party shall	590
be construed as a demise of the Vessel to the Charterers and the Owners re-	591
main responsible for the navigation thereof at all times. (b) Watchmen: The cost of compulsory shore gangway watchmen shall be	592 593
borne equally between the Owners and the Charterers throughout the cur-	594
rency of this Charter Party. (c) Stowaways: Any costs incurred in respect of stowaways shall be for the	595 596
Owners’ account, unless it can be established that the means by which the	597
stowaway gained access to the Vessel was by secreting away in the Char-	598
terers’ goods and containers prior to loading, in which case all such costs	599
shall be for the Charterers’ account. (d) On/Off Hire Surveys: Joint on and off hire surveys shall be conducted by	600 601
mutually acceptable surveyors at the Places of Delivery and Redelivery, res-	602
pectively. The on hire survey shall be conducted in the Owners’ time unless	603
the Vessel has commenced loading. The off hire survey shall be conducted	604
in the Charterers’ time. Both surveys shall cover condition of the Vessel and amounts of fuel on	605 606
board and the Owners shall procure that the Master, Chief Engineer, Offic-	607
ers and crew shall co-operate with the surveyors in conducting such sur-	608
veys.	609
(e) Sub-Contractors: In this Charter Party the term “sub-contractor” shall in-	610
clude sub-contractors and their respective servants, agents and sub-con-	611
tractors.	612

16. Charterers’ Responsibilities/Liabilities	613

(a) Charterers’ Responsibilities: Except as elsewhere provided in this Char-

ter Party and without prejudice to the Charterers’ right to initiate recovery against the Owners under Clause 17, the Charterers shall be responsible for all claims in respect of any liability or expense whatsoever or howsoever arising in connection with the goods and containers carried pursuant to this

Charter Party or their carriage (even if such liability arises wholly or in part by reason of the act, neglect or default of the Owners or of such servant,

agent or sub-contractor).

(b) Claims Handling: If any such claim or allegation as described in Clause

614 615 616 617 618 619 620 621 622

16(a) shall be made against the Owners or against any vessel owned by any of them, the Charterers will:-

(i)     take over the conduct and defence of such claim or allegation and settle same at their own expense obtaining, where appropriate, relea-
ses in joint names or, should the Owners so request,

(ii)    put the Owners in funds to meet legal fees, witness and third party ex-

penses and settlement funds, excluding the Owners’ own office expen-

ses, to deal with such claim or allegation themselves.

(c) General Indemnity: If in spite of Clause 16(a) any claims as therein des-

cribed are nevertheless made, the Charterers shall indemnify the Owners and such servant, agent or sub-contractor against all consequences what-

soever thereof, without prejudice to the Charterers’ right subsequently to initiate action against the Owners.

(d) Fines etc., Indemnity: The Charterers shall indemnify the Owners against any expenses, fines, liabilities, losses, damages, claims or demands which the Owners may incur or suffer by reason of any failure of the goods or con-

tainers or the documentation relating thereto to comply with any relevant laws, regulations, directions or notices of customs, port and other authori-

ties, or by reasons of any infestation, contamination or condemnation of goods or containers or infestation, damage or contamination of the Vessel by the Charterers’ goods or containers.

623 624 625 626 627 628 629 630 631 632 633 634 635 636 637 638 639 640 641 642 643

(e) Time Limit: The Charterers shall be discharged from all liability under this Charter Party unless notice of arbitration in accordance with Clause 20 is given within 15 months of redelivery.

(f) Agency: Without prejudice to sub-clause 16 (a) the Owners authorise and empower the Charterers to act as the Owners’ agents and/or trustees to sti-

pulate for the Owners to have as against other persons the benefit of any im-

munities, exemptions or liberties regarding the goods and containers the subject of this Charter Party or their carriage but the Charterers shall have no authority to make any contracts imposing any obligations upon the Ow-

ners in connection with the goods and containers or their carriage.

(g) General Average Exclusion: Nothing in this Clause 16 shall apply to pre-

clude any claim made by the owners of any property on board the Vessel for general average contribution in accordance with the York-Antwerp Rules

1974 or any amendment thereto.

(h) Claims Authority: The Charterers shall make no payment in excess of the amount as stated in Box 32 in settlement of a claim for which they intend to seek recovery from the Owners without prior consultation with the Owners.

The Owners authorise the Charterers to grant extensions of time in respect of such claims provided the Charterers give the Owners immediate notice thereof.

644 645 646 647 648 649 650 651 652 653 654 655 656 657 658 659 660 661 662 663

17. Owners’ Responsibilities/Liabilities	664
Except as elsewhere provided in this Charter Party, the responsibilities and liabilities of the Owners shall be as follows:	665 666
(a) For Goods and Containers: The Owners shall be liable for loss, damage or expense in respect of goods and containers arising or resulting from:-	667 668

(i)     lack of due diligence on their part before and at the beginning of each voyage to make the Vessel seaworthy and to properly man, equip and supply it and make all parts of the Vessel in which goods and contain-
ers are carried fit and safe for their reception, carriage and preserva-
tion, unless the Charterers consent to load containers in parts of the

669 670 671 672 673
Vessel which the Master considers to be unfit, in which case the Char- terers shall indemnify the Owners.	674 675
(ii) failure on their part properly and carefully to carry, keep and care for the goods and containers while on board, or	676 677
(iii) unreasonable deviation from the voyage ordered or approved by the	678

Charterers.

(b) For Refrigerated Goods: ~~In respect of blown air containers, the Owners~~

~~shall be responsible only to maintain the supply of air at the required tempe-~~

~~rature to the containers, provided proper instructions are given to the Mas-~~

~~ter by the Charterers and the containers are presented at the carriage tem-~~

~~peratures.~~

679 680 681 682 683 684

In respect of integral refrigerated containers or blown-air containers with a marine refrigeration clip-on unit attached or any containers with any ma-

chinery for temperature/atmosphere control containing goods, the Owners shall be responsible for the provision of electrical power only. The Owners shall endeavour to monitor and record the performance of all such units whilst on board in accordance with the Charterers’ instructions and to re-

pair and rectify any breakdown, fault or deficiency which may occur in res-

pect of such units, using the resources on board the Vessel. If repair works are performed, all additional expenses incurred by the Owners, including spare parts, shall be for the account of the Charterers and the Vessel’s crew shall always be considered the Charterers servants. The man hours spent on repairing Charterers’ refrigerated containers to be remunerated at USD

685 686 687 688 689 690 691 692 693 694 695
15.00 per man hour. If such resources are insufficient, the Owners shall immediately notify the Charterers so they may take action to obtain any required spares or specialised repair facilities.	696 697
Except as provided above, the Owners shall not be liable for malfunctioning of integral refrigerated containers and power packs put on board by the Charterers.	698 699 700

The Owners shall be entitled to reject and require the Charterers to dis-

charge any container loaded at a temperature not within the required carri-

age temperature range. If, at the Charterers’ request, the Owners consent to receive and carry such container(s), the Charterers shall indemnify the Ow-

ners against all consequences thereof.

(c) Limitation of Liability: The liability of the Owners to the Charterers for loss, damage or expense in respect of goods and containers as herein pro-

vided shall be limited as follows:

701 702 703 704 705 706 707 708

(i)     In respect of goods liability shall be on the same basis as applicable under mandatory law between the Charterers and a third party by rea-
son of the Charterers having issued a bill of lading or similar contract of carriage, provided that such Bill of Lading contains no declaration of value. Where no mandatory law so applies, liability shall be limited to
GB Pounds 100 per package.

709 710 711 712 713 714

(ii)    In respect of containers, liability shall be the reasonable cost of repair or the value of the container at the time of such loss or damage, which-
ever is the lesser. The value of a leased container is the value stated in the lease agreement and for an owned container it is its market value.
For the purpose of this Charter Party containers not owned or leased by the Charterers shall be regarded as goods for liability purposes.

715 716 717 718 719 720

(d) Time Limit: Except as provided in Clause 16(h), the Owners shall be dis-

charged from all liability under this Charter Party in respect of claims for which extensions of time have not been sought and obtained by the Charter-

ers unless notice of arbitration in accordance with Clause 20 is given within

721 722 723 724
15 months of the delivery of goods, if the claim relates to goods, or the date	725

This document is a computer generated BOXTIME form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“BOXTIME” Charter Party

when the Charterers become aware of the incident giving rise to the claim	726
for all other claims.	727
(e) For Personal Injury: The Owners shall indemnify the Charterers against	728
any claims for personal injury incurred on or about the Vessel unless	729
caused by the negligence of the Charterers, their servants, agents or sub-	730
contractors or any defect in the Charterers’ goods and/or containers.	731
(f) Limitation Proceedings: The Owners shall have the control and conduct of	732
any limitation proceedings on the joint behalf of the Owners and the Char-	733
terers. If successful, any unrecovered costs of such proceedings shall be	734
borne equally between the Owners and the Charterers. If unsuccessful, the	735
costs shall be borne by the party responsible under the terms of this Charter	736
Party for the factor which caused the proceedings to fail. If more than one	737
factor contributed and the Owners and the Charterers were each respons-	738
ible for at least one factor the costs shall be borne equally.	739
(g) Consequential Loss: Under no circumstances shall the Owners be res-	740
ponsible for any indirect or consequential loss arising from loss, damage or	741
delay to goods and containers, howsoever caused.	742

18. Insurances	743
(a) Hull and Machinery: The Owners warrant that the Vessel is insured under	744
Institute Time Clauses or similar clauses for IWL trading against loss, dam-	745
age and collision liabilities for the value as indicated in Box 27 which cover	746
will be maintained throughout the currency of this Charter Party. Upon 10	747
days notice to the Charterers, the Owners shall be entitled to effect any rea-	748
sonable change to this value. The Owners agree that their insured value for	749
the purpose of this Clause shall represent the Charterers maximum liability	750
to the Owners for damage to the Vessel in accordance with Clause 6 (l), in-	751
cluding time spent on repairs.	752
(b) Protection and Indemnity (P & I): The Owners and the Charterers warrant	753
that the Vessel is entered on full terms with their respective P & I Clubs as in-	754
dicated in Boxes 30 and 31 and that such entries will be maintained with all	755
calls paid up to date throughout the currency of this Charter Party.	756
(c) War Risks: The Owners warrant that the Vessel is insured against loss of	757
the Vessel by War Risks and War P & I Risks for IWL trading excluding addi-	758
tonal premium/restricted/prohibited areas, which cover will be maintained	759
throughout the currency of this Charter Party. Extra war risk insurance, if any,	760
to be for the Charterers’ expense. Owners always to consult Charterers regarding extra war risk insurance.

19. War CONWARTIME 2004 to apply (see clause 26)	761

~~(a) Unless the consent of the Owners be first obtained, the Vessel shall not~~

~~be ordered to nor obliged to:~~

  ~~(i)   remain in or pass through any area which is dangerous or is likely to~~

~~become dangerous as a result of war, hostilities, warlike action or pi-~~

~~racy, actual or threatened, nor~~

  ~~(ii) call at any port where there is any revolution, civil war, civil commotion~~

~~or any threat thereof, nor~~

  ~~(iii)carry any goods that may in any way expose her to any risk of seizure,~~

~~capture or detention.~~

~~(b) However, should the Owners consent to allowing the Vessel to proceed,~~

~~notwithstanding the existence or threat of the danger(s) outlined in Clause~~

~~19(a), the Owners agree that the Vessel proceeds at their own risk in con-~~

~~sideration of the Charteres agreeing that the Owners may effect the follow-~~

~~ing insurances for which the Charterers will reimburse the Owners the net~~

~~cost of premium/calls therefor: (See Clause 6 (n))~~

~~(i) Reinstatement of the War Risks sever on Hull and P & I for trading to the~~

~~required area.~~

  ~~(ii) Any further additional premia necessary to maintain Hull sever while~~

~~blocked or trapped pending release of the Vessel, acceptance of con-~~

~~structive total less by insurers or trapped for 365 consecutive days, whichever~~

~~shall first occur~~

  ~~(iii)Insurance of hire on the Vessel for net exceeding 365 days.~~

~~(e) In the event of the wages of the Master, Officers and/or crew and/or other~~

~~of the Vessel’s operating expenses are affected by any of the factors men-~~

~~tioned in (a) above, the amount of any increase shall be added to the hire~~

~~due upon production of the Owners’ account therefor together with appro-~~

~~priate receipts and paid by the Charterers to the Owners with the next hire~~

~~payment.~~

~~(d) The Vessel shall have the liberty to comply with any orders or directions~~

~~of whatsoever nature given by the government of the nation where the Ow-~~

~~ners are domiciled or whose flag the Vessel flies or any other government or~~

~~person or body acting, or purporting to act, with the authority of such gov-~~

~~ernment or by any party having under the terms of the war risk insurance on~~

~~the Vessels, the right to give such orders or directions.~~

~~(e) In the event of the outbreak of war, whether there be a declaration of war~~

~~or not between any two or more of the following countries or involving the~~

~~nation where the Owners are domiciled or whose flag the Vessel flies:~~

~~Peoples Republic of China, France, Federal Republic of Germany, United~~

~~States of America, United Kingdom, Union of Soviet Socialist Republics,~~

~~either the Owners or the Charterers may cancel this Charter Party and, un-~~

~~less otherwise agreed, the Vesssel shall be redelivered to the Owners at the~~

~~port of declination or, if debarred under this Clause from reaching or enter-~~

~~ing it, at a near open and safe port at the Owners’ option after discharge of~~

~~any goods and containers or board.~~

~~(f) If in compliance with the provisions of this Clause anything is done or is~~

~~not done, such shall not be deemed a deviation.~~

762 763 764 765 766 767 768 769 770 771 772 773 774 775 776 777 778 779 780 781 782 783 784 785 786 787 788 789 790 791 792 793 794 795 796 797 798 799 800 801 802 803 804 805 806 807

20. Law and Arbitration See clause 27	808

~~*) (a) London: This Charter Party shall be governed by English law and any dis-~~

~~pute arising out of this Charter Party shall be referred to arbitration in Lon-~~

~~don, one arbitrator being appointed by each party, in accordance with the~~

~~Arbitration Acts 1950 and 1970 or any statutory modification or re-enact-~~

~~ment thereof for the time being in force. On the receipt by one party of the~~

~~nomination in writing of the other party’s arbitrator, that party shall appoint~~

~~their arbitrator within fourteen days, failing which the decision of the single~~

~~Arbitrator appointed shall apply. If two Arbitrators properly appointed shall~~

~~not agree they shall appoint an umpire whose decision shall be final.~~

~~*) (b) New York: Should any dispute arise out of this Charter Party, the matter in~~

~~dispute shall be referred is three persons in New York, one to be appointed~~

~~by each of the parties hereto, and the third by the two as chosen; their deci-~~

~~sion or that of any two of them shall be final, and for the purpose of enforcing~~

~~any award, this agreement may be made a rule of the Court. The arbitrators~~

~~shall be members of the Society of the Maritime Arbitrators, Inc. of New York~~

~~and the proceedings shall be conducted in accordance with the rules of the~~

~~Society.~~

~~*) (c) Alternative: Any dispute arising out of this Charter Party shall be referred~~

~~to arbitration of the place indicated in Box 34, subject to the law and proce-~~

~~dures applicable there.~~

~~If Box 34 in PART I is not filled in, sub clause (a) of this Clause shall apply.~~

~~*)(a), (b) and (c) are alternatives; indicate alternative agreed in Box 34.~~

21. Commission

~~The Owners shall pay a commission at the rate stated in Box 35 to the party~~

~~mentioned in Box 35 on any hire paid under this Charter Party but in no case~~

~~less than in necessary to sever the actual expenses of the Brokers. If the full~~

~~hire is not paid owing to breach of Charter Party by either of the parties the~~

~~party liable therefor shall indemnify the Brokers against their less of com-~~

~~mission.~~

~~Should the parties agree to cancel this Charter Party, the Owners shall in-~~

~~demnify the Brokers against any less of commission but in such case the~~

~~commission shall not exceed the brokerage on one year’s hire.~~

22. Notices

Any notice to the Owners shall be sent to the address as indicated in Box 3.

Any notice to the Charterers shall be sent to the address as indicated in

Box 4.

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This document is a computer generated BOXTIME form printed by authority of BIMCO Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

Clause 4

Permitted cargoes:

Except as provided below, the Vessel shall be used for the carriage of goods in ISO standard containers complying with the International Convention for Safe Containers.

a)	Uncontainerized Goods:

Uncontainerized goods may be carried only with the prior consent of the Owners and the Master provided that they are suitably prepared for carriage.

b)	Hazardous Goods:

The Owners agree that the Charterers may carry the maximum quantity as indicated in Box 26 of hazardous goods in containers, provided same are loaded, stowed, discharged, carried and documented in accordance with IMO regulations, any mandatory local requirements and regulations of the flag state, and the Vessel’s certificates.

Any special equipment and/or modification required by IMO/port or local rules and regulations or authorities to be provided and paid for by Charterers.

c)	Live Animals:

Live animals may not be carried.

d)	Radioactive Goods:

Radioactive goods other than Radioactive Isotopes shall be excluded. Radioactive Isotopes may be carried only with the prior consent of the Owners and the Master and provided that they are of such a category as not to invalidate the Vessel’s Protection and Indemnity coverage and that they are in accordance with the Vessel’s certificates.

e)	Arms and Ammunition:

Arms and ammunition may be carried only after receiving prior approval of the Owners and governmental and other relevant authorities whose approval shall not be unreasonably withheld by the Owners.

f)	Wet Hides:

Wet hides are allowed at Charterers’ request subject to the following procedure being followed: 1) providing pre-loading survey, 2) presenting packing/stuffing in accordance with previously-provided pictures and 3) providing shipment on deck in watertight containers only. Shipment is always subject to the Owners’ reconfirmation prior to loading. Charterers to indemnify and hold Owners harmless of any liabilities, losses, damages, charges, fines and expenses arising from the particularities of such cargo.

g)	Cotton:

Loading up to 4,000 mtons of containerised raw cotton in bales, class IMO 4.1, is allowed subject to the Master’s prior approval. Charterers shall ensure that all such cargo is loaded, stowed and segregated in accordance with IMO and IMDG recommendations.

h)	Other:

Additional cargoes excluded are chemical waste and chemical toxic waste of any nature, and cargoes that are radioactive contaminated.

Clause 23

Redelivery notices:

Charterers to give 60/21/15/10/7/5 days approximate and 3/2/1 notices of redelivery. Charterers also to keep Owners closely advised of the Vessel’s itinerary and to inform Owners as soon as possible of any change in the itinerary or expected time of redelivery.

Clause 24

Owners’ Expenses / Cash Advances:

Owners have the option of instructing Charterers’ agents to undertake normal husbandry on Owners’ behalf without additional charge. For exceptional expenses such as crew change and drydocking, Owners shall appoint their own agents or Charterers’ agents directly and pay agency fee.

For Owners’ expenses under normal husbandry, in addition to cash advances to the Master, Owners to pay a commission of 2.5% on Owners’ expenses and cash advances either to Charterers or to their agents directly. Charterers have the right to deduct from hire Owners’ expenses and cash advances duly covered by vouchers, an original of which to be kept in the local agency for a period as required under local law.

Clause 25

Agents:

Charterers agree that their agents will undertake, without charge, normal ship’s husbandry as the Owners’ agents. In case of repairs (except those for which Charterers are liable), crew’s hospitalisation or embarkation/repatriation and other Owners’ matters handled by Charterers’ agents, Owners to pay normal additional handling fee, if any, in accordance with local tariffs plus expenses incurred. The Owners always to appoint their own agents for major repairs, dry-docking and General Average.

Clause 26

War Risks Clause for Time Charters, 2004 (Code Name: CON1WARTIME 2004)

(a) For the purpose of this Clause, the words:

(i) “Owners” shall include the shipowners, bareboat charterers, disponent owners, managers or other operators who are charged with the management of the Vessel, and the Master; and

(ii) “War Risks” shall include any actual, threatened or reported:

war; act of war; civil war; hostilities; revolution; rebellion; civil commotion; warlike operations; laying of mines; acts of piracy; acts of terrorists; acts of hostility or malicious damage; blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever); by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgement of the Master and/or the Owners, may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b) The Vessel, unless the written consent of the Owners be first obtained, shall not be ordered to or required to continue to or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, where it appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Master and/or the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, she shall be at liberty to leave it.

(c) The Vessel shall not be required to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

2

(d)(i) The Owners may effect war risks insurance in respect of the Hull and Machinery of the Vessel and their other interests (including, but not limited to, loss of earnings and detention, the crew and their Protection and Indemnity Risks), and the premiums and/or calls therefor shall be for their account.

(ii) If the Underwriters of such insurance should require payment of premiums and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, or pass through any area or areas which are specified by such Underwriters as being subject to additional premiums because of War Risks, then the actual premiums and/or calls paid shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(e) If the Owners become liable under the terms of employment to pay to the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then the actual bonus or additional wages paid shall be reimbursed to the Owners by the Charterers at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(f)	The Vessel shall have liberty:

(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owners are subject, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii) to comply with the order, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii) to comply with the terms of any resolution of the Security Council of the United Nations, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement;

(iv) to discharge at any other port any cargo or part thereof which may render the Vessel liable to confiscation as a contraband carrier;

(v) to call at any other port to change the crew or any part thereof or other persons on board the Vessel when there is reason to believe that they may be subject to internment, imprisonment or other sanctions.

(g) If in accordance with their rights under the foregoing provisions of this Clause, the Owners shall refuse to proceed to the loading or discharging ports, or any one or more of them, they shall immediately inform the Charterers. No cargo shall be discharged at any alternative port without first giving the Charterers notice of the Owners’ intention to do so and requesting them to nominate a safe port for such discharge. Failing such nomination by the Charterers within 48 hours of the receipt of such notice and request, the Owners may discharge the cargo at any safe port of their own choice.

(h) If in compliance with any of the provisions of sub-clauses (b) to (g) of this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfilment of this Charter Party.

Clause 27

Law and Jurisdiction: This Charter Party shall be governed by and construed in accordance with English law, and any dispute arising out of or in connection with this Charter Party shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

3

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, by giving 7 calendar days notice, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

Notwithstanding the above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Charter Party.

In the case of a dispute in respect of which arbitration has been commenced under the above, the following shall apply:

(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.

(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.

(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

4

Clause 28

[DELETED]

Clause 29

Bimco Non-Lien Provision Clause:

Charterers will not suffer, nor permit to the continuation of any lien or encumbrance incurred by them or their agents which might have priority over the title and interest of the Owners in the Vessel. In no event shall Charterers procure, or permit the procurement, for the Vessel any supplies, necessaries or services without previously obtaining a statement signed by an authorised representative of the furnisher thereof, acknowledging that such supplies, necessaries or services are being furnished on the credit of the Charterers and not on the credit of the Vessel or of her Owners and that the furnisher claims no maritime lien on the Vessel therefor.

Clause 30

Dangerous Cargo Clause:

Charterers are authorised to load up to a maximum 10% of the Vessel’s deadweight with dangerous cargo, at their risk and expense, provided the cargo is packed, labelled, stowed and handled in accordance with IMO/Port rules and regulations at the respective port of loading and discharging, and ports of call en route and according to Vessel’ s certificates.

All cargoes to be loaded in containers only and Charterers to supply all necessary/required documents and the book called emergency procedures for carrying dangerous goods (EMS). Charterers or their agents shall duly inform and notify in writing the Master about the quantity and description of IMO cargo well in advance of loading. The Charterers’ failure to provide such notification shall make Charterers fully responsible for any consequences and costs, including the costs associated with restowage of cargo.

Notwithstanding any provision whether written or printed contained in this Charter Party, it is agreed that nuclear fuels or radioactive waste or products and chemical toxic waste of any nature are specifically excluded from the cargo permitted to be loaded or carried under this Charter Party.

This exclusion does not apply to Radioactive Isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purpose, provided Owners’ and the Master’s prior approval has been obtained to the loading thereof; and provided further that Charterers have placed and proven to Owners adequate insurance coverage for the Vessel and equipment for loss, damage, liability or expense directly or indirectly caused by or contributed by or arising from ionising radiations from or contamination by radioactivity. However, such loading and carriage of cargo has to be in accordance with the Vessel’s certificates.

Clause 31

A. Bunker Quantity Determination Procedure for Vessel Staff:

(a) General

Terms and conditions of all bunker suppliers include a clause which states that the quantity delivered shall be based upon measurement of barge tanks. They also state that the receivers of the bunkers are invited to witness barge measurements before and after the delivery to verify the quantity discharged to the Vessel. Should the receivers fail to witness and verify the bunkers, the supplier would not accept any claim for short delivery.

5

We, the fuel purchasers, in some difficult ports appoint bunker surveyors to check barge measurements and take representative samples but at other times we must rely on the Vessel’s staff to perform the sampling and barge measurement. Where no bunker surveyor is appointed please follow the procedure set out below very carefully.

(b) Procedure

Before Delivery: Attend the barge to measure and record the soundings of all barge tanks, including any tank declared to be empty or not for delivery to the Vessel. Witness the taking of temperatures of fuel in all tanks and record temperatures. Check that the barge sounding table has an approval stamp and record date of approval and approving body. Witness and record volumes of fuel relating to the soundings for each tank. Ask the barge captain to sign your records. You should also take careful measurements of all the Vessel’s tanks before the delivery and calculate the contents of each tank and record all the figures.

After Delivery: Attend the barge and repeat the measurements of all barge tanks including temperatures and record these figures together with the final volumes from the barge sounding tables. Request the signature of the barge captain on the closing figures. Check all barge tanks and not only those used to supply your vessel. Also re-measure your own bunker tanks and calculate the amount of bunkers received.

(c) Calculations and the Bunker Delivery Receipt

Using the density provided on the bunker receipt use petroleum tables to find the volume correction factor to convert volume, at observed temperature, to volume at standard temperature, which is usually 15C or 60F. Then, using the supplier’s density, calculate the weight discharged by the barge.

Compare the weight calculated by you with the standard volume and weight given on the bunker receipt. If the two figures are the same, you may provisionally accept the bunker receipt figures but wait until you have checked the Vessel’s tank figures before finally signing the bunker delivery receipt. There should be no disagreement regarding barge delivery calculations if you have agreed soundings and temperatures before and after the delivery.

You can follow the same process to calculate the amount of fuel received by the Vessel. Sometimes the barge calculations may not be the same as the Vessel figure. If such figure is within 0.5% the delivery is for 1000 tons and the difference between the barge and Vessel measurements is within 5 tons) you can accept this as measurement error.

You may then sign the bunker receipt “Signed for volume at observed temperature only.” You should not sign for weight as that is dependent on the density advised by the supplier being correct.

If the difference between the barge figure and the Vessel received figure is abnormally large (where you know that on previous deliveries the Vessel’s figure was fairly close to the barge figure) you should revisit the barge and check all the measurements again, and check the contents of all barge tanks.

If you cannot find any problems with the barge figures and have re-checked your Vessel’s figures and are still convinced that you have a large shortage you should issue a letter of protest and advise the Vessel’s agent of the problem.

In case of a large unresolved difference between the Vessel’s and barge’s figures, send copies of all your barge and Vessel measurements and calculations to the bunker purchaser for evaluation.

(d) Experience factor

For future reference always maintain a record, for each delivery, of tanks used to load the bunkers, amount loaded and difference between the barge’s and Vessel’s figures. This will be referred to as the “Vessel’s experience factor.”

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B. Bunker Qualify Control:

(1) Charterers shall supply bunkers of a quality suitable for burning in the Vessel’s engines and auxiliaries and which conform to the specification(s) mutually agreed under this Charter Party.

(2) At the time of delivery of the Vessel, Owners shall place at the disposal of Charterers the bunker delivery note(s) and any samples relating to the fuels existing on board.

(3) During the currency of this Charter Party the Charterers shall ensure that the bunker delivery notes are presented to the Vessel on the delivery of fuel(s). It is the duty of the supplier and the Vessel’s staff to perform and witness representative sampling by automatic drip sampling equipment at a mutually agreed location as close as possible to the Vessel’s receiving manifold and to seal the samples. Owners shall submit a representative sample to a recognised fuel testing laboratory, and the cost of the analysis to be shared equally between Owners and Charterers. Both Owners and Charterers shall receive a copy of the test report. Test results on this sample shall provide conclusive evidence, provided that both the supplier and Owners accepted the sample as being representative on completion of the bunker delivery.

(4) The fuel samples shall be retained by the Vessel in accordance with Marpol Annex VI for the Marpol sample and for 90 days for commercial samples after the date of delivery or for whatever period necessary in the case of a prior dispute.

(5) Owners reserve their right to make a claim against Charterers for any damage to the main engines or the auxiliaries caused by the use of unsuitable fuels or fuels not complying with the agreed specification(s). Additionally, if bunker fuels supplied do not conform to the mutually agreed specification(s) or otherwise prove unsuitable for burning either in the Vessel’s engines or auxiliaries, Owners shall not be held responsible for any reduction in the Vessel’s speed performance and/or increased bunker consumption nor for any time lost and any other consequences.

Clause 32

BIMCO double Banking Clause:

(a) The Charterers shall have the right, where and when it is customary and safe for vessels of similar size and type to do so, to order the Vessel to go, lie or remain alongside another vessel or vessels of any size or description whatsoever; or to order such vessels to come and remain alongside at such safe dock, wharf, anchorage or other place for transhipment, loading or discharging of cargo and/or bunkering.

(b) The Charterers shall pay for and provide such assistance and equipment as may be required to enable any of the operations mentioned in this Clause safely to be completed; and shall give the Owners such advance notice as they reasonably can of the details of any such operations.

(c) Without prejudice to the generality of the Charterers’ rights under (a) and (b), it is expressly agreed that the Master shall have the right to refuse to allow the Vessel to perform as provided in (a) and (b) if in his reasonable opinion it is not safe to do so.

(d) The Owners shall be entitled to insure any deductible under the Vessel’s hull policy and the Charterers shall reimburse the Owners any additional premium(s) required by the Vessel’s Underwriters and/or the cost of insuring any deductible under the Vessel’s hull policy.

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(e) The Charterers shall further indemnify the Owners for any costs, damages and liabilities resulting from such operation. The Vessel shall remain on hire for any time lost, including periods for repairs as a result of such operation.

Clause 33

Stowaways Clause for Time-Charterers:

(a)(i) The Charterers warrant to exercise due care and diligence in preventing stowaways in gaining access to the Vessel by means of secreting away in the goods and/or containers shipped by the Charterers.

(ii) If, despite the exercise of due care and diligence by the Charterers, stowaways have gained access to the Vessel by means of secreting away in the goods and/or containers shipped by the Charterers, this shall amount to breach of charter for the consequences of which the Charterers shall be liable and shall hold the Owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them. Furthermore, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Charterers’ account and the Vessel shall remain on hire.

(iii) Should the Vessel be arrested as a result of the Charterers’ breach of charter according to sub-clause (a)(ii) above, the Charterers shall take all reasonable steps to secure that, within a reasonable time, the Vessel is released and at their expense put up bail to secure release of the Vessel.

(b)(i) If, despite the exercise of due care and diligence by the Owners, stowaways have gained access to the Vessel by means other than secreting away in the goods and/or containers shipped by the Charterers, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Owners’ account and the Vessel shall be off hire.

(ii) Should the Vessel be arrested as a result of stowaways having gained access to the Vessel by means other than secreting away in the goods and/or containers shipped by the Charterers, the Owners shall take all reasonable steps to secure that, within a reasonable time, the Vessel is released and at their expense put up bail to secure release of the Vessel.

Clause 34

Boycott Clause:

In the event of loss of time due to boycott of the Vessel by labour or authorities caused by the Vessel’s crew or by reason of the terms and conditions under which the members of the crew are employed or by the Vessel’s flag or by reason of any trading of any vessel under the same ownership, operation or control, hire shall cease from the time the Vessel is actually delayed and the cost resulting therefrom to be at the Owners’ expense.

Clause 35

General Paramount Clause, New Jason Clause and Both to Blame Collision Clause shall also form part of this Charter Party and are incorporated herein by reference.

Clause 36

Hague Rules:

A reference to the International Convention for the Unification of Certain Rules relating to Bills of Lading, dated Brussels, the 25th August, 1924 (the “Hague Rules”), or as amended by the protocol signed in Brussels on the 23rd February, 1968 (the “Hague Visby Rules”) to be inserted in all Bills of Lading issued hereunder.

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Clause 37

Hamburg Rules:

Neither the Charterers nor their agents shall permit the issue of any Bills of Lading or waybills, signed or not, on their behalf or on behalf of the Owners, voluntarily incorporating the Hamburg Rules or any legislation under which the Hamburg Rules are compulsorily applicable in respect of any contract of carriage under or during the period of this charter or any sub-charter.

Charterers shall indemnify the Owners for all the loss and damages in the event that the Owners sustain a liability arising from the application of the Hamburg Rules in circumstances where those rules were not compulsory applicable and where the Owners would not otherwise have sustained a liability.

Should the Charterers direct the Vessel to countries where the Hamburg Rules are compulsorily applicable or otherwise cause the contract of carriage under Bills of Lading or waybills to be subject to The Hamburg Rules, and should the Owners thereby sustain a liability, then the Charterers shall indemnify the Owners only for all the loss and damage which the Owners would have sustained if the Hague or Hague Visby Rules had applied.

Clause 38

Cargo inside Containers:

Securing of cargo inside containers and/or other unit loads shall be entirely Charterers’ concern and responsibility.

Any damage to the vessel, her tackle, apparel, furniture or anything else resulting from insufficient securing of cargo within containers and/or other unit load shall be repaired at the Charterers’ expense and time.

Clause 39

Container/Cargo Weights:

Charterers or their Agents to provide the Master with the Shippers’ declared weights of containers, information of containers with special and/or dangerous cargo requiring special storage/attention as well as total number of containers and destination prior to commencement of loading operation each port. Charterers to be responsible for any damages, delays and expenses that arise in port or at sea from breach of this undertaking as well as from discrepancies between manifest and actual container weights.

Clause 40

Stevedore damages:

Charterers are not to be responsible for any damage caused to the Vessel or her fittings by stevedore unless:

1 – The Master has served immediately after the occurrence of damage or, at the latest, before leaving the port where the damage occurred, a written damage report to the responsible parties and has endeavoured to obtain their written acknowledgement of responsibility, except for hidden damages which to be reported as soon as discovered, provided that the crew has diligently inspected the Vessel no later than upon her redelivery.

2 – The Master has remitted to Charterers’ agent a copy of this damage report before leaving the concerned port and used his best efforts to make this document signed / stamped by Charterers’ agents.

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3 – The Master has sent to Charterers at the email address chartering@cma-cgm.com, before leaving the concerned port, a copy of this damage report. If necessary, the Master shall endeavour to have a survey effected to define and estimate the damage (unless the damage is repaired on spot). Damage not affecting the Vessel’s seaworthiness and/or cargoworthiness, for which Charterers are liable, shall be repaired as soon as possible either before or after redelivery, but not later than the next drydock in Owners’ time, provided this does not interfere with Owners repair works, and/or by the Vessel’s crew. Any stevedore damages remaining unrepaired upon redelivery shall be listed in the redelivery certificate. Before concluding a repair contract for stevedore damages, Owners shall submit to Charterers for their approval a quotation for the repair cost from their contractor. If such quotation is not acceptable to Charterers, they shall appoint a contractor of their choice for the repairs and settle same directly to Owners’ satisfaction. Alternatively, Owners and Charterers can agree with an amount for such damage, if necessary on the basis of a joint survey and payment of such amount to Owners, releasing Charterers from further responsibility for the corresponding damage. Damage affecting Vessel seaworthiness, cargoworthiness and/or class shall be repaired without any delay by Owners and/or Charterers at Charterers’ time and expenses prior to vessel’s departure from port of occurrence, and according to Classification Society’s recommendations, if applicable.

Lashing Material:

The Vessel will be delivered with full set of lashing material to be maintained at all times during the period of this Charter Party. Charterers’ stevedore have the free use of all lashing gear and/or tackle that is on board the Vessel. The Master shall keep records of all Owners’ fittings/lashing materials rendered to Charterers. The Master and crew are responsible for safe custody of all fittings, except for damages or losses caused to the fittings and/or lashing materials by stevedore or Charterers’ servants during loading and/or discharging operations, wear and tear excepted. Same to be repaired and/or replaced by Owners at Charterers’ expenses, subject to Charterers’ prior approval, and substantiated with the vessel’s respective damage reports duly reported as per this Clause 40 “Stevedore Damages” as well as original invoices.

Any equipment put on board by Charterers shall remain their property and to be well looked after and taken care of by the Vessel’s Officers and crew in the same manner as their own lashing material. Such equipment shall be redelivered to Charterers before redelivery.

Clause 41

Cargo Exclusions:

The Vessel shall be employed in carrying lawful merchandise excluding: nuclear fuel and waste, radioactive products, waste cargo, tar, concentrates, scrap, ferrosilicon, motor blocks and turnings, asphalt in bulk and leaking drums, pitch in bulk, bauxite, Indian coals, cement and cement clinkers in bulk, coal, charcoal, alumina, bulk clay, sodium sulphate in bulk, chrome ore, mineral sands, sponge iron in bulk, petroleum and its products, goods and/or cargoes that may involve seizure, capture or penalty by any rulers of Governments are specifically excluded from carriage on board this vessel.

Livestock cargoes and bulk cargoes always to be excluded.

Unless carried in containers the following cargoes are always excluded:

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asphalt in drums, fishmeal, calcium carbide, sulphur, reduced iron ore, pellets, cement clinker, sodium sulphate, ammonium sulphate, calcium hydrochloride, bonemeal/bones, creosoted goods, resin in bulk, cotton turpentine, ferrosilicon, borax, seedcake, oil cakes, motor spirits, Chilean nitrate, copra and copra products, quick lime, salt/salt cake, pond coal, asbestos and naphta, soda ash, clay, soya bean meal/pellets, pyrite slurry coal, urea/technical urea, pollutants, logs, caustic soda.

Arms, ammunitions, blasting caps, black powder, dynamite, TNT and explosives must be in containers and subject to Owners’/Owners’ P & I Club’s prior consent. [See Clause 4]

Acids and other injurious, dangerous or inflammable cargoes may be carried up to a maximum of 10% of the Vessel’s deadweight, provided such cargoes are loaded in containers and stowed and trimmed and labelled and carried and discharged in accordance with IMO and local regulations and according to the Vessel’s certificates and to the Master’s satisfaction and within the limits of the Vessel’s equipment, any additional equipment necessary/required to be at the Charterers’ expense.

Calcium Hypochlorite Hydrated as well as Calcium Hypochlorite, shipped under any UN number (usually 2880, 1479, 1748 and 2208), can be accepted subject to the Owners’ prior approval. If approved, it shall be carried, loaded, stowed, segregated and documented in accordance with the IMDG code and the interim recommendations for its carriage issued by the international group of P&I clubs and same to be always carried in live reefer containers.

Clause 42

House to House Bills of Lading:

The Charterers shall hold the Owners harmless from any additional expenses and/or damages to containers and/or cargo, if through or house-to-house bills of lading are signed if damages/additional expenses occur after actual discharge of containers/cargo from the Vessel. The Owners shall not appear as the carrier in the bills of lading.

Clause 43

Deck Cargo:

The Charterers are authorized to carry on deck at their own risk and expense, other than uncontainerised cargo, so long as the Vessel’s stability/construction/seaworthiness allows, which is determined at Master’s direction. All extra fittings required shall be supplied by the Charterers at their own expense.

All bills of lading covering uncontainerised deck cargo other than containers shall be marked “shipped on deck at Charterers’ risk and without liability to owners for loss of or damage to cargo and/or vessel howsoever caused”. Furthermore, Charterers shall remain responsible for all damages caused to the Vessel and/or her fittings and will repair such damages immediately upon the Master’s request.

Clause 44

Inter Club Agreement:

The Cargo claims shall be settled in accordance with the New York Produce Exchange Inter Club Agreement 1996, as amended.

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Clause 45

Place of redelivery:

The Vessel shall be redelivered after dropping last outward sea pilot one safe port in Charterers’ option Far East / South East Asia, full Med, North Continent, including UK, US East Coast at any time, day or night, Sundays and holidays included.

Clause 46

Passengers: The Owners have the option to carry passengers. Any related expenses incurred by the Charterers are at the Owners’ expense. The Owners undertake to indemnify the Charterers from all claims and consequential damages which may be claimed by passengers, and their heirs or assigns in respect of death, personal injury and/or loss of or damage to property during loading and discharging, embarking, transit and disembarking of passengers from the Vessel including passage during the Charterers’ terminal.

Should the Owners have passengers on board the Vessel, such passengers shall cause no delay to the Vessel, but should such delay occur, the Vessel shall be placed off hire and the Owners shall be liable for all direct and unavoidable losses arising from the delayed departure. The Charterers shall be entitled to order the Vessel to sail if the passenger is not on board at time of intended departure.

The Charterers also have a right to book passengers aboard the Vessel. The Charterers shall pay the Owners USD80 per day. This amount is subject to review every three years.

Clause 47

Vessel’s description:

See Annex A

Clause 48

Export and/or import permits for the Charterers’ cargo to be at the Charterers’ risk and expense. The Charterers’ shall obtain and be responsible for all necessary permits to enter and/or trade in and out of all ports during the currency of this Charter Party at their own risk and expense. Taxation or levies, whatsoever for these purposes, shall be at the Charterers’ expense and to be paid by the Charterers. The Charterers shall remain responsible for arranging the Standard Carrier Alpha Code (SCAC).

Clause 49

Periodical Drydocking

If required by the Classification Society or for maintenance works, the Owners have the right to take the Vessel out of service at a convenient time and place to be mutually agreed upon by the Owners and Charterers. The Owners shall endeavour to accommodate the Charterers’ requirements in determining the timing of such maintenance and the Charterers shall accommodate the Owners’ choice of location for maintenance or drydocking. While choosing the place for drydocking is the Owners’ choice, the Owners will try to have the drydocking arranged within the trading area or as close as possible to it.

The Charterers shall release the Vessel at the Charterers’ berth and/or dropping last outward sea pilot one good safe port as the case may be with bunkers as on board and in empty condition, but the Owners shall endeavour to drydock the Vessel with maximum possible cargo onboard provided selected yard facilities and/or repair maintenance access allows same.

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The Vessel shall be off hire from the time the Charterers release the Vessel at the Charterers’ berth and/or dropping last outward sea pilot, at any time, day or night, Sundays and holidays included, until the time at which the Vessel is returned, with bunkers on board but sufficient to reach nearest bunkering port, to the Charterers’ service at the place where she was released or equidistant any time day or night Sunday and holidays included.

Any bunkers consumed during the off hire to be at the Owners’ expense and reimbursed to the Charterers as per last paid prices duly supported with relevant vouchers.

The Owners shall give at least 2 months preliminary notice and 3 weeks final notice of possible place and date of drydocking.

Emergency Drydocking

In case an emergency drydocking is required, the Owners have the right to take the Vessel out of service at any time.

The Owner shall reimburse the Chartererers for any proven direct costs/expenses (cargo storage, transhipments, cargo discharging/reloading costs and other similar direct costs) that the Charterers incur in placing the Vessel at the Owners’ disposal in the required cargo condition to enter in drydock. In cases where the Owners and Charterers dispute as to whether such drydocking is caused by the Charterers and/or their agents or servants, the final responsibility for the costs and expenses to be either agreed upon by the Charterers and Owners or to be determined in arbitration. In case of general average the costs to be borne in accordance with the general average adjustment. The Charterers shall endeavour to reduce same to the minimum possible. Estimation of such costs shall be pre-advised by the Charterers to the extent possible. For all other matters such as off hire, bunkers and re-positioning, the provisions of above sub-paragraph to apply.

Clause 50

The lashing/securing/unlashing/unsecuring of containers shall be performed by shore labour to the satisfaction of the Master and under the supervision of Officers and crew provided local port regulations permit, and subject to availability of crew, lashing/ unlashing/ securing/ unsecuring may be performed by Vessel’s crew as the Charterers’ servants, subject to the Master’s approval, which shall not be unreasonably withheld. In such case the Charterers shall pay USD2.50 per unit effectively lashed and USD2.50 per unit effectively unlashed.

Exceptionally in certain ports in order to complete vessel without stevedores being available, some containers to be loaded by ship’s crew operating the cranes. Such work is carried out at Charterers’ risks and expenses, and crew to be considered as Charterers’ servants. Charterers to pay USD10 per container loaded respectively discharged by vessel’s crew directly to Owners.

Clause 51

All taxes and/or dues on the cargo and on freight arising out of cargoes carried or ports visited under this Charter Party shall be at the Charterers’ expense.

Clause 52 [Intentionally deleted]

Clause 53

Bunkering:

The Vessel shall be delivered with bunkers as on board. The Charterers shall take over and pay together with first hire statement bunker quantities on delivery. The Vessel shall be

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redelivered with approximately the same bunker quantities as on delivery, but sufficient to reach main bunkering port. The Owners shall take over and the Charterers shall debit the Owners with the last sufficient hire statement(s) bunker quantities on redelivery.

Prices for bunkers on delivery and redelivery respectively shall be based on the last paid price duly supported by vouchers for the relevant quantities.

Any minor differences between quantities the Charterers deducted as estimation with the last hire payment and the value for actual quantity of bunkers on redelivery to be settled together with the final hire statement.

Clause 54

Maritime lien clause:

In no event shall the Charterers permit any maritime lien and/or encumbrance on the Vessel due to their suppliers. Should the Vessel be seized, arrested or detained by one or more of the Charterers’ suppliers, the Charterers shall arrange immediately for removal of such seizure, arrest or detention and the Vessel shall remain on-hire during the pendency of such seizure, arrest or detention.

Clause 55

Sale clause:

The Charterers have a right of first refusal if the Owners should decide to sell the Vessel during or at the end of the charter period. Should the Charterers not exercise their rights, the Owners shall be entitled to sell the Vessel, subject to Charterers’ prior approval, which shall not be unreasonably withheld. It is understood that the Charterers will not accept the sale of the Vessel to new owners whose business or shareholding shall be detrimental or contrary to the Charterers’ interests. Notwithstanding anything herein to the contrary, this right of first refusal shall not apply if the Owners sell or transfer the Vessel to another wholly owned subsidiary of Global Ship Lease, Inc. Further, any such sale or transfer to a wholly owned subsidiary of Global Ship Lease, Inc. shall not constitute a violation of the terms of this Charter Party.

The Owners shall give the Charterers 60 days notice of any sale. The sale shall not delay the Vessel’s commercial operations/liner service in any way whatsoever.

Buyers shall assume all the Owners’ responsibilities, obligations, title, risk, interest and/or rights under the Charter Party for the balance period from the time the Vessel is placed into their ownership. The Owners shall undertake all obligations and/or liabilities of owners under the Charter Party which are outstanding for settlement on or before change of ownership and perform same in accordance with the Charter Party. The Charterers and the Owners shall endeavour to settle outstanding matters as soon as possible after the change of ownership.

Clause 56

Should the Vessel not be delivered by the date indicated in Box 20, the Charterers shall have the option of cancelling this Charter Party. The Charterers must declare their decision to cancel or take delivery of the Vessel within 48 hrs (Sundays, holidays excluded) after receiving notice that the Vessel will not be delivered by the date indicated in Box 20.

Clause 57

a) Unclean redelivery:

The Vessel shall be redelivered with clean, dry, swept holds free of odour and any dunnage material from previous cargoes. Cleaning of holds in between cargoes is always the responsibility of the Charterers.

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b) Suez/Panama Canal:

Should the Suez/Panama Canal be included in the trading limits of the Vessel it is clearly understood that the Vessel is not fitted with any Suez Canal search light(s) and that, should the Charterers decide to transit any of these canals with the Vessel, they are to be responsible for the hire of such apparatus, as required by the Suez Canal authorities, and all expenses therefore to be borne by Charterers.

c) Bunker quality clause:

Fuel shall be of merchantable quality and suitable for intended use.

The Owners shall use fuel oil bunker analysis of a recognised fuel testing laboratory for determining bunker quality.

Should any dispute arise as to the quality of bunkers supplied under this Charter Party, the Owners and the Charterers shall agree immediately on an independent surveying firm specialising in bunker analysis to attend the Vessel and analyse the bunker sample retained on board. If the analysis shows that the supply is out of specification, the Charterers shall arrange immediately for replacement of the bunkers. All time, costs, expenses, surveys to be at the Charterers’ expense. Should the analysis confirm the supply is within specification, all time, costs, expenses, surveys shall be at the Owners’ expense.

The Master/Chief Engineer shall be advised, in writing, of the specifications of bunkers to be supplied prior to the delivery of bunkers. If the declared specifications of bunkers to be supplied shall be other than those specified in this Clause then the Vessel shall to notify the Charterers, their local Agents and the bunker suppliers immediately in writing.

d) Upon delivery an on hire survey, and upon redelivery an off hire survey, to be done by a surveyor approved by both parties and the cost shall be equally shared.

Clause 58

Communications/expenses/victualling: a lumpsum to be mutually agreed.

Clause 59

ISPS/MTSA CLAUSE FOR TIME CHARTER PARTIES 2005

(a)(i) The Owners shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) relating to the Vessel and “the Company” (as defined by the ISPS Code). If trading to or from the United States or passing through United States waters, the Owners shall also comply with the requirements of the US Maritime Transportation Security Act 2002 (MTSA) relating to the Vessel and the “Owner” (as defined by the MTSA).

(ii) Upon request the Owners shall provide the Charterers with a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) and the full style contact details of the Company Security Officer (CSO).

(iii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Owners or “the Company”/”Owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for the Owners’ account, except as otherwise provided in this Charter Party.

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(b)(i) The Charterers shall provide the Owners and the Master with their full style contact details and, upon request, any other information the Owners require to comply with the ISPS Code/MTSA. Where sub-letting is permitted under the terms of this Charter Party, the Charterers shall ensure that the contact details of all sub-charterers are likewise provided to the Owners and the Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account, except as otherwise provided in this Charter Party.

(c) Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, vessel escorts, security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the negligence of the Owners, Master or crew. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

(d) If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

Clause 60

Bunker Fuel Sulphur Content Clause for Time Charter Parties 2005

(a) Without prejudice to anything else contained in this Charter Party, the Charterers shall supply fuels of such specifications and grades to permit the Vessel, at all times, to comply with the maximum sulphur content requirements of any emission control zone when the Vessel is ordered to trade within that zone.

The Charterers also warrant that any bunker suppliers, bunker craft operators and bunker surveyors used by the Charterers to supply such fuels shall comply with Regulations 14 and 18 of MARPOL Annex VI, including the Guidelines in respect of sampling and the provision of bunker delivery notes.

The Charterers shall indemnify, defend and hold harmless the Owners in respect of any loss, liability, delay, fines, costs or expenses arising or resulting from the Charterers’ failure to comply with this sub-clause (a).

(b) Provided always that the Charterers have fulfilled their obligations in respect of the supply of fuels in accordance with sub-clause (a), the Owners warrant that:

(i) the Vessel shall comply with Regulations 14 and 18 of MARPOL Annex VI and with the requirements of any emission control zone; and

(ii) the Vessel shall be able to consume fuels of the required sulphur content when ordered by the Charterers to trade within any such zone.

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Subject to having supplied the Vessel with fuels in accordance with sub-clause (a), the Charterers shall not otherwise be liable for any loss, delay, fines, costs or expenses arising or resulting from the Vessel’s failure to comply with Regulations 14 and 18 of MARPOL Annex VI.

(c) For the purpose of this Clause, “emission control zone” shall mean zones as stipulated in MARPOL Annex VI and/or zones regulated by regional and/or national authorities such as, but not limited to, the European Union and the US Environmental Protection Agency.

Clause 61

U.S. Customs Advance Notification/AMS Clause for Time Charter Parties

(a) If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Charterers shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense:

i) Have in place a SCAC (Standard Carrier Alpha Code);

ii) Have in place an ICB (International Carrier Bond);

iii) Provide the Owners with a timely confirmation of i) and ii) above; and

iv) Submit a cargo declaration by AMS (Automated Manifest System) to the US Customs and provide the Owners at the same time with a copy thereof.

(b) The Charterers assume liability for and shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the Vessel shall remain on hire.

(c) If the Charterers’ ICB is used to meet any penalties, duties, taxes or other charges which are solely the responsibility of the Owners, the Owners shall promptly reimburse the Charterers for those amounts.

(d) The assumption of the role of carrier by the Charterers pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

Clause 62

U.S. Customs-Trade Partnership Against Terrorism (C-TPAT) Clause

The Charterers have voluntarily signed the C-TPAT Agreement with the U.S. Customs Service. The Owners, Master and Crew will use reasonable efforts to assist the Charterers to comply with their obligations under the C-TPAT Agreement. However, under no circumstances shall the Owners, Master and Crew be liable for any delays, losses or damages howsoever arising out of any failure to meet the requirements of the C-TPAT Agreement signed by the Charterers.

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The Charterers agree to indemnify and hold the Owners, Master and Crew harmless for any claims made against the Owners, Master and Crew or for any delays, losses, damages, expenses or penalties suffered by the Owners arising out of the C-TPAT Agreement signed by the Charterers.

Clause 63

U.S. Tax Reform 1986 Clause

Any U.S. Gross Transportation Tax as enacted by the United States Public Law 99-514, (also referred to as The U.S. Tax Reform Act of 1986), including later changes or amendments, levied on income attributable to transportation under this Charter Party which begins or ends in the United States, and which income under the laws of the United States is treated as U.S. source transportation gross income, shall be reimbursed by the Charterers.

Clause 64

U.S. Trade - Unique Bill Of Lading Identifier Clause

The Charterers warrant that each transport document accompanying a shipment of cargo destined to a port or place in the United States of America shall have been endorsed with a Unique Bill of Lading Identifier as required by the U.S. Customs Regulations (19 CFR Part 4 Section 4.7.a) including subsequent changes, amendments or modifications thereto, not later than the first port of call.

Non-compliance with the provisions of this Clause shall amount to breach of warranty for the consequences of which the Charterers shall be liable and shall hold the Owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them.

Furthermore, all time lost and all expenses incurred including fines as a result of the Charterers’ breach of the provisions of this Clause shall be for the Charterers’ account

Clause 65

Speed and consumption clause

Whenever reference to speed and consumption of the Vessel is made, the following shall apply:

1) For the purpose of this Clause

(a) The word “about” means 5% more or less for speed or for consumption.

(b) The Vessel’s speed and consumption figures are always based on deep and currentless water, even keel, wind and sea not exceeding BF4 and sea state 3.

2) Service speed, see Vessel’s description.

3) If the Vessel’s speed is being reduced or the bunker consumption is being increased by more than 5% as defined in sub paragraph l(a) above and subject to the conditions in sub paragraph l(b), the time actually lost and the extra bunkers consumed in addition to direct and unavoidable expenses / losses may be deducted from the charter hire.

4) (a) If over a continuous period of 30 days the reduction in speed and/or the increase in consumption regularly exceeds 10% (including the 5% as per above sub paragraph 1 (a)) and the reason for such same is within the Owners’ responsibility, the Charterers may request the Owners to rectify this deficiency.

(b) If despite the Owners’ endeavours the speed and/or consumption has not been rectified within 30 days of the Charterers’ notice as per sub paragraph 4(a), the Charterers have the option to (i) cancel the balance of the charter period (“premature termination”) or (ii) renegotiate a reduction in the daily hire rate.

18

(c) The Owners agree to such premature termination of the Charter Party as per sub paragraph (b)(i), the Vessel shall be redelivered in accordance with the terms and conditions of this Charter Party not earlier than 30 days and not later than 60 days after a mutual agreement has been reached. In case the Owners do not agree with the Charterers’ request for a premature termination, the Charterers may call for arbitration.

5) In case the Charterers and the Owners cannot reasonably agree on a new hire rate as per sub-paragraph (b)(ii) above, sub-paragraphs (b)(i) and (c) shall apply.

It is agreed that in case of premature termination of the Charter Party for any permissible reason stipulated in this Clause the Charterers shall have no claim against the Owners, and the Owners shall have no liability in excess of what has been agreed in sub-paragraph 3 hereof.

6) This Clause shall not be applicable if the reason for the reduced speed and/or increased consumption, as the case may be, is due to or related to the Vessel’s trade and/or quality of bunkers supplied and/or the Charterers’ orders and directions to the Vessel.

Clause 66

Garbage Removal:

The Owners shall pay for any garbage to be removed from the Vessel if and when requested by the Master. If there is a compulsory charge for garbage, this is to be considered a port charge and therefore payable by the Charterers, unless the Vessel discharges garbage during the call, in which case the Owners to pay.

Clause 67

Cancellation:

Should the Vessel be requisitioned by the government, or should the Vessel remain under arrest or be boycotted for a reason that is not within the Charterers’ responsibility, for a period exceeding 90 days, or should any single off hire period amount to or be estimated to last more than an aggregate of 90 consecutive days arising from the same event, the Charterers shall be entitled to cancel this Charter Party.

Clause 68

Default:

Unless otherwise provided elsewhere in this Charter Party if either party to this Charter Party is in default and the default is not rectified within 60 days of the notice of default, the party giving notice has the right to terminate this Charter Party.

Clause 69

Protection of the Environment: The Owners and the Charterers express their commitment to and concern for the protection of the environment in the widest sense. The Owners undertake to maintain good practices on board the Vessel in order to protect the environment and the Charterers’ image in respect of the same.

Clause 70

Structural Changes: Costs incurred for structural changes to the Vessel which shall include changes to its equipment as well as to its fabric, pursuant to changes in law, classification society or regulatory requirements shall be paid by the Owners unless the amount exceeds USD100,000 in a year, the first such year commencing from the start of the first month after the commencement of the Charter. If the costs exceed USD100,000, the Charterers shall fully compensate Owners for the amount exceeding USD100,000 by increasing the charter hire

19

rate from the end of the period for which the assessment has been made and for the remainder of the Charter Period by USD3 per day for each amount of USD10,000 of excess over USD100,000. The rights and obligations under this Clause are extinguished in case of change of control of the ultimate beneficial shareholder of the Owners. For the avoidance of doubt and within the context of this Clause 70, “change of control” shall mean the moment upon which (i) a person gains control of the board of directors of the ultimate shareholder of the Owners and/or (ii) a person holds either directly or indirectly 51% or more of the shares of the ultimate shareholder of the Owners.

20

Amendment to the Charter as filed with the Registration Statement

– Clause 70 is hereby amended and restated in its entirety and replaced by the following language:

Costs incurred for structural changed to the Vessel, which shall include changes to its equipment as well as to its fabric, pursuant to changes in law, classification society or regulatory requirements shall be paid by the Owners unless the amount exceeds USD100,00 in a year, the first such year commencing from the start of the first month after the commencement of the Charter. If the costs exceed USD100,000, the Charterers shall fully compensate Owners for the amount exceeding USD100,000 by increasing the charter hire rate from the end of the period for which the assessment has been made and for the remainder of the Charter period by USD3 per day for each amount of USD10,000 of excess over USD100,000. The rights and obligations under this Clause are extinguished in case of a Change of Control of the ultimate beneficial shareholder of the Owners.

“Change of Control” means the occurrence of any of the following:

(A) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of GSL Holding, Inc.’s assets, properties or business other than a disposition to the Charterers or any of their affiliates;

(B) the adoption by the board of directors of GSL Holdings, Inc. of a plan of liquidation or dissolution of GSL Holdings, Inc.;

(C) the consummation of any transaction, or a series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), becomes the beneficial owner, directly or indirectly, of more than a majority of the GSL Holdings, Inc.’s Voting Shares (unless such “person” is CMA CGM or any of its affiliates), measured by voting power rather than number of shares. “Voting Shares” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity;

(D) if, at any time, GSL Holdings, Inc. becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged or declared bankrupt or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of the Marshall Islands or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(E) a change in directors after which a majority of the members of the Board of Directors of GSL Holdings, Inc. are not Continuing Directors. “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of GSL Holdings, Inc. who (1) was a member of the Board of Directors of GSL Holdings, Inc. immediately after the completion of the merger into a subsidiary of Marathon Acquisition Corp. (the “Merger”); or (2) was nominated for election or elected to the Board of Directors of GSL Holdings, Inc. with the approval of a majority of the directors then in office who were either directors immediately after the completion of the Merger or whose nomination or election was previously so approved;

(F) the consolidation of GSL Holdings, Inc. with, or the merger or consolidation of GSL Holdings, Inc. with or into, any “person” (other than the Charterers or any of their affiliates), or the consolidation of any “person” (other than the Charterers or any of their affiliates) with, or the merger or consolidation of any “person” (other than the Charterers or any of their affiliates) with or into, GSL Holdings, Inc., in any such event pursuant to a transaction in which any of the outstanding common shares of GSL Holdings, Inc. are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where (x) GSL Holdings, Inc.’s voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee “person” constituting a majority of the outstanding shares of such voting stock of such surviving or transferee “person” immediately after giving effect to such issuance.

EXHIBIT A-4

AMENDED AND RESTATED SHIP MANAGEMENT AGREEMENT

Printed by BIMCO’s idea	Approved by the Documentary Committee of The Japan Shipping Exchange Inc., Tokyo	Approved by the International Ship Managers’ Association (InterManager)

1. Date of Agreement	THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: “SHIPMAN 98”

Part I

2. Owners (name, place of registered office and law of registry) (Cl. 1)	3. Managers (name, place of registered office and law of registry) (Cl. 1)

Name	Name CMA Ship Management

Place of registered office	Place of registered office 4, qual d’Arenc, 13002 Marseille, France

Law of registry	Law of registry France

4. Day and year of commencement of Agreement (Cl. 2) As per delivery under charterparty dated [ ] between [ ] and [ ]

5. Crew Management (state “yes” or “no” as agreed) (Cl. 3.1) Yes	6. Technical Management (state “yes” or “no” as agreed) (Cl. 3.2) Yes

7. Commercial Management (state “yes” or “no” as agreed) (Cl. 3.3) No	8. Insurance Arrangements (state “yes” or “no” as agreed) (Cl. 3.4) No

9. Accounting Services (state “yes” or “no” as agreed) (Cl. 3.5) Yes	10. Sale or purchase of the Vessel (state “yes” or “no” as agreed) (Cl. 3.6) No

11. Provisions (state “yes” or “no” as agreed) (Cl. 3.7) Yes	12. Bunkering (state “yes” or “no” as agreed) (Cl. 3.8) No

13. Chartering Services Period (only to be filled in if “yes” stated in Box 7) (Cl. 3.3 (i)) N/A	14 Owners’ Insurance (state alternative (i), (ii) or (iii) of Cl. 6.3) (ii)

15. Annual Management Fee (state annual amount) (Cl. 8.1) USD114,000	16. Severance Costs (state maximum amount) (Cl. 8.4(ii)) Nil

17. Day and year of termination of Agreement (Cl. 17) Three (3) years from delivery into charter as per Box 4	18. Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl. 19) Clause 19.1

19.     Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Cl. 20)

Global Ship Lease

4th Floor

Millbank Business Centre, Millbank Tower

London SW1P 4QP, United Kingdom

Tel +44 20 7802 5100

20.     Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Cl. 20)

CMA Ship Management

4, quai d’Arenc

13002 Marseille,

Fax +33 4 88 91 84 97

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as ~~Annexes “A” (Details of Vessel),~~ “~~B” (Details of Crew), (Budget) and~~ Annex “D” (Associated vessels) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and ~~Annexes “A”, “B”~~, ~~and~~ Annex “D” shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (Owners)	Signature(s) (Managers)

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “D” (ASSOCIATED VESSELS) TO

THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)

STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98”

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 18.1(i) OF THIS AGREEMENT.

Date of Agreement:

Details of Associated Vessels:

Ville d’Orion

Ville d’Aquarius

CMA CGM Matisse

CMA CGM Utrillo

MOL Rainbow

Julie Delmas

Kumasi

Marie Delmas

CMA CGM La Tour

CMA CGM Manet

CMA CGM Alcazar

CMA CGM d’lf

Hull 4,126

CMA CGM Jamaica

CMA CGM Sambhar

CMA CGM America

CMA CGM Berlioz

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

1. Definition	1
In this Agreement save where the context otherwise requires,	2
the following words and expressions shall have the meanings	3
hereby assigned to them.	4
“Owners” means the party identified in Box 2.	5
“Managers” means, the party identified in Box 3. “Vessel” means the vessel [name, IMO, year built] ~~or vessels details of which are set out in Annex “A” attached hereto.~~	6 7
“Crew” means the Master, officers and ratings of the Vessel ~~numbers, rank and nationality specified in Annex “B”; attached hereto.~~	8 9 10
“Crew Support Costs” means all expenses of a general nature	11
which are not particularly referable to any individual vessel for	12
the time being managed by the Managers and which are incurred	13
by the Managers for the purpose of providing an efficient and	14
economic management service and, without prejudice to the	15
generality of the foregoing, shall include the cost of crew standby	16
pay, training schemes for officers and ratings, cadet training	17
schemes, sick pay, study pay, recruitment and interviews.	18
“Severance Costs” means the costs which the employers are	19
legally obliged to pay to or in respect of the Crew as a result of	20
the early termination of any employment contract for service on	21
the Vessel.	22
“Crew Insurances” means insurances against crew risks which	23
shall include but not be limited to death, sickness, repatriation,	24
injury, shipwreck unemployment indemnity and loss of personal	25
effects.	26
“Management Services” means the services specified in sub-	27
clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.	28
“ISM Code” means the International Management Code for the	29
Safe Operation of Ships and for Pollution Prevention as adopted	30
by the International Maritime Organization (IMO) by resolution	31
A.741 (18) or any subsequent amendment thereto.	32
“STCW 95” means the International Convention on Standards	33
of Training, Certification and Watchkeeping for Seafarers, 1978,	34
as amended in 1995 or any subsequent amendment thereto.	35
2. Appointment of Managers	36
With effect from the day and year stated in Box 4 and continuing	37
unless and until terminated as provided herein, the Owners	38
hereby appoint the Managers and the Managers hereby agree	39
to act as the Managers of the Vessel.	40
3. Basis of Agreement	41
Subject to the terms and conditions herein provided, during the	42
period of this Agreement, the Managers shall carry out	43
Management Services in respect of the Vessel as agents for	44
and on behalf of the Owners. The Managers shall have authority	45
to take such actions as they may from time to time in their absolute	46
discretion consider to be necessary to enable them to perform	47
this Agreement in accordance with sound ship management	48
practice. The Managers shall exercise their best efforts to	49
implement the terms and conditions of this Agreement.
3.1 Crew Management	50
(only applicable if agreed according to Box 5)	51
The Managers shall provide suitably qualified Crew for the Vessel	52
as required by the Owners in accordance with the STCW 95	53
requirements, provision of which includes but is not limited to	54
the following functions:	55
(i) selecting and engaging the Vessel’s Crew, including payroll	56
arrangements, pension administration, and insurances for	57
the Crew other than those mentioned in Clause 6;	58
(ii) ensuring that the applicable requirements of the law of the	59
flag of the Vessel are satisfied in respect of manning levels,	60
rank, qualification and certification of the Crew and	61
employment regulations including Crew’s tax, social	62
insurance, discipline and other requirements;	63
(iii) ensuring that all members of the Crew have passed a medical	64
examination with a qualified doctor certifying that they are fit	65
for the duties for which they are engaged and are in possession	66
of valid medical certificates issued in accordance with	67
appropriate flag State requirements. In the absence of	68
applicable flag State requirements the medical certificate shall	69
be dated not more than three months prior to the respective	70
Crew members leaving their country of domicile and	71
maintained for the duration of their service on board the Vessel;	72
(iv) ensuring that the Crew shall have a command of the English	73
language of a sufficient standard to enable them to perform	74
their duties safely;	75
(v) arranging transportation of the Crew, including repatriation;	76
(vi) training of the Crew and supervising their efficiency;	77
(vii) conducting union negotiations;	78
(viii) operating the Managers’ drug and alcohol policy unless	79
otherwise agreed.	80
3.2 Technical Management	81
(only applicable if agreed according to Box 6)	82
The Managers shall provide technical management which	83
includes, but is not limited to, the following functions:	84
(i) provision of competent personnel to supervise the	85
maintenance and general efficiency of the Vessel;	86
(ii) arrangement and supervision of dry dockings, repairs,	87
alterations and the upkeep of the Vessel to the standards	88
required by the Owners provided that the Managers shall	89
be entitled to incur the necessary expenditure to ensure	90
that the Vessel will comply with the law of the flag of the	91
Vessel and of the places where she trades, and all	92
requirements and recommendations of the classification	93
society;	94
(iii) arrangement of the supply of necessary stores, spares and	95
lubricating oil;	96
(iv) appointment of surveyors and technical consultants as the	97
Managers may consider from time to time to be necessary;	98
(v) development, implementation and maintenance of a Safety	99
Management System (SMS) in accordance with the ISM	100
Code (see sub-clauses 4.2 and 5.3).	101
3.3 Commercial Management (only applicable if agreed according to Box 7)	102 103
The Managers shall provide the commercial operation of the	104
Vessel, as required by the Owners, which includes, but is not	105
limited to, the following functions:	106
(i) providing chartering services in accordance with the Owners’	107
instructions which include, but are not limited to, seeking	108
and negotiating employment for the Vessel and the conclusion	109
(including the execution thereof) of charter parties or other	110
contracts relating to the employment of the Vessel. If such a	111
contract exceeds the period stated in Box 13, consent thereto	112
in writing shall first be obtained from the Owners.	113
(ii) arranging of the proper payment to Owners or their nominees	114
of all hire and/or freight revenues or other moneys of	115
whatsoever nature to which Owners may be entitled arising	116
out of the employment of or otherwise in connection with the	117
Vessel.	118
(iii) providing voyage estimates and accounts and calculating of	119
hire, freights, demurrage and/or despatch moneys due from	120
or due to the charterers of the Vessel;	121
(iv) issuing of voyage instructions;	122
(v) appointing agents;	123
(vi) appointing stevedores;	124
(vii) arranging surveys associated with the commercial operation	125
of the Vessel.	126
3.4 Insurance Arrangements’	127
(only applicable if agreed according to Box 8)	128
The Managers shall arrange insurances in accordance with	129
Clause 6, on such terms and conditions as the Owners shall	130

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document

PART II

“SHIPMAN 98” Standard Ship Management Agreement

have instructed or agreed, in particular regarding conditions, insured values, deductibles and franchises.	131 132

3.5 Accounting Services

(only applicable if agreed according to Box 9)

The Managers shall:

(i)     establish an accounting system which meets the

requirements of the Owners and provide regular accounting

services, supply regular reports and records,

(ii)    provide monthly financial reports, or other necessary

reports, to enable the Owners to fulfill their public reporting requirements on a timely basis. All accounting and financial reports provided by the Managers shall comply with the

requirements of Section 404 of the U.S. Sarbanes Oxley Act.

133 134 135 136 137 138
(iii) maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties. (iv) if the Owners determine in their sole discretion that they	139 140 141
will likely be unable to, or be unable to without an unreasonable effort or expense, timely to file any of their public reports or believe they are likely to receive a “material weakness”
qualification from their auditors with respect to their internal controls, in either case due to the Managers’ failure or probable failure to provide the necessary information within the required time frame, then the Managers hereby agree to give authorized employees of the Owners, their accountants or other designated advisors access to such documents, books, records, data, other information and staff of the Managers and their affiliates as is reasonably required to permit the Owners to timely meet any
reporting obligations with which they are obligated, or choose, to comply, or to remedy the deficiency with respect to their internal controls as required by Section 404 of the U.S. Sarbanes Oxley legislation. Managers further agree to cause their affiliates and any employees of their Managers or their affiliates to cooperate with the designated representatives and the designated representatives shall be entitled to attend meetings and/or request information
(unless such meetings or information pertain to commercially sensitive aspects of the Managers’ or an affiliate’s business) from the employees in order to obtain any necessary information.
Managers shall bear all costs and expenses associated with the designated representatives’ services.
With regard to any and all loss, damage, delay or expense of whatsoever nature, whether direct or indirect and howsoever arising in the course of providing the Management Services set forth in this
Clause 3.5, Managers will indemnify and save harmless the Owners, their affiliates, and their respective current and former directors, officers, employees, subcontractors and current and future affiliates
(the “Owner Indemnified Persons”) from and against any
and all losses, damages. delays or expenses incurred or suffered by an Owner Indemnified Persons of whatsoever nature, whether direct or indirect and howsoever arising, related to a breach by Managers of their obligations set forth in this Clause 3.5; provided that the
Managers’ aggregate liability under this Clause 3.5 to Owner
Indemnified Persons shall never exceed a total of ten times the annual management fee payable hereunder. Notwithstanding
Clauses 11.2, 11.3 or anything else herein to the contrary,
Managers acknowledge and agree that in the event of any
breach of this Clause 3.5, (i) the remedies provided herein are non-exclusive and shall not preclude any other remedies available at law or in equity (including, without limitation, specific performance and injunctive relief against further violations), and (ii) limitations to indemnification set forth in Clauses 11.2 and 11.3 shall not apply to the provisions of this Clause 3.5.

3.6 Sale or Purchase of the Vessel

(only applicable if agreed according to Box 10)

The Managers shall, in accordance with the Owners’ instructions,

supervise the sale or purchase of the Vessel, including the

performance of any sale or purchase agreement, but not

negotiation of the same.

3.7 Provisions (only applicable if agreed according to Box 11)

The Managers shall arrange for the supply of provisions.

3.8 Bunkering (only applicable if agreed according to Box 12)

The Managers shall arrange for the provision of bunker fuel of the quality specified by the Owners as required for the Vessel’s trade.

4.      Managers’ Obligations

4.1 The Managers undertake to use their best endeavours to

provide the agreed Management Services as agents for and on

behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.

Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing,

the Managers shall be entitled to allocate available supplies,

manpower and services in such manner as in the prevailing

circumstances the Managers in their absolute discretion consider to be fair and reasonable. The Managers shall not give

preferential treatment to any vessel owned by CMA CGM and its subsidiaries to the detriment of the Vessel or its Owners.

142 143 144 145 146 147 148 149 150 151 152 153 154 155 156 157 158 159 160 161 162 163 164 165 166 167
4.2 Where the Managers are providing Technical Management	168
in accordance with sub-clause 3.2, they shall procure that the	169
requirements of the law of the flag of the Vessel are satisfied and	170
they shall in particular be deemed to be the “Company” as defined	171
by the ISM Code, assuming the responsibility for the operation of	172
the Vessel and taking over the duties and responsibilities imposed	173
by the ISM Code when applicable.	174
5. Owners’ Obligations	175
5.1 The Owners shall pay all sums due to the Managers punctually	176
in accordance with the terms of this Agreement.	177
5.2 Where the Managers are providing Technical Management	178
in accordance with sub-clause 3.2, the Owners shall:	179
(i) procure that all officers and ratings supplied by them or on	180
their behalf comply with the requirements of STCW 95;	181
(ii) instruct such officers and ratings to obey all reasonable orders	182
of the Managers in connection with the operation of the	183
Managers’ safety management system.	184
5.3 Where the Managers are not providing Technical Management	185
in accordance with sub-clause 3.2, the Owners shall procure that	186
the requirements of the law of the flag of the Vessel are satisfied	187
and that they, or such other entity as may be appointed by them	188
and identified to the Managers, shall be deemed to be the	189
“Company” as defined by the ISM Code assuming the responsibility	190
for the operation of the Vessel and taking over the duties and	191
responsibilities imposed by the ISM Code when applicable.	192
6. Insurance Policies	193
The Owners shall procure, whether by instructing the Managers	194
under sub-clause 3.4 or otherwise, that throughout the period of this Agreement: 6.1 at the Owners’ expense, the Vessel is insured for not less	195 196
197
than her sound market value or entered for her full gross tonnage,	198
as the case may be for:	199
(i) usual hull and machinery marine risks (including crew	200
negligence) and excess liabilities;	201
(ii) protection and indemnity risks (including pollution risks and Crew insurances); and	202 203
(iii) war risks (including protection and indemnity and crew risks)	204
in accordance with the best practice of prudent owners of	205
vessels of a similar type to the Vessel, with first class insurance	206
companies, underwriters or associations (“the Owners’	207
Insurances”);	208
6.2 all premiums and calls on the Owners’ Insurances are paid promptly by their due date,	209 210

6.3 the Owners’ Insurances name the Managers and, subject

to underwriters’ agreement, any third party designated by the

Managers as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-clause 6.1:

211 212 213 214 215
(i) on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the Owners’ insurances; or	216 217 218
(ii)  ~~if reasonably obtainable~~, on terms such that neither the Managers nor any such third party shall be under any	219 220
liability in respect of premiums or calls arising in connection	221
with the Owners’ Insurances; or	222
(iii) on such other terms as may be agreed in writing.	223
Indicate alternative (i), (ii) or (iii) in Box 14. If Box 14 is left	224
blank then (i) applies.	225

6.4 written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under

Clause 6 within a reasonable time of the commencement of

the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ insurances.

226 227 228 229 230
7. Income Collected and Expenses Paid on Behalf of Owners	231

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

7.1 All moneys collected by the Managers under the terms of	232
this Agreement (other than moneys payable by the Owners to	233
the Managers) and any interest thereon shall be held to the	234
credit of the Owners in a separate bank account.	235
7.2 All expenses incurred by the Managers under the terms	236
of this Agreement on behalf of the Owners (including expenses	237
as provided in Clause 8) may be debited against the Owners	238
in the account referred to under sub-clause 7.1 but shall in any	239
event remain payable by the Owners to the Managers on	240
demand.	241
8. Management Fee	242
8.1 The Owners shall pay to the Managers for their services	243
as Managers under this Agreement an annual management	244
fee as stated in Box 15 which shall be payable by equal	245
monthly instalments in advance, the first instalment being	246
payable on the commencement of this Agreement (see Clause	247
2 and Box 4) and subsequent instalments being payable every	248
month.	249
8.2 The management fee shall be subject to an annual review	250
on the anniversary date of the Agreement and the proposed	251
fee shall be presented in the annual budget referred to in sub-	252
clause 9.1.	253
8.3 The Managers shall, at no extra cost to the Owners, provide	254
their own office accommodation, office staff, facilities and	255
stationery. Without limiting the generality of Clause 7 the Owners	256
shall reimburse the Managers for postage and communication	257
expenses, travelling expenses, and other out of pocket	258
expenses properly incurred by the Managers in pursuance of	259
the Management Services.	260
8.4 In the event of the appointment of the Managers being	261
terminated by the Owners or the Managers in accordance with	262
the provisions of Clauses 17 and 18 other than by reason of	263
default by the Managers, or if the Vessel is lost, sold or otherwise	264
disposed of, the “management fee” payable to the Managers	265
according to the provisions of sub-clause 8.1, shall continue to	266
be payable for a further period of three calendar months as	267
from the termination date. In addition, provided that the	268
Managers provide Crew for the Vessel in accordance with sub- clause 3.1: (i) the Owners shall continue to pay Crew Support Costs during	269 270 271
the said further period of three calendar months and	272
(ii) the Owners shall pay an equitable proportion of any	273
Severance Costs which may materialize, not exceeding	274
the amount stated in Box 16.	275
8.5 If the Owners decide to lay-up the Vessel whilst this	276
Agreement remains in force and such lay-up lasts for more	277
than three months, an appropriate reduction of the management	278
fee for the period exceeding three months until one month	279
before the Vessel is again put into service shall be mutually	280
agreed between the parties.	281
8.6 Unless otherwise agreed in writing all discounts and	282
commissions obtained by the Managers in the course of the	283
management of the Vessel shall be credited to the Owners.	284
9. Budgets and Management of Funds	285
9.1 The Managers shall present to the Owners annually a	286

budget for the following twelve months in such form as the

Owners require.~~The budget for the first year hereof is set out~~

~~in Annex “C” hereto.~~ Subsequent annual budgets shall be

prepared by the Managers and submitted to the Owners not

287 288 289 290
less than three months before the anniversary date of the	291
commencement of this Agreement (see Clause 2 and Box 4).	292
Certain expenses are subject to a cap as provided in the Global
Expense Agreement between the Managers and Global Ship
Lease, Inc. 9.2 The Owners shall indicate to the Managers their acceptance	293
and approval of the annual budget within one month of	294
presentation and in the absence of any such indication the	295
Managers shall be entitled to assume that the Owners have	296
accepted the proposed budget.	297
9.3 Following the agreement of the budget, the Managers shall	298
prepare and present to the Owners their estimate of the working	299
capital requirement of the Vessel and the Managers shall each	300
month up-date this estimate. Based thereon, the Managers shall	301
each month request the Owners in writing for the funds required	302
to run the Vessel for the ensuing month, including the payment	303
of any occasional or extraordinary item of expenditure, such as	304
emergency repair costs, additional insurance premiums, bunkers	305
or provisions. Such funds shall be received by the Managers	306
within ten running days after the receipt by the Owners of the	307
Managers’ written request and shall be held to the credit of the	308
Owners in a separate bank account	309
9.4 The Managers shall produce a comparison between	310
budgeted and actual income and expenditure of the Vessel in	311
such form as required by the Owners monthly or at such other	312
intervals as mutually agreed.	313
9.5 Notwithstanding anything contained herein to the contrary,	314
the Managers shall in no circumstances be required to use or	315
commit their own funds to finance the provision of the	316
Management Services.	317
10. Managers’ Right to Sub-Contract	318
The Managers shall not have the right to sub-contract any of	319
their obligations hereunder, including those mentioned in sub-	320
clause 3.1, without the prior written consent of the Owners which	321
shall not be unreasonably withheld. In the event of such a sub-	322
contract the Managers shall remain fully liable for the due	323
performance of their obligations under this Agreement.	324
11. Responsibilities	325
11.1 Force Majeure - Neither the Owners nor the Managers	326
shall be under any liability for any failure to perform any of their	327
obligations hereunder by reason of any cause whatsoever of	328
any nature or kind beyond their reasonable control.	329
11.2 Liability to Owners - (i) Without prejudice to sub-clause	330
11.1, the Managers shall be under no liability whatsoever to the	331
Owners for any loss, damage, delay or expense of whatsoever	332
nature, whether direct or indirect, (including but not limited to	333
loss of profit arising out of or in connection with detention of or	334
delay to the Vessel) and howsoever arising in the course of	335
performance of the Management Services UNLESS same is	336
proved to have resulted solely from the negligence, gross	337
negligence or wilful default of the Managers or their employees,	338
or agents or sub-contractors employed by them in connection	339
with the Vessel, in which case (save where loss, damage, delay	340
or expense has resulted from the Managers’ personal act or	341
omission committed with the intent to cause same or recklessly	342
and with knowledge that such loss, damage, delay or expense	343
would probably result) the Managers’ liability for each incident	344
or series of incidents giving rise to a claim or claims shall never	345
exceed a total of ten times the annual management fee payable	346
hereunder.	347
(ii) Notwithstanding anything that may appear to the contrary in	348
this Agreement, the Managers shall not be liable for any of the	349
actions of the Crew, even if such actions are negligent, grossly	350
negligent or wilful, except only to the extent that they are shown	351
to have resulted from a failure by the Managers to discharge	352
their obligations under sub-clause 3.1, in which case their liability	353
shall be limited in accordance with the terms of this Clause 11.	354
11.3 Indemnity- Except to the extent and solely for the amount	355
therein set out that the Managers would be liable under sub-	356
clause 11.2, the Owners hereby undertake to keep the Managers	357
and their employees, agents and sub-contractors indemnified	358
and to hold them harmless against all actions, proceedings,	359
claims, demands or liabilities whatsoever or howsoever arising	360
which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the	361 362

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

Agreement, and against and in respect of all costs, losses,

damages and expenses (including legal costs and expenses on

a full indemnity basis) which the Managers may suffer or incur

(either directly or indirectly) in the course of the performance of this Agreement.

363 364 365 366 367

11.4 “Himalaya” - It is hereby expressly agreed that no

employee or agent of the Managers (including every sub-

contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption,

limitation, condition and liberty herein contained and every right,

exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting

as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be

acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this

Agreement.

368 369 370 371 372 373 374 375 376 377 378 379 380 381 382 383 384 385 386 387 388

12. Documentation	389

Where the Managers are providing Technical Management in

accordance with sub-clause 3.2 and/or Crew Management in

accordance with sub-clause 3.1, they shall make available,

upon Owners’ request, all documentation and records related

to the Safety Management System (SMS) and/or the Crew

which the Owners need in order to demonstrate compliance

with the ISM Code and STCW 95 or to defend a claim against

a third party.

390 391 392 393 394 395 396 397

13. General Administration	398

13.1 The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.

399 400 401 402 403
13.2 The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.	404 405 406

13.3 The Managers shall also have power to obtain legal or

technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters

affecting the interests of the Owners in respect of the Vessel.

13.4 The Owners shall arrange for the provision of any

necessary guarantee bond or other security.

407 408 409 410 411 412
13.5 Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.	413 414 415

14. Auditing	416

The Managers shall at all times maintain and keep true and

correct accounts and shall make the same available for inspection and auditing by the Owners at such times as may be mutually

agreed. On the termination, for whatever reasons, of this

Agreement, the Managers shall release to the Owners, if so

requested, the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.

417 418 419 420 421 422 423 424

15. Inspection of Vessel	425
The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.	426 427 428

16. Compliance with Laws and Regulations	429
The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades.	430 431 432

17. Duration of the Agreement	433

This Agreement shall come into effect on the day and year stated

in Box 4 and shall continue until the date stated in Box 17.

Thereafter it shall continue until terminated by either party giving to the other notice in writing, in which event the Agreement shall terminate upon the expiration of a period of two months from the date upon which such notice was given.

434 435 436 437 438 439

18. Termination	440
18.1 Owners default	441

(i)     The Managers shall be entitled to terminate the Agreement

         with immediate effect by notice in writing if any moneys

         payable by the Owners under this Agreement and/or the

         owners of any associated vessel, details of which are listed in Annex “D”, shall not have been received in the Managers’

         nominated account within ~~ten~~ thirty running days of receipt by the Owners of the Managers written request or if the Vessel is repossessed by the Mortgagees.

442 443 444 445 446 447 448 449
(ii) If the Owners:	450
(a) fail to meet their obligations under sub-clauses 5.2 and 5.3 of this Agreement for any reason within their control, or	451 452 453

(b)    proceed with the employment of or continue to employ

         the Vessel in the carriage of contraband, blockade

         running, or in an unlawful trade, or on a voyage which

         in the reasonable opinion of the Managers is unduly

         hazardous or improper.

the Managers may give notice of the default to the Owners,

requiring them to remedy it as soon as practically possible.

In the event that the Owners fail to remedy it within a

reasonable time to the satisfaction of the Managers, the

Managers shall be entitled to terminate the Agreement

with immediate effect by notice in writing.

454 455 456 457 458 459 460 461 462 463 464
18.2 Managers Default	465

If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the

Managers, the Owners may give notice to the Managers of the

default, requiring them to remedy it as soon as practically

possible. In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing. This Agreement may be cancelled by Owners if the Managers fail to meet their obligation under this

Agreement for any reason within their control and fails to

remedy the default. In addition, Owners have after a period of one year the option of terminating this Agreement upon three months notice if they can secure more competitive pricing and other commercial terms from a recognized third party, such

party to be approved by charterers of the vessel, and such

approval shall not be unduly withheld, subject to Managers’

right to match the third party’s terms within one month of

receipt of such notice of termination. Owners’ notice of

termination shall set forth in detail and reasonably documented the more competitive pricing and other commercial terms

offered to Owners by such third party. If Managers agree to

match all such terms, then Managers shall send written notice of acceptance to Owners and this Agreement shall not terminate and shall be deemed amended to incorporate such revised

terms.

466 467 468 469 470 471 472 473
18.3 Extraordinary Termination	474

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total

loss or is requisitioned.

475 476 477 478
18.4 For the purpose of sub-clause 18.3 hereof	479

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

(i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;	480 481 482 483

(ii)    the Vessel shall not be deemed to be lost unless either

         she has become an actual total loss or agreement has

         been reached with her underwriters in respect of her

         constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is

         adjudged by a competent tribunal that a constructive loss

         of the Vessel has occurred.

484 485 486 487 488 489 490

18.5 This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up,

dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition

with its creditors. The Managers have the option to terminate the agreement if there is a change in control of the Owners.

Notwithstanding anything herein to the contrary, the Owners may sell or transfer the Vessel to another wholly owned subsidiary of

Global Ship Lease, Inc. and such sale or transfer shall not constitute a violation of this Agreement or a change in control of the Owners.

491 492 493 494 495 496 497
18.6 The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.	498 499 500

19. Law and Arbitration	501

19.1 This Agreement shall be governed by and construed in

accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or

any statutory modification or re-enactment thereof save to

the extent necessary to give effect to the provisions of this

Clause.

502 503 504 505 506 507 508
The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.	509 510 511 512

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other

party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole

arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties

as if he had been appointed by agreement.

513 514 515 516 517 518 519 520 521 522 523 524 525 526 527
Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.	528 529 530

In cases where neither the claim nor any counterclaim

exceeds the sum of USD50,000 (or such other sum as the

parties may agree) the arbitration shall be conducted in

accordance with the LMAA Small Claims Procedure current

at the time when the arbitration proceedings are commenced.

19.2 This Agreement shall be governed by and construed

in accordance with Title 9 of the United States Code and

the Maritime Law of the United States and any dispute

arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed

by each of the parties hereto, and the third by the two so

chosen; their decision or that of any two of them shall be

final, and for the purposes of enforcing any award,

judgement may be entered on an award by any court of

competent jurisdiction. The proceedings shall be conducted

in accordance with the rules of the Society of Maritime

Arbitrators, Inc.

531 532 533 534 535 536 537 538 539 540 541 542 543 544 545 546 547

In cases where neither the claim nor any counterclaim

exceeds the sum of USD50,000 (or such other sum as the

parties may agree) the arbitration shall be conducted in

accordance with the Shortened Arbitration Procedure of the

Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.

548 549 550 551 552 553

19.3 This Agreement shall be governed by and construed

in accordance with the laws of the place mutually agreed by

the parties and any dispute arising out of or in connection

with this Agreement shall be referred to arbitration at a

mutually agreed place, subject to the procedures applicable

there.

554 555 556 557 558 559
19.4 If Box 18 in Part I is not appropriately filled in, sub- clause 19.1 of this Clause shall apply.	560 561
Note: 19. 1, 19.2 and 19.3 are alternatives; indicate alternative agreed in Box 18.	562 563

20. Notices	564
20.1 Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.	565 566 567
20.2 The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.	568 569 570

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

Amendments to the Ship Management Agreement

as filed with the Registration Statement

•	The ship manager to the ship management agreements is CMA Ships, the successor to CMA Ship Management.

•	Section 3.5(ii) is hereby amended and restated in its entirety and replaced by the following language:

and they will cause their affiliates (including the Managers) to provide monthly financial reports or other reasonably necessary financial supporting information (including SAS 70 reports certified by the Managers’ auditors) to enable the Owners, once applicable, to fulfill their public reporting requirements, including the requirements applicable to them under the Sarbanes-Oxley Act of 2002 under United States federal law, on a timely basis.

•	Section 18.5 is hereby amended and restated in its entirety and replaced by the following language:

This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors. The Managers have the option to terminate this Agreement if there is a Change of Control of the Owners. Notwithstanding anything herein to the contrary, the Owners may sell or transfer the Vessel to another wholly owned subsidiary of GSL Holdings, Inc. and such sale or transfer shall not constitute a violation of this Agreement or a Change of Control of the Owners.

“Change of Control” means the occurrence of any of the following:

(A) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of GSL Holdings, Inc.’s assets, properties or business other than a disposition to CMA CGM or any of its affiliates;

(B) the adoption by the board of directors of GSL Holdings, Inc. of a plan of liquidation or dissolution of GSL Holdings, Inc.;

(C) the consummation of any transaction, or a series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), becomes the beneficial owner, directly or indirectly, of more than a majority of the GSL Holdings, Inc.’s Voting Shares (unless such “person” is CMA CGM or any of its affiliates), measured by voting power rather than number of shares. “Voting Shares” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity;

(D) if, at any time, GSL Holdings, Inc. becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged or declared bankrupt or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of the Marshall Islands or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(E) a change in directors after which a majority of the members of the Board of Directors of GSL Holdings, Inc. are not Continuing Directors. “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of GSL Holdings, Inc. who (1) was a member of the Board of Directors of GSL Holdings, Inc. immediately after the completion of the merger into a subsidiary of Marathon Acquisition Corp. (the “Merger”); or (2) was nominated for election or elected to the Board of Directors of GSL Holdings, Inc. with the approval of a majority of the directors then in office who were either directors immediately after the completion of the Merger or whose nomination or election was previously so approved;

(F) the consolidation of GSL Holdings, Inc. with, or the merger or consolidation of GSL Holdings, Inc. with or into, any “person” (other than CMA CGM or any of its affiliates), or the consolidation of any “person” (other than CMA CGM or any of its affiliates) with, or the merger or consolidation of any “person” (other than CMA CGM or any of its affiliates) with or into, GSL Holdings, Inc., in any such event pursuant to a transaction in which any of the outstanding common shares of GSL Holdings, Inc. are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where (x) GSL Holdings, Inc.’s voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee “person” constituting a majority of the outstanding shares of such voting stock of such surviving or transferee “person” immediately after giving effect to such issuance.

EXHIBIT A-5

TRANSITIONAL SERVICES AGREEMENT

Exhibit A-5

This TRANSITIONAL SERVICES AGREEMENT (this “Agreement”) is dated as of                  , 2008 and is by and between GLOBAL SHIP LEASE SERVICES LIMITED of London, England (hereinafter the “Client”), and CMA CGM S.A. of Marseille, France, (hereinafter the “Service Provider”).

W I T N E S S E T H:

WHEREAS, the parent entity of the Client (the “Public Company”) has entered into an Agreement and Plan of Merger by and between the Public Company, Marathon Acquisition Corp., GSL Holdings Inc. and the Service Provider dated as of March 21, 2008 (the “Merger”);

WHEREAS, the wholly owned subsidiaries of the Public Company, other than the Client (the “Affiliated Companies”), have been engaged in the ownership and chartering out of containerships, commencing in November 2007;

WHEREAS, the Client has assisted and will continue to assist the Affiliated Companies in the aforementioned activities;

WHEREAS, the Client may continue to require certain transitional services in connection with, among other things, the administrative functioning of its corporate office for the period following the effective date of the Merger;

WHEREAS, the Service Provider has the capability to assist the Client with its administrative needs; and

WHEREAS, the Client and the Service Provider desire to enter into this Agreement on the terms and conditions provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Transitional Services Fees and Costs

Fees and costs for the provision of the Transitional Services (as defined below) by the Service Provider to the Client, unless otherwise agreed to in writing by the Client and the Service Provider, shall be calculated in the following manner:

a.	for all general and administrative costs incurred by the Service Provider, the Client shall pay to the Service Provider the sum of (1) all costs reasonably incurred by the Service Provider, including all reasonable out-of-pocket and all other expenses reasonably incurred by the Service Provider and (2) an additional 5% of the aggregate amount described in (1) of this subsection (a); and

b.	for the services of employees of the Service Provider (which are necessarily and reasonably required to provide the Transitional Services, the Client shall pay the Service Provider an hourly rate of (1) fifty United States Dollars ($50.00) for personnel at secretarial and administrative levels and (2) three hundred United States Dollars ($300.00) for personnel at executive and management levels.

Client shall have the right to reasonably request, in a form reasonably acceptable to the Client, receipts (or other evidence of payment) or verification of employment level in advance of remitting payment to the Service Provider.

2.	Transitional Services

As may be requested by the Client, the Service Provider shall perform general administrative and support services (the “Transitional Services”), including, without limitation:

(A)	INSURANCE

Arrangement of insurance coverage on the terms and conditions as the Client shall instruct, in particular with regard to insured values, deductibles and franchises.

(B)	FINANCIAL STATEMENTS AND ACCOUNTS AND RECORDS

The Service Provider shall maintain the financial accounts and records of the Public Company, the Client and the Affiliated Companies. The Service Provider shall make such accounts and records available upon reasonable request by the Public Company, the Client or the Affiliated Companies, as applicable, including, without limitation, such monthly, quarterly and annual, as applicable, unaudited or audited financial statements as the Client shall reasonably request, prepared in accordance with United States G.A.A.P., for the Public Company, the Client and the Affiliated Companies. Such financial statements shall be prepared in an agreed upon format and in a manner and timetable to allow the Public Company to meet its relevant public reporting obligations and any obligations under the credit facility which the Public Company and/or the Affiliated Companies will enter into in connection with the Merger or any similar type of loan agreement. Service Provider shall cooperate with the relevant auditors for any review of quarterly financial information and any audit of annual financial information.

For the avoidance of doubt, the Transitional Services do not include the preparation of the relevant interim financial statements and information for the predecessor entity to the Public Company with regard to certain vessels sold by the Service Provider to the Client for the period prior to the sale. (Such obligation is separately provided for in Clause 7.4(d) of that certain Second Amended and Restated Asset Purchase Agreement by and among the Public Company, the Service Provider and the other parties thereto, dated as of             , 2008 to be entered into in connection with the Merger.)

The Service Provider will comply with the document retention requirements of all applicable laws, including, without limitation, the Sarbanes-Oxley Act of 2002.

(C)	ADMINISTRATIVE

The Service Provider shall provide administrative services on behalf of the Public Company, the Client and the Affiliated Companies. Such administrative services shall include, but not be limited to, the following:

•

Arranging, opening, maintaining and closing, as applicable, any bank accounts in the name of the Public Company, the Client and the Affiliated Companies and making payments as directed by the Public Company, the Client or the Affiliated Companies;

2

•	Providing payroll and benefits services for the employees of the Public Company, the Client or the Affiliated Companies;

•	Providing general administrative assistance, including arranging and booking transportation and lodging details;

•	Providing public relations and corporate communications support;

•	Providing tax advice and support; and

•	Providing secretarial services.

The Client shall provide the Service Provider with all necessary information in order for the Service Provider to perform its obligations hereunder in a timely manner.

3.	Service Provider’s Obligations

The Service Provider shall (i) provide the Transitional Services in accordance with Clause 2 hereof as agents for and on behalf of the Public Company, the Client and the Affiliated Companies in accordance with a commercially reasonable standard and (ii) protect and promote the interests of the Public Company, the Client and the Affiliated Companies in all matters relating to the provision of the Transitional Services; provided, however, that the Service Provider in the performance of services hereunder shall be entitled to have regard to its overall responsibility in relation to its other existing operations and, in particular, but without prejudice to the generality of the foregoing, the Service Provider shall be entitled to allocate available supplies, manpower and services in such manner as is commercially reasonable (subject to the particular timing requirements set forth in clause 2(B) above) so that the provision of Transitional Services shall not (i) interfere with the ordinary course of business of the Service Provider or (ii) be detrimental to the business or operations of the Service Provider.

4.	Client’s Obligations

The Client shall pay all sums due to the Service Provider promptly in accordance with the terms of this Agreement. Time shall be of the essence in respect of the payment of all such sums.

5.	Payments and Management of Funds

5.1 Notwithstanding anything contained herein, the Service Provider shall in no circumstances be required to use or commit its own funds to finance the provision of the Transitional Services and all payments due shall be paid to the Service Provider (and not any third party) by wire transfer of immediately available funds to an account designated in writing by the Service Provider in accordance with the terms of this Agreement in full without any form of reduction, deduction, set-off or condition whatsoever and free and clear of any tax deduction.

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5.2 The Service Provider shall prepare, complete and submit invoices to the Client within 10 days of the end of each monthly period in which the Transitional Services were provided, and within 10 days following receipt of such invoice, the Client shall pay the Service Provider such invoiced amount, together with any properly invoiced value added tax. In the event of any material dispute as to the reasonableness of the charges, the issue shall be referred to senior executives of both Service Provider and Client for resolution. Where the Client delays settling undisputed fees due to the Service Provider, the Client shall pay interest thereon from the due date until the date of payment at two percent (2%) over one month LIBOR.

6.	Service Provider’s Right to Sub-Contract

The Service Provider shall be entitled to procure performance of the Service Provider’s obligations hereunder by its parent, subsidiaries or associated companies or, with the Client’s prior written consent, third parties (hereinafter collectively called the “Sub-Service Provider”) in accordance with the following provisions of this Clause 6:

(i)	any such performance of all or any of the Service Provider’s obligations by the Sub-Service Provider shall be and constitute full and sufficient performance by the Service Provider of its obligations hereunder;

(ii)	the Client hereby agrees with the Service Provider that insofar as the Sub-Service Provider performs the obligations of the Service Provider, the Sub-Service Provider shall be entitled to the benefits of the provisions of Clause 7; and

(iii)	any performance of the Service Provider’s obligations by the Sub-Service Provider shall be without prejudice to the rights of the Client hereunder for any failure by the Service Provider in performance of the Service Provider’s duties and obligations hereunder and notwithstanding performance by the Sub-Service Provider, the Service Provider shall remain solely responsible to the Client for performance of its obligations hereunder.

7.	Responsibilities

7.1 Force Majeure

Neither the Client nor the Service Provider shall be liable to the other for loss or damage resulting from delay or failure to perform this Agreement, or any contract hereunder, either in whole or in part, when any such delay or failure shall be due to causes beyond its control, including but without limitation, civil war, insurrections, strikes, riots, fires, floods, explosions, earthquakes, serious accidents, terrorist attacks, international hostilities or any acts of God, or failure of transportation, epidemics, quarantine restrictions, or labor trouble causing cessation, slow down, or interruption of work.

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In the event that a situation giving rise to force majeure, which prevents a party from performing under this Agreement, the parties shall confer as to the further fulfillment or termination of this Agreement.

8.	Duration of the Agreement

8.1 Term of the Agreement

The initial term of this Agreement, during which neither party may terminate this Agreement, shall commence on the date hereof and continue thereafter for a period of 12 months (the “Initial Term”). After the Initial Term and subject to clause 8.2 below, the Client may extend the term of this Agreement for up to a total of another six (6) months through six (6) individual monthly extensions. Any extension of this Agreement shall be notified in writing by the Client to the Service Provider at least 30 days in advance of the then-applicable expiration date.

8.2 Termination by Notice

After the Initial Term, this Agreement may be terminated by either party upon three (3) months’ advance written notice to the other party.

8.3 Termination by Default

The foregoing notwithstanding, if either party hereto fails to meet its obligations under this Agreement in any material respect for reasons within the control of that party, the non-breaching party may give written notice to the breaching-party specifying the default and requiring it to remedy the default, if capable of remedy, within 10 business days. In the event that (i) the breaching party fails to remedy the default within such 10 business day period or (ii) if the default is not capable of remedy, then the non-breaching party shall be entitled to terminate this Agreement with immediate effect by notice in writing.

8.4 Liquidation

This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party or the Public Company (other than for reconstruction or amalgamation) or if a receiver or similar officer is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

8.5 The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

9.	Data Protection

9.1 The Client and the Service Provider acknowledge that for the purposes of the Data Protection Act 1998, the Client is the Data Controller (as defined in clause 9.4(iii) below) and the Service Provider is the Data Processor (as defined in clause 9.4(iv) below) of any Personal Data.

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9.2 In respect of the processing (as defined in clause 9.4(ii) below) of any Personal Data (as defined in Clause 9.4(i) below) supplied by the Client, the Service Provider warrants that it shall at all times comply with all applicable laws, enactments, regulations, orders, standards and other similar instruments, including but not limited to the provisions of the Data Protection Act 1998, as amended from time to time.

9.3 The Service Provider further warrants, in respect of any Personal Data received from the Client pursuant to this Agreement as follows:

(i)	that it shall not process any Personal Data other than on behalf of the Client and in compliance with the Client’s instructions and that it shall take all appropriate technical and organizational security measures to protect the Personal Data against destruction, loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing;

(ii)	that it shall promptly comply with any request from the Client requiring the Service Provider to amend, transfer or delete the Personal Data;

(iii)	that it shall promptly notify the Client of: (a) any legally binding request for disclosure of the Personal Data by a law enforcement authority unless otherwise prohibited; (b) any accidental or unauthorized access in respect of the Personal Data; (c) any request from a Data Subject (as defined in Clause 9.4(i) below) for access to his/her Personal Data; (d) any notice, complaint or communication which relates directly or indirectly to the processing of the Personal Data or to either party’s compliance with the Data Protection Act 1998 and the data protection principles set out therein, and shall provide the Client with full co-operation and assistance in relation to any such notice, complaint or communication; and (d) any reason why they are unable to comply with Clause 9.1(i); and

(v)	the Service Provider shall not transfer the Personal Data outside the European Economic Area without the prior written consent of the Client.

9.4 The following are relevant definitions for the purposes of this clause 9:

(i)	“Personal Data” means any information or data relating to a living individual who can be identified from those data or from those data and other information (the “Data Subject”) which is in the possession of, or likely to come into the possession of, the Client or the Service Provider;

(ii)	The “processing” of Personal Data means the obtaining, recording or holding Personal Data or carrying out any operation or set of operations on the Personal Data, including its organization, adaptation or alteration; its retrieval, consultation or use; its disclosure by transmission, dissemination or by being otherwise made available; or its alignment, combination, blocking, erasure or destruction;

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(iii)	“Data Controller” means a person who (either alone or jointly or in common with other persons) determines the purposes for which and the manner in which any Personal Data are, or are to be, processed; and

(iv)	“Data Processor”, in relation to Personal Data, means any person (other than an employee of the data controller) who processes the data on behalf of the Data Controller.

10.	Confidentiality

10.1 Each party agrees, at all times during the term of this Agreement and for a period of three (3) years thereafter, to hold in strictest confidence, and not to use (except for the extent necessary to perform its respective obligations under this Agreement) and not to disclose to any person, firm, corporation or other entity, without written authorization from the other party in each instance, any confidential information that it obtains, accesses or creates during the term of this Agreement, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of such party or of others who were under confidentiality obligations as to the item or items involved. Each party further agrees not to make copies of such confidential information except as authorized by the other party. The foregoing shall not apply to disclosures made by either party (i) to its accountants, advisors, counsel and employees with a need to know as each party deems necessary and (ii) as required by applicable law.

10.2 Each party agrees to use commercially reasonable efforts to procure that their respective directors, officers and employees maintain confidentiality and secrecy in respect of all information relating to the other’s business.

11.	Law and Arbitration

11.1 This Agreement shall be governed by English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in, and with its seat in, London in accordance with the Arbitration Act 1996, or any statutory modification or re-enactment thereof for the time being in force, and under the rules of the London Maritime Arbitrators Association.

11.2 The reference shall be to three arbitrators, one to be appointed by each party and the third by the two arbitrators so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within fourteen (14) days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement.

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12.	Amendments to Agreement

Any amendment or modification of this Agreement shall be valid only if made in writing and signed by the parties hereto.

13.	Time Limit for Claims

Any and all liabilities of either party to the other arising under this Agreement (except in the case of fraud) shall be deemed to be waived and absolutely barred on the relevant date unless prior to the relevant date written particulars of any claim (giving details of the alleged breach in respect of which such claim is made and a preliminary statement of the amount claimed) have been set forth in writing by the claimant by the relevant date, and any such claim shall be deemed (if it has not previously been satisfied, settled or withdrawn) to have been withdrawn unless arbitration proceedings have been commenced under Clause 11 prior to three (3) months from the relevant date. For the purposes of this Clause 13, the “relevant date” is six (6) months after the date of termination, for whatever reason, of this Agreement.

14.	Assignability of Agreement

This Agreement is not assignable by either party without the prior written consent of the other.

15.	Notices

15.1 Any notice or other communication required to be given or made hereunder shall be in writing and may be served by sending the same by registered airmail, electronic mail, telex, facsimile or by delivering the same (against receipt) to the address of the party to be served to such address as may from time to time be notified by that party for the purpose.

15.2 Any notice served by post as aforesaid shall be deemed conclusively duly served five (5) days after the same shall have posted. Notices served by electronic mail, telex or facsimile as aforesaid shall be deemed conclusively to have been served on the day following of the same, provided evidence of transmission appears on the particular notice.

15.3 Notices to the Service Provider shall be made as follows:

CMA CGM

4, quai d’Arenc 13235

Marseille cedex 02

France

Fax: +33 (0)4 88 91 90 95

Attention: Jean-Yves Schapiro

Electronic mail address: ho.jyschapiro@cma-cgm.com

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15.4 Notices to the Client shall be made as follows:

Global Ship Lease Services Limited

10 Greycoat Place

London SW1P 1SB

United Kingdom

Fax: +44 (0)20 7960 6012

Attention: Chief Executive Officer

Electronic mail address: ian.webber@globalshiplease.com

16.	Entire Agreement

16.1 This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement; and (in relation to such subject matter) supersedes all prior discussions, understandings and agreements between the parties and all prior representations and expressions of opinion by the parties.

16.2 Each of the parties acknowledges that it is not relying on any statements, warranties, representations or understandings (whether negligently or innocently made) given or made by or on behalf of the other in relation to the subject matter hereof and that it shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement. The only remedy available shall be for breach of contract under the terms of this Agreement. Nothing in this Clause 16 shall, however, operate to limit or exclude any liability for willful cause of loss.

16.3 This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement.

16.4 The Service Provider irrevocably appoints CMA CGM (UK) Shipping Limited at its office for the time being (presently at 75 King William Street, London, England, EC4N 7BE; Fax: +00 44 0151 227 1761; E-mail: lpl.genmbox@cma-cgm.com) to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

If any of the appointment(s) of the person(s) mentioned in this section ceases to be effective, each of the Service Provider shall immediately appoint a further person in England.

[Signature Page Follows]

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Signed this              day of             , 2008.

CMA CGM S.A.		GLOBAL SHIP LEASE SERVICES LIMITED

By:		By:
	Name:		Name:
	Title:		Title:

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EXHIBIT A-6

AMENDED AND RESTATED GLOBAL EXPENSE AGREEMENT

See the Global Expense Agreement filed as an exhibit to the Registration Statement.

EXHIBIT A-7

AMENDED AND RESTATED GUARANTEES

See the form of Guarantees filed as exhibits to the Registration Statement.

EXHIBIT B

STOCKHOLDERS AGREEMENT

Exhibit B

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT dated as of [•], 2008 (this “Agreement”) among GSL Holdings, Inc. (to be renamed Global Ship Lease, Inc.), a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), CMA CGM S.A., a société anonyme organized under the laws of France (“CMA”), and Marathon Founders, LLC, a Delaware limited liability company (“Marathon Founders” and, together with CMA, the “Stockholders”).

WHEREAS, pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of March 21, 2008 (the “Merger Agreement”), among the Company, Marathon Acquisition Corp., Global Ship Lease, Inc. and CMA, the Stockholders hold shares of Common Stock (as defined below); and

WHEREAS, the parties hereto desire to enter into certain agreements relating to the Company and the shares of Common Stock held by the Stockholders.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person; provided, that for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of a Stockholder. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Purchase Agreement” means as defined in the Merger Agreement.

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which the banking institutions in the City of New York are authorized or obligated by law or executive order to close.

“Change of Control” means “Change of Control” as defined in the Articles of Incorporation of the Company on the date hereof.

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company (excluding any Class A Common Stock from the exercise of warrants held by Marathon Investors, LLC).

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Class C Common Stock” means the Class C common stock, par value $0.01 per share, of the Company.

“Closing Date” means as defined in the Merger Agreement.

“Common Stock” means the common stock of the Company (including Class A Common Stock (excluding any Common Stock from the exercise of warrants held by Marathon Investors, LLC), Class B Common Stock and Class C Common Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standstill Period” means the period beginning on the Closing Date and ending on the earlier of (i) the consummation of a Change of Control, and (ii) the fifth anniversary of the Closing Date.

“Subsidiary” means with respect to any Person, any other Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of the second Person’s board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person).

“Transfer” means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

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ARTICLE 2

STANDSTILL

SECTION 2.01. Standstill. Subject to the exceptions set forth in Section 2.02, during the Standstill Period, CMA shall not, and shall not permit its Affiliates to:

(a) acquire beneficial ownership of any shares of Common Stock or other equity securities of the Company (other than the shares of Common Stock acquired by CMA pursuant to the transactions contemplated by the Merger Agreement or pursuant to Section 2.02(a));

(b) “solicit”, or become a “participant” in any “solicitation” of, any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Common Stock in connection with any vote on the matters set forth in subsections (d) or (e) of this Section 2.01, or agree or announce its intention to vote with any Person undertaking a “solicitation” or grant any proxies with respect to any Common Stock to any Person with respect to such matters or deposit any Common Stock in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof;

(c) make any tender offer or exchange offer for any shares of Common Stock or other equity securities of the Company;

(d) make, or take any action to solicit, initiate or encourage, any offer or proposal for, or any indication of interest in, a merger, other business combination or other extraordinary transaction involving the Company or any Subsidiary of the Company or the acquisition of any shares of Common Stock or other equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company;

(e) propose any changes to the size or members of the board of directors of the Company (the “Board”); or

(f) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Common Stock after the Closing Date.

SECTION 2.02. Standstill Exceptions. (a) Notwithstanding Section 2.01, CMA and its Affiliates may take any of the actions described in clauses (a) through (f) of Section 2.01, (i) during the period beginning on the date that (x) the Company or its shareholders receive an unsolicited bona fide tender offer or exchange offer from any Person (excluding CMA and its Affiliates) to acquire at least a majority of the outstanding shares of Common Stock, or (y) any Person (including the Company, but excluding CMA and its Affiliates) publicly announces a bona fide proposal or offer, or commences a proxy contest, to effect Change of Control, and in each case ending on the date that the Board delivers written notice to CMA that in the Board’s good faith determination such offer or proposal or proxy contest has concluded or been withdrawn, (ii) in response to or in connection with any vote, offer or other transaction contemplated in subsections (c) and (d) of Section 2.01 that has been approved by the Board and/or for which the Board has granted its recommendation, or (iii) with the Company’s prior consent.

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(b) The Company agrees that, if the Company adopts any stockholder rights plan during the Standstill Period, such stockholder rights plan will include the same exception as provided in Section 2.02(a).

ARTICLE 3

TRANSFER RESTRICTIONS

SECTION 3.01. Transfer of Common Stock. (a) Prior to the first anniversary of the Closing Date, each Stockholder shall not, and each Stockholder shall cause its Affiliates not to, Transfer any shares of Common Stock, other than (x) Transfers of up to 125,000 shares of Common Stock to directors and employees of CMA or its Affiliates (without any further restrictions on Transfer with respect to the shares of Common Stock held by such employees and directors) and (y) Transfers to an Affiliate or Affiliates of such Stockholder which shall become party to this Agreement; provided that CMA and its Affiliates may Transfer (i) up to 4,094,600 shares of Class A Common Stock (other than any shares of Class A Common Stock received upon the conversion of any shares of Class C Common Stock) after the date that is 120 days after the Closing Date and (ii) on or after March 31, 2009 shares of Class A Common Stock to the extent that the proceeds of such Transfer would not be in excess of the amount of the Prepaid Amount (as such term is defined in the Asset Purchase Agreement) that CMA is obligated to return pursuant to Section 3.2(c) of the Asset Purchase Agreement.

(b) Purported Transfers that are not in compliance with Article 3 shall be of no force and effect.

SECTION 3.02. Legend. Each certificate evidencing shares of Common Stock of a Stockholder shall bear a legend in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED [•], 2008, AMONG GSL HOLDINGS, INC., CMA CGM S.A. AND MARATHON FOUNDERS, LLC, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATE SECRETARY OF GSL HOLDINGS, INC.”

ARTICLE 4

MISCELLANEOUS

SECTION 4.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

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if to the Company, to:

GSL Holdings, Inc.

10 Greycoat Place

London SW1P 1SB

Attention: Ian J. Webber

Tel: +44 (0) 20 7960 6340

Fax: + 44 (0) 20 7960 6012

with a copy to each of:

Marathon Founders, LLC

500 Park Avenue, Fifth Floor

New York, New York 10022

Attention: Michael S. Gross

Tel: (212) 993-1670

Fax: (212) 993-1679

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:	Gary L. Sellers, Esq.
Edward J. Chung, Esq.

Tel: (212) 455-2000

Fax: (212) 455-2502

if to CMA, to:

CMA CGM S.A.

4, quai d’Arenc 13235

Marseille cedex 02

France

Attention: Jean-Yves Schapiro

Tel: + 33 (0) 4 88 91 90 00

Fax: +33 (0) 4 88 91 83 77

with a copy to:

Orrick, Herrington & Sutcliffe LLP

666 Fifth Avenue

New York, NY 10103

Attention: Antonios C. Backos, Esq.

Tel: (212) 506-5000

Fax: (212) 506-5151

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if to Marathon Founders, to:

Marathon Founders, LLC

500 Park Avenue, Fifth Floor

New York, New York 10022

Attention: Michael S. Gross

Tel: (212) 993-1670

Fax: (212) 993-1679

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:	Gary L. Sellers, Esq.
Edward J. Chung, Esq.

Tel: (212) 455-2000

Fax: (212) 455-2502

SECTION 4.02. Amendments; Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 4.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

SECTION 4.04. Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

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SECTION 4.05. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

SECTION 4.06. Governing Law. This Agreement shall be governed by and construed in accordance with the Law of the State of New York.

SECTION 4.07. Jurisdiction; Enforcement. (a) The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts and to accept service of process in any manner permitted by such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(b) By its execution and delivery of this Agreement, each of CMA and the Company (i) irrevocably designates and appoints CMA CGM (America) LLC (the “Agent”) as its authorized agent upon which process may be served in any proceeding arising out of or relating to this Agreement and (ii) agrees that service of process upon the agent shall be deemed, in every respect, effective service of process upon CMA or the Company, as applicable, in any

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such proceeding. Each of CMA and the Company further agrees, at its own expense, to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Agent in full force and effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.

SECTION 4.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 4.09. Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

SECTION 4.10. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GSL HOLDINGS, INC.

By:
Name:
Title:

MARATHON FOUNDERS, LLC

By:
Name:
Title:

CMA CGM S.A.

By:
Name:
Title:

EXHIBIT C

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Exhibit C

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GSL HOLDINGS, INC.

UNDER SECTION 93 OF THE BUSINESS CORPORATIONS ACT

I,             ,                      of GSL Holdings, Inc., for the purpose of amending and restating the Articles of Incorporation of said corporation hereby certify:

1. The name of the corporation is GSL Holdings, Inc.

2. The Articles of Incorporation were filed with the Registrar of Corporations as of the 14th day of March, 2008.

3. The Amended and Restated Articles of Incorporation, as amended heretofore, are hereby amended and restated in their entirety as follows:

ARTICLE I

NAME, PURPOSE, POWERS, DURATION AND INCORPORATOR

Section 1.1 Name. The name of the corporation shall be Global Ship Lease, Inc. (the “Corporation”).

Section 1.2 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).

Section 1.3 Powers. The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have, including the power to engage in any lawful act or activity relating to the business of maritime transportation, including owning subsidiaries which charter or re-charter containerships to others and any other lawful act or activity customarily conducted in conjunction therewith.

Section 1.4 Duration. The Corporation shall have a perpetual existence.

ARTICLE II

REGISTERED ADDRESS AND REGISTERED AGENT

The registered address of the Corporation in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc. The Board of Directors of the Corporation (the “Board of Directors”) may establish branches, offices or agencies in any place in the world and may appoint legal representatives anywhere in the world.

ARTICLE III

AUTHORIZED SHARES

Section 3.1 Authorized Shares. The aggregate number of shares of registered stock that the Corporation shall have authority to issue is two hundred fifty million (250,000,000), consisting of common shares and preferred shares.

(a) Number of Common Shares. The Corporation is authorized to issue two hundred forty nine million (249,000,000) registered common shares, each with a par value of one United States cent

(US$0.01), consisting of two hundred fourteen million (214,000,000) Class A common shares, each with a par value of one United States cent (US$0.01) (the “Class A Common Shares”), twenty million (20,000,000) Class B common shares, each with a par value of one United States cent (US$0.01) (the “Class B Common Shares”), and fifteen million (15,000,000) Class C common shares, each with a par value of one United States cent (US$0.01) (the “Class C Common Shares,” together with the Class A Common Shares and the Class B Common Shares, the “Common Shares”).

(b) Number of Preferred Shares. The Corporation is authorized to issue one million (1,000,000) registered preferred shares, each with a par value of one United States cent (US$0.01) (the “Preferred Shares”).

In these Amended and Restated Articles of Incorporation, unless specifically stated otherwise herein, the term “shares” means the Common Shares and the Preferred Shares, and the term “shareholders” means the holders of the Common Shares and the Preferred Shares.

ARTICLE IV

CLASSES AND CHARACTERISTICS OF THE SHARES

Section 4.1 Preferred Shares.

(a) The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority, with respect to any series of Preferred Shares, to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereon, including, without limitation, (1) the designation of the series; (2) the number of shares in the series, which the Board of Directors may, except where otherwise provided in the Preferred Shares designation, increase or decrease, but not below the number of shares then outstanding; (3) whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series; (4) the dates at which dividends, if any, will be payable; (5) the redemption rights and price or prices, if any, for shares of the series; (6) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series; (7) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation; (8) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made; (9) conditions or restrictions on the issuance of shares of the same series or of any other class or series of the Preferred Shares; and (10) the voting rights, if any, of the holders of the series. In case the number of shares of any series shall be decreased, the shares constituting such decrease shall resume the status of undesignated Preferred Shares.

(b) Except as otherwise required by law, holders of any series of Preferred Shares shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by these Amended and Restated Articles of Incorporation or by resolution of the Board of Directors adopted pursuant to authority hereinbefore granted relating to the issuance of such series and filed in accordance with Section 5 of the BCA (together a statement prepared pursuant to Section 35(5) of the BCA setting forth a copy of the said resolution).

Section 4.2 Common Shares. There are three (3) classes of Common Shares: the Class A Common Shares, the Class B Common Shares and the Class C Common Shares.

(a) Voting of Common Shares. Except as otherwise provided by law or otherwise provided herein, each of the Class A Common Shares, Class B Common Shares and Class C Common Shares shall have one vote and shall vote as a single class;

(i) provided, that any proposed amendment of these Amended and Restated Articles of Incorporation, including any amendment of these Amended and Restated Articles of Incorporation

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(or any successor articles of incorporation) made pursuant to the terms of any merger, consolidation or similar transaction (excluding any statement setting forth a copy of a resolution of the Board of Directors relating to the issuance of any series of Preferred Shares executed, acknowledged, and filed in accordance with Section 5 of the BCA), that would increase or decrease the aggregate number of authorized Class A Common Shares, increase or decrease the par value of the Class A Common Shares, or alter or change the powers, preferences or rights of the Class A Common Shares so as to affect them adversely, shall require the approval of not less than a majority of the votes entitled to be cast by the holders of the Class A Common Shares then outstanding, voting separately as a class;

(ii) provided, that any proposed amendment of these Amended and Restated Articles of Incorporation, including any amendment of these Amended and Restated Articles of Incorporation (or any successor articles of incorporation) made pursuant to the terms of any merger, consolidation or similar transaction (excluding any statement setting forth a copy of a resolution of the Board of Directors relating to the issuance of any series of Preferred Shares executed, acknowledged, and filed in accordance with Section 5 of the BCA), that would increase or decrease the aggregate number of authorized Class B Common Shares, increase or decrease the par value of the Class B Common Shares, or alter or change the powers, preferences or rights of the Class B Common Shares so as to affect them adversely, shall require the approval of not less than a majority of the votes entitled to be cast by the holders of the Class B Common Shares then outstanding, voting separately as a class; and

(iii) provided, that any proposed amendment of these Amended and Restated Articles of Incorporation, including any amendment of these Amended and Restated Articles of Incorporation (or any successor articles of incorporation) made pursuant to the terms of any merger, consolidation or similar transaction (excluding any statement setting forth a copy of a resolution of the Board of Directors relating to the issuance of any series of Preferred Shares executed, acknowledged, and filed in accordance with Section 5 of the BCA), that would increase or decrease the aggregate number of authorized Class C Common Shares, increase or decrease the par value of the Class C Common Shares, or alter or change the powers, preferences or rights of the Class C Common Shares so as to affect them adversely, shall require the approval of not less than a majority of the votes entitled to be cast by the holders of the Class C Common Shares then outstanding, voting separately as a class.

Any action to be taken upon a vote of the holders of the Common Shares or any class thereof must be taken at an annual or special meeting of shareholders, provided, however, any vote may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Section 4.3 Payment of Dividends to Holders of Common Shares or Any Class Thereof.

(a) Definitions. For the purpose of this Section 4.3, the following definitions shall be used.

(i) Adjusted Operating Surplus. “Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (1) less any net reduction in cash reserves for Operating Expenditures or Maintenance Capital Expenditures with respect to such period to the extent such reduction does not relate to an Operating Expenditure or Maintenance Capital Expenditure made with respect to such period, (2) plus any net increase in cash reserves for Operating Expenditures or Maintenance Capital Expenditures with respect to such period. Adjusted Operating Surplus does not include the portion of Operating Surplus included in clause (A) of the definition of Operating Surplus herein.

(ii) Base Dividend. “Base Dividend” means US$0.18 per Class A Common Share or Class B Common Share per calendar quarter with respect to the quarters prior to the third quarter of 2009 and US$0.19 per Class A Common Share or Class B Common Share per calendar quarter with respect to the quarters beginning in the third quarter of 2009, subject to any adjustments as set forth in subsection (f) below. Class C Common Shares shall not be entitled to receive dividends.

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(iii) Capital Expenditures. “Capital Expenditures” includes every expenditure that is capital in nature, including expansion capital expenditures, replacement capital expenditures and Maintenance Capital Expenditures.

(iv) Change of Control. “Change of Control” means the occurrence of any of the following:

(A) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Corporation’s assets, properties or business;

(B) the adoption by the Board of Directors of a plan of liquidation or dissolution of the Corporation;

(C) the consummation of any transaction, or a series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), becomes the beneficial owner, directly or indirectly, of more than a majority of the Corporation’s Voting Shares (as defined in ARTICLE VI(a)(viii)), measured by voting power rather than number of shares;

(D) if, at any time, the Corporation becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged or declared bankrupt or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of the Marshall Islands or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(E) a change in directors after which a majority of the members of the Board of Directors are not Continuing Directors;

(F) the consolidation of the Corporation with, or the merger or consolidation of the Corporation with or into, any “person,” or the consolidation of any “person” with, or the merger or consolidation of any “person” with or into, the Corporation, in any such event pursuant to a transaction in which any of the outstanding Common Shares are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Corporation’s voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee “person” constituting a majority of the outstanding shares of such voting stock of such surviving or transferee “person” immediately after giving effect to such issuance.

(v) Closing Price. “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the Class A Common Shares are listed or, if the Class A Common Shares are not listed on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market then in use, or, if on any such day the Class A Common Shares are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market

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maker making a market in the Class A Common Shares selected by the Board of Directors, or if on any such day no market maker is making a market in the Class A Common Shares, the fair value of the Class A Common Shares on such day as determined by the Board of Directors.

(vi) Class A Common Share Arrearages. “Class A Common Share Arrearages” means the amount by which the Base Dividend in any quarter during the Subordination Period exceeds the dividend from Operating Surplus actually paid per share of Class A Common Shares issued and outstanding in such quarter, on or after the Post-Merger Trading Date, cumulative for that quarter and all prior quarters during the Subordination Period, and reduced by any dividends from Operating Surplus on the Class A Common Shares paid to reduce the Class A Common Share Arrearages pursuant to Section 4.3(d)(ii); provided that the unpaid Class A Common Share Arrearages will not accrue interest and provided further that no Class A Common Share Arrearages will accrue after the distribution of any proceeds from any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation. The Class B Common Shares will not accrue any arrearages during the Subordination Period.

(vii) Continuing Directors. “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors immediately after the completion of the Merger; or (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the directors then in office who were either directors immediately after the completion of the Merger or whose nomination or election was previously so approved.

(viii) Contracted Fleet. “Contracted Fleet” means the CMA CGM Jamaica, the CMA CGM Sambhar, the CMA CGM America, the 10,960 TEU (Newbuilding), and the CMA CGM Berlioz.

(ix) Current Market Price. “Current Market Price” means the average of the daily Closing Prices per Class A Common Share for the five (5) consecutive Trading Days immediately prior to such date.

(x) Interim Capital Transactions. “Interim Capital Transactions” means the following transactions if they occur prior to the liquidation of the Corporation: (1) borrowings; (2) sales of equity and debt securities of the Corporation; (3) capital contributions; (4) corporate reorganizations or restructurings; (5) the termination of interest rate swap agreements; (6) sales or other dispositions of vessels; and (7) sales or other dispositions of other assets other than in the normal course of business.

(xi) Liquidating Dividends. “Liquidating Dividends” are dividends or any other distributions to the Class A Common Shares and the Class B Common Shares that are paid from any amount in excess of Operating Surplus.

(xii) Maintenance Capital Expenditures. “Maintenance Capital Expenditures” means any cash capital expenditures incurred after the completion of the Merger to maintain vessels and other assets, replacement of equipment on the vessels, repairs and similar expenditures, but excluding capital expenditures related to drydocking and capital expenditures for or related to the acquisition of additional vessels, and including capital expenditures for replacement of a vessel as a result of damage or loss prior to normal retirement, net of any insurance proceeds, warranty payments or similar property not treated as cash receipts for purposes of calculating Operating Surplus.

(xiii) Merger. “Merger” means the date of the merger of the former corporation named Global Ship Lease, Inc. with and into the Corporation.

(xiv) National Securities Exchange. “National Securities Exchange” means an exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the United States Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

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(xv) Operating Expenditures. “Operating Expenditures” are all cash expenditures, after the completion of the Merger, including but not limited to, operating expenses, interest payments and taxes, but excluding:

(A) the repayment of borrowings;

(B) the repurchase of debt and equity securities;

(C) interest rate swap termination costs;

(D) expenses and taxes related to Interim Capital Transactions;

(E) Capital Expenditures;

(F) expenses, costs and liabilities related to the Merger; and

(G) payment of dividends.

(xvi) Operating Surplus. For any period “Operating Surplus” is:

(A) $20 million (which may be increased to $30 million as described below); plus

(B) all of the Corporation’s cash receipts since closing of the Merger, excluding cash receipts from Interim Capital Transactions; plus

(C) interest (after giving effect to interest rate swap agreements) paid on debt incurred and cash dividends paid on equity securities issued by the Corporation, in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels (other than the Corporation’s Contracted Fleet) during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

(D) interest (after giving effect to interest rate swap agreements) paid on debt incurred and cash dividends paid on equity securities issued by the Corporation, in each case, to pay the construction period interest on debt incurred, or to pay construction period dividends on equity issued, to finance the construction projects described in (C) above; less

(E) Operating Expenditures; less

(F) Maintenance Capital Expenditures; less

(G) a reserve for the estimated cost of future drydockings; less

(H) the amount of cash reserves established by the Board of Directors for future (1) Operating Expenditures and (2) Maintenance Capital Expenditures.

The $20 million amount in (A) above may be increased by the Board of Directors to $30 million only if the Board of Directors determines that such increase is necessary to allow it to pay all or part of the Base Dividend on the Class A Common Shares. This $20 million amount cannot be increased in any period in which a dividend on the Class B Common Shares is paid or is otherwise payable from Operating Surplus.

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For purposes of calculating Operating Surplus, any dividends that are paid on the Preferred Shares will be treated as if they were interest payments and not dividends.

Notwithstanding the foregoing, the construction or application of this definition of Operating Surplus as outlined above may be adjusted in the case of any particular transaction or matter or type of transaction or matter if the Board of Directors, with the concurrence of the Corporation’s audit committee, is of the opinion that such an adjustment is necessary or appropriate to further the overall purpose and intent of the definition of Operating Surplus, so long as such adjustment will not adversely affect the holders of Class B Common Shares.

(xvii) Subordination Period. “Subordination Period” means the period from the completion of the first sale by the Corporation of the Class A Common Shares after the consummation of the Merger (the “Post-Merger Trading Date”) and ending on the first to occur of the following:

(A) the first day of any quarter ending after June 30, 2011 in respect of which (x) the quarterly dividends paid by the Corporation from Operating Surplus on all of the Class A Common Shares and the Class B Common Shares at least equaled the Base Dividend for the immediately preceding four-quarter period (the “Four-Quarter Period”); and (y) the Adjusted Operating Surplus generated in the aggregate by the Corporation during the Four-Quarter Period at least equaled the product of the aggregate Base Dividend during the Four-Quarter Period multiplied by 1.25 and further multiplied by the weighted average number of outstanding Class A Common Shares and Class B Common Shares during the Four-Quarter Period; and

(B) the occurrence of a Change of Control, in which case the Subordination Period will be deemed to end immediately preceding such occurrence.

(xviii) Trading Day. “Trading Day” means a day on which the principal National Securities Exchange on which the Class A Common Shares are listed is open for the transaction of business or, if the Class A Common Shares are not listed on any National Securities Exchange, a day on which banking institutions in New York City in the United States generally are open.

(b) Payment of Dividends on Common Shares. During the Subordination Period only, all dividends paid to shareholders will be treated as either a dividend from Operating Surplus or a Liquidating Dividend. The Board of Directors will treat all dividends as dividends from Operating Surplus until the sum of all dividends paid since the consummation of the Merger equals the amount of Operating Surplus as of the most recent date of determination. The Board of Directors will treat dividends paid from any amount in excess of Operating Surplus as Liquidating Dividends.

(c) Authority to Pay Dividends. The Board of Directors, in its sole discretion, may determine whether to declare and pay dividends to the shareholders at any time. Subject to the rights of any outstanding Preferred Shares, any dividends that are declared and paid by the Board of Directors with respect to the Common Shares must be declared and paid in accordance with the provisions of this Section 4.3. Dividends shall be paid in cash unless the Board of Directors has authorized a distribution in kind. The Board of Directors shall determine the fair market value of any dividend to be paid in kind. Any dividends to be paid in kind (other than in the nature of a stock split) shall then be declared and paid in accordance with the provisions of this Section 4.3 as if the fair market value were cash.

(d) Dividends from Operating Surplus During Subordination Period. Subject to the rights of any outstanding Preferred Shares, dividends from Operating Surplus, if any, for any quarter during the Subordination Period will be declared and paid in the following manner:

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(i) First, 100% of dividends to all of the Class A Common Shares, pro rata, until each outstanding Class A Common Share has been paid an amount equal to the Base Dividend for that quarter;

(ii) Second, 100% of dividends in excess of those paid pursuant to clause (i) above to all of the Class A Common Shares, pro rata, until each outstanding Class A Common Share has been paid an amount equal to any Class A Common Share Arrearages accrued and unpaid for any prior quarters during the Subordination Period;

(iii) Third, 100% of dividends in excess of those paid pursuant to clauses (i) and (ii) above to all of the Class B Common Shares, pro rata, until each outstanding Class B Common Share has been paid an amount equal to the Base Dividend for that quarter;

(iv) Fourth, 100% of dividends to all outstanding Class A Common Shares and Class B Common Shares, pro rata, as if they were a single class; and

(v) Notwithstanding the above, the Class B Common Shares shall not be entitled to receive any dividends with respect to 2008.

(e) Liquidating Dividends. Subject to the rights of any outstanding Preferred Shares, Liquidating Dividends shall be paid, pro rata, to the Class A Common Shares and the Class B Common Shares. No Liquidating Dividends shall be paid to the Class C Common Shares.

(f) Adjustment of Base Dividend. The Base Dividend is subject to downward adjustment in the case of payment of Liquidating Dividends. The Base Dividend will be reduced in the same proportion that the Liquidating Dividend had to the fair market value of the Class A Common Shares prior to the payment of the dividend. If the Class A Common Shares are publicly traded on a National Securities Exchange or market, the fair market value will be the Current Market Price before the ex-dividend date. If the shares are not publicly traded, the fair market value will be determined by the Board of Directors. In addition, the Corporation may make a pro rata distribution of shares or may effect a subdivision or combination of shares and any amounts calculated on a per share basis (including, without limitation, the Base Dividend and any Class A Common Share Arrearages) or stated as a number of shares shall be adjusted proportionately and appropriately as determined by the Board of Directors.

Section 4.4 Rights of Class B Common Shares After the Subordination Period and Conversion of Class B Common Shares to Class A Common Shares. After the end of the Subordination Period the rights and privileges of the Class B Common Shares shall be the same as those of the Class A Common Shares. The outstanding Class B Common Shares shall convert to Class A Common Shares on a one-for-one basis on the first day of the calendar quarter at least thirty (30) days after the end of the Subordination Period.

Section 4.5 Rights of Class C Common Shares and Conversion of Class C Common Shares to Class A Common Shares. The outstanding Class C Common Shares shall convert to Class A Common Shares on a one-for-one basis on January 1, 2009 or upon a Change of Control, whichever is earlier.

Section 4.6 Preemptive Rights. No holder of Common Shares of the Corporation of any class shall have, solely by reason thereof, any preferential or preemptive rights to subscribe for, purchase or receive any unissued shares of the Corporation of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

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ARTICLE V

BOARD OF DIRECTORS

(a) Powers. The management of all the affairs, property and business of the Corporation shall be vested in the Board of Directors, who shall have and may exercise all powers except such as are exclusively conferred upon the shareholders by law or by these Amended and Restated Articles of Incorporation.

(b) Number and Class. The number of persons constituting the Board of Directors shall not be less than three (3) or more than twelve (12), as fixed from time to time by the vote of the holders of a majority of the outstanding Common Shares (subject to any rights of the holders of Preferred Shares) or by majority vote of the entire Board of Directors. The Board of Directors shall be divided into three (3) classes (“Term I,” “Term II,” and “Term III,” respectively), as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three (3) terms expiring each year. The initial term of office of the Term I directors shall expire at the 2009 annual meeting of shareholders, the initial term of office of the Term II directors shall expire at the 2010 annual meeting of shareholders, and the initial term of office of the Term III directors shall expire at the 2011 annual meeting of shareholders. Commencing with the 2009 annual meeting of shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same term as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified, unless such director is removed, resigns or dies prior to the annual meeting of shareholders in which such director’s term of office expires.

(c) Election. Except as provided in paragraph (e) of this Article, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if as of a date that is fourteen (14) days in advance of the date the corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director. Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. Quorum for voting for a director shall be a majority of the aggregate Common Shares.

(d) Removal. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation, any or all of the directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding Class A Common Shares, Class B Common Shares and Class C Common Shares entitled to vote generally in the election of directors (voting together for this purpose as one class) cast at a meeting of the shareholders called for that purpose (subject to any rights of the holders of Preferred Shares).

(e) Vacancies. Except as otherwise provided in these Amended and Restated Articles of Incorporation, any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the remaining members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the term for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

(f) Outstanding Preferred. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more class or series of Preferred Shares shall have the right, voting as a class, to elect one or more directors of the Corporation, the provisions of paragraphs (b), (c), (d) and (e) shall not apply with respect to the director or directors elected by such holders of Preferred Shares.

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(g) Power of the Board of Directors Regarding Bylaws. The Board of Directors has the authority to adopt, amend and repeal the bylaws of the Corporation without a vote of the shareholders. The shareholders shall also have the authority to amend the bylaws of the Corporation by a vote of the holders of not less than a majority of the outstanding Class A Common Shares, Class B Common Shares and Class C Common Shares, voting as a single class.

ARTICLE VI

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

(a) Definitions. For the purpose of this ARTICLE VI only, the following terms shall have the meanings as described herein:

(i) Affiliate. “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) Associate. “Associate,” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Shares (as defined below); (2) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii) Business Combination. “Business Combination,” when used in reference to the Corporation and any Interested Shareholder (as defined below) of the Corporation, means:

(A) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (1) the Interested Shareholder or any of its Affiliates; or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation;

(C) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares of the Corporation, or any share of such subsidiary, to the Interested Shareholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (2) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (4) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (5) any issuance or transfer of shares by the Corporation; provided, however, that in no case under items (3)-(5) of this subparagraph (C), shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares of the Corporation;

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(D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares of the Corporation, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(E) any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (A)-(D) of this subsection(a)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv) Control. “Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding Voting Shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v) Interested Shareholder. “Interested Shareholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation), that (1) is the owner of 15% or more of the outstanding Voting Shares of the Corporation; or (2) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding Voting Shares of the Corporation at any time within the three (3)-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; or (3) the affiliates and associates of any person listed in clauses (1) and (2) above; provided, however, that the term “Interested Shareholder” shall not include any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided, that such Person shall be an Interested Shareholder if thereafter such Person acquires additional Voting Shares of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such person. For the purpose of determining whether a Person is an Interested Shareholder, the Voting Shares of the Corporation deemed to be outstanding shall include Voting Shares deemed to be owned by the Person through application of subsection (a)(viii) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi) Owner. “Owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(A) beneficially owns such shares, directly or indirectly;

(B) has (1) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of

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shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares is accepted for purchase or exchange; or (2) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subparagraph (B) of this paragraph (vi)), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

(vii) Person. “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(viii)Voting Shares. “Voting Shares” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(b) The Corporation shall not engage in any Business Combination with any Interested Shareholder for a period of three (3) years following the date of the transaction in which the person became an Interested Shareholder, unless:

(i) prior to such date, the Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

(ii) upon consummation of the transaction that resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Voting Shares of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and officers; and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Shares that are not owned by the Interested Shareholder.

(c) The restrictions contained in this Article VI shall not apply if:

(i) a shareholder becomes an Interested Shareholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder and (2) would not, at any time within the three (3)-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(ii) the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction, which (A) constitutes one of the transactions described in the following sentence; (B) is with or by a person who either was not an Interested Shareholder during the previous three (3) years or who became an Interested Shareholder with the approval of the Board of Directors and (C) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one (1)) who were directors prior to any person

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becoming an Interested Shareholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(A) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

(B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation; or

(C) a proposed tender or exchange offer for 50% or more of the outstanding Voting Shares of the Corporation.

The Corporation shall give not less than twenty (20) days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (A) or (B) of the second sentence of this Article VI(c)(ii).

ARTICLE VII

LIMITATION ON DIRECTOR LIABILITY AND INDEMNIFICATION

Section 7.1 Limitation of Director Liability. To the fullest extent permitted by the BCA as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

Section 7.2 Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including in an action by or in the right of the Corporation, by reason of the fact he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation, a director or officer of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless a final and unappealable determination by a court of competent jurisdiction has been made that he did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The purpose of this provision is to fully indemnify the Indemnitee to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Section 7.3 Expenses Payable in Advance. The right to be indemnified shall include, without limitation, the right of an Indemnitee to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified hereunder.

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The purpose of this provision is to advance funds to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Section 7.4 Expenses of Enforcement. An Indemnitee shall also be paid reasonable costs, expenses and attorneys’ fees (including expenses) in connection with the enforcement of rights to the indemnification granted hereunder.

Section 7.5 Non-exclusivity of Rights. The rights of indemnification shall not be exclusive of any other rights to which an Indemnitee may be entitled and shall not be limited by the provisions of Section 60 of the BCA or any successor statute.

Section 7.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director of officer of the Corporation or serving in such capacity in another corporation at the request of the Corporation against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Amended and Restated Articles of Incorporation.

Section 7.7 Other Action. The Board of Directors may take such action as it deems necessary or desirable to carry out the provisions set forth in this ARTICLE VII, including adopting procedures for determining and enforcing the rights guaranteed hereunder, and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law.

Section 7.8 Amendment or Repeal of ARTICLE VII. Neither the amendment or repeal of this ARTICLE VII, nor the adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce any right to indemnification afforded by this ARTICLE VII to any person with respect to their status or any activities in their official capacities prior to such amendment, repeal or adoption.

Section 7.9 Amendment of BCA. If the BCA is amended after the date of the filing of these Amended and Restated Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the BCA, as so amended from time to time. No repeal or modification of this Section 7.9 by the shareholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Section 7.9 at the time of such repeal or modification.

ARTICLE VIII

AMENDMENTS

Except as otherwise provided by law, any provision herein requiring a vote of shareholders may only be amended by such a vote. Further, except as otherwise provided by law, Articles V, VI, VII and VIII may only be amended by affirmative vote of the holders of at least a majority of the outstanding Class A Common Shares, Class B Common Shares and Class C Common Shares, voting as a single class.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Adoption. These Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 93 of the BCA.

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Section 9.2 Authorization. These Amended and Restated Articles of Incorporation were authorized by action of the shareholder of the Corporation.

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IN WITNESS WHEREOF, I have executed these Amended and Restated Articles of Incorporation on this      day of             , 2008.

GSL HOLDINGS, INC.

By:
Name:
Title:

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EXHIBIT D

CMA REPRESENTATION LETTER

Exhibit D

[CMA Letterhead]

                    , 2008

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, New York 10022

Re: The acquisition of the Company by the Merger Subsidiary

Ladies and Gentlemen:

In connection with the opinions to be delivered pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 21, 2008, by and among Marathon Acquisition Corp. (“MAQ”), GSL Holdings, Inc. (the “Merger Subsidiary”), Global Ship Lease, Inc. (the “Company”), and CMA CGM S.A. (“CMA”), the undersigned certifies and represents on behalf of CMA and as to CMA, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

1. The facts relating to the contemplated merger of MAQ into the Merger Subsidiary followed by the merger of the Company into the Merger Subsidiary pursuant to the Merger Agreement, as described in the Merger Agreement and the proxy statement dated                      of the Merger Subsidiary (“Proxy Statement”), and the documents described in the Merger Agreement and Proxy Statement are, insofar as such facts pertain to CMA, true correct and complete in all material respects. The facts relating to the purchase of certain assets by the Company from CMA CGM S.A., Delmas S.A.S., SNC Pacific I, and SNC Pacific II pursuant to the Second Amended and Restated Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of                     , 2008, as described in the Asset Purchase Agreement, and the documents described in the Asset Purchase Agreement are, insofar as such facts pertain to CMA, true correct and complete in all material respects. The terms of the Merger Agreement and the Asset Purchase Agreement were determined by arm’s length negotiations between the managements of MAQ and CMA. The merger of MAQ into the Merger Subsidiary, the merger of the Company into the Merger Subsidiary, and the transactions contemplated by the Asset Purchase Agreement are intended to be part of a plan or series of related transactions.

2. CMA has no plan or intent to sell the shares of the Merger Subsidiary received by CMA in the Mergers to the historic shareholders of MAQ.

We understand that Akin Gump Strauss Hauer & Feld LLP will rely, without further inquiry, on this representation letter in rendering its opinion as to certain United States federal income tax consequences of the Mergers. We will promptly and timely inform them if, after signing this representation letter, we have reason to believe that any of the facts described herein or any of the representations made in this representation letter are or have become untrue, incorrect, or incomplete in any respect.

Very truly yours,

CMA CGM S.A.

By:
Title: